SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive proxy statement.

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TORNIER N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 14, 2015

Dear Shareholders:

On behalf of our board of directors, I cordially invite you to attend the 2015 Annual General Meeting of Shareholders of Tornier N.V. to be held on Thursday, June 18, 2015, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Please note that in addition to holding our annual general meeting of shareholders on Thursday, June 18, 2015 at our principal executive office, we also are holding an extraordinary general meeting of shareholders in connection with our proposed merger with Wright Medical Group, Inc. later that day at 9:30 a.m. (Central European Time). Since the record date for both the annual general meeting and extraordinary general meeting is the same, you should have received separate proxy materials in connection with the extraordinary general meeting. We refer you to those materials for information regarding the extraordinary general meeting, our proposed merger with Wright and the agenda items and the various matters on which our shareholders will vote at the extraordinary general meeting. The accompanying proxy materials address only our annual general meeting and the agenda items and the various matters on which our shareholders will vote at the annual general meeting.

Information about our annual general meeting, the agenda items and the various matters on which our shareholders will vote is included in the notice of meeting and proxy statement that follow.

It is important that your shares be represented at the annual general meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Regardless of whether you plan to attend the annual general meeting, I encourage you to exercise your right to vote by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on June 16, 2015. If you attend the annual general meeting and prefer to vote in person, you may withdraw your proxy at that time.

Our annual report on Form 10-K for the fiscal year ended December 28, 2014 and related Dutch statutory annual accounts, as prepared in accordance with Dutch law, are being provided to you together with these proxy materials for your review.

Sincerely,

/s/ Sean D. Carney
Sean D. Carney Chairman

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2015

TO THE SHAREHOLDERS OF TORNIER N.V.:

Notice is hereby given that the Annual General Meeting of Shareholders of Tornier N.V. will be held on Thursday, June 18, 2015, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

The agenda for the Annual General Meeting is as follows:

1.	Opening.

2.	Report of our board of directors on the fiscal year ended December 28, 2014 (for discussion only).

3.	Appointment of two non-executive directors and notification to the shareholders of the contemplated appointment of Sean D. Carney and Richard B. Emmitt as non-executive directors to serve until the earlier of: (a) the 2018 annual general meeting of shareholders; (b) the completion of our proposed merger with Wright Medical Group, Inc. and the appointment of directors in connection therewith; or (c) until their earlier death, resignation or removal (voting proposal no. 1).

4.	Directors’ remuneration for the fiscal year ended December 28, 2014 (for discussion only).

5.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (voting proposal no. 2).

6.	Appointment of E&Y Accountants LLP as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (voting proposal no. 3).

7.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (voting proposal no. 4).

8.	Appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (voting proposal no. 5).

9.	Adoption of our Dutch statutory annual accounts for the fiscal year ended December 28, 2014 (voting proposal no. 6).

10.	Release of the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended December 28, 2014 (voting proposal no. 7).

11.	Extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 18, 2016 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (voting proposal no. 8).

12.	Renewal of the authorization of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to our maximum authorized share capital at the time of the issue until June 18, 2020 (voting proposal no. 9).

13.	Renewal of the authorization of our board of directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in agenda item 12 above until June 18, 2020 (voting proposal no. 10).

14.	Approval of the Tornier N.V. Amended and Restated 2010 Incentive Plan (voting proposal no. 11).

15.	Closing.

Many of the agenda matters are presented to the general meeting of our shareholders as a result of our company being organized under the laws of the Netherlands. Several matters that are within the authority of the board of directors under most U.S. state corporate laws require shareholder approval under Dutch law. Additionally, Dutch governance provisions require certain discussion topics for annual general meetings of shareholders that are not voted on.

Our board of directors has determined that all holders of record of our ordinary shares as of the close of business on Thursday, May 21, 2015, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, are entitled to notice of and to attend and vote at the Annual General Meeting. If you wish to attend the Annual General Meeting, however, you must notify our board of directors of your intention to do so no later than June 12, 2015, by submitting your name and number of ordinary shares beneficially owned to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own ordinary shares through a broker, such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 12, 2015 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 12, 2015. Access to the Annual General Meeting is permitted only after verification of personal identification.

It is important that your shares be represented at the Annual General Meeting, regardless of the number of shares you hold and whether or not you plan to attend the Annual General Meeting in person. Regardless of whether you plan to attend the Annual General Meeting, I encourage you to exercise your right to vote by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on June 16, 2015. If you attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

With respect to the appointment of two non-executive directors in voting proposal no. 1, our board of directors recommends a vote FOR the appointment of each of Sean D. Carney and Richard B. Emmitt as non-executive directors. With respect to the other voting proposals, our board of directors recommends a vote FOR each of the other voting proposals being presented to our shareholders at the Annual General Meeting.

This notice of the Annual General Meeting and proxy statement and proxy card are being sent to holders of our ordinary shares on or about May 14, 2015.

* * * * *

By Order of the Board of Directors,

/s/ Kevin M. Klemz
Kevin M. Klemz Senior Vice President, Chief Legal Officer and Secretary

Page
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS	1
NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING	2
VOTING PROPOSAL NO. 1—APPOINTMENT OF DIRECTORS	7
VOTING PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IF MERGER IS NOT COMPLETED DURING THE FISCAL YEAR 2015	10
VOTING PROPOSAL NO. 3—APPOINMENT OF E&Y ACCOUNTANTS LLP AS AUDITOR FOR DUTCH STATUTORY ANNUAL ACCOUNTS IF MERGER IS NOT COMPLETED DURING THE FISCAL YEAR 2015	13
VOTING PROPOSAL NO. 4—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IF MERGER IS COMPLETED DURING THE FISCAL YEAR 2015	15
VOTING PROPOSAL NO. 5—APPOINMENT OF KPMG N.V. AS AUDITOR FOR DUTCH STATUTORY ANNUAL ACCOUNTS IF MERGER IS COMPLETED DURING THE FISCAL YEAR 2015	17
VOTING PROPOSAL NO. 6—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS	19
VOTING PROPOSAL NO. 7—RELEASE OF CERTAIN LIABILITIES	20
VOTING PROPOSAL NO. 8—EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL DECEMBER 18, 2016	21
VOTING PROPOSAL NO. 9—RENEWAL OF AUTHORIZATION TO ISSUE ORDINARY SHARES UNTIL JUNE 18, 2020	22
VOTING PROPOSAL NO. 10—RENEWAL OF AUTHORIZATION TO EXCLUDE OR RESTRICT SHAREHOLDERS’ PRE-EMPTIVE RIGHTS UNTIL JUNE 18, 2020	23
VOTING PROPOSAL NO. 11—APPROVAL OF THE TORNIER N.V. AMENDED AND RESTATED 2010 INCENTIVE PLAN	24
CORPORATE GOVERNANCE	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	53
STOCK OWNERSHIP	56
DIRECTOR COMPENSATION	59
EXECUTIVE COMPENSATION	64
MISCELLANEOUS	93

References to “Tornier,” “company,” “we,” “our” or “us” in this proxy statement refer to Tornier N.V. and its subsidiaries prior to the merger and refer to Tornier and its consolidated subsidiaries, including Wright and its subsidiaries, after the merger, unless the context otherwise requires.

References to “Wright” in this proxy statement refer to Wright Medical Group, Inc. References to “Merger Sub” refer to Trooper Merger Sub Inc., a newly formed, indirect, wholly-owned subsidiary of Tornier, and a direct, wholly owned subsidiary of Trooper Holdings Inc. References to “Holdco” refer to Trooper Holdings Inc., a newly formed, direct, wholly-owned subsidiary of Tornier, and parent of Trooper Merger Sub Inc.

References to the “merger agreement” refer to that certain agreement and plan of merger, dated as of October 27, 2014, among Wright, Tornier, Merger Sub and Holdco. References to the “merger” refer to the merger of Merger Sub with and into Wright, with Wright surviving as the surviving entity and as an indirect, wholly-owned subsidiary of Tornier as contemplated under the merger agreement. References to the “combined company” or “Wright Medical Group N.V.” refer to Tornier and its consolidated subsidiaries, including Wright and its subsidiaries, after the merger.

References to the term “ordinary shares” or “shares” in this proxy statement refer to our ordinary shares, par value €0.03 per share.

Our fiscal year-end always falls on the Sunday nearest to December 31. References in this proxy statement to a particular year refer to the applicable fiscal year, unless we indicate otherwise. Accordingly, references to the term “2014” or the “year ended December 26, 2014” mean the fiscal year ended December 28, 2014, unless we indicate otherwise.

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

(+ 31) 20 675 4002

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 18, 2015

The board of directors of Tornier N.V. is soliciting your proxy for use at the 2015 Annual General Meeting of Shareholders to be held on Thursday, June 18, 2015, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

The annual general meeting of shareholders to which this proxy statement relates constitutes the annual general meeting of shareholders for purposes of and will satisfy applicable laws, rules and regulations of the United States, the NASDAQ Stock Market and the Netherlands. As used herein, the term “Annual General Meeting” means the 2015 Annual General Meeting of Shareholders to be held on June 18, 2015.

This proxy statement, proxy card and other materials, including our annual report on Form 10-K and our Dutch statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended December 28, 2014 are being sent to shareholders on or about May 14, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on June 18, 2015. This proxy statement, our annual report on Form 10-K and Dutch statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended December 28, 2014 are available at www.proxyvote.com/Tornier. In addition, such documents also are available at our offices at the address set forth above and on our website at www.tornier.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on February 24, 2015, in Part I, Item 1A, “Risk Factors,” which is being provided to you together with this proxy statement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described in our annual report on Form 10-K, including in Part I, Item 1A, “Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our annual report on Form 10-K are not exclusive and further information concerning our company and our businesses, including factors that potentially could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that we file with or furnish to the SEC.

GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

When and Where is the Annual General Meeting?

The Annual General Meeting will be held on Thursday, June 18, 2015, at 9:00 a.m. (Central European Time), at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

What is the Purpose of the Annual General Meeting?

The purpose of the Annual General Meeting is to give our shareholders an opportunity to consider and act upon the matters set forth in the Notice of Annual General Meeting of Shareholders.

How Do I Attend the Annual General Meeting?

If you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 12, 2015, by submitting your name and number of ordinary shares beneficially owned to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 12, 2015 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 12, 2015. Access to the Annual General Meeting is permitted only after verification of personal identification.

Who Can Vote?

Only shareholders of record of our ordinary shares at the close of business on May 21, 2015, or the record date, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, will be entitled to vote at the Annual General Meeting. As of May 7, 2015, the number of outstanding ordinary shares entitled to vote on each voting proposal at the Annual General Meeting was 48,996,404.

How Many Votes Do I Have?

Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Annual General Meeting.

Is My Vote Important?

Yes. Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions in response to the next question below, vote your shares and submit your proxy as soon as possible to ensure that you shares are represented and voted at the Annual General Meeting.

How Do I Vote?

If you are the registered holder of ordinary shares, you are the record holder of those shares, and you can vote at the Annual General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual General Meeting. You can always attend the Annual General Meeting and revoke your proxy by voting in person.

If you are a shareholder of record and are voting by proxy by mail, Internet or telephone, your vote must be received by 11:59 p.m. (Eastern Time) on June 16, 2015 to be counted.

There are three ways to vote by proxy:

•	By Internet—You can vote by Internet by going to the website www.proxyvote.com and following the instructions for Internet voting shown on your proxy card.

•	By Telephone—You can vote by telephone by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

•	By Mail—You can vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (i) each of our two non-executive director nominees in voting proposal no. 1 and (ii) each of the other voting proposals in this proxy statement.

If you vote by proxy without indicating your instructions, your shares will be voted:

•	FOR the appointment of Sean D. Carney and Richard B. Emmitt as non-executive directors, as recommended by our board of directors, in voting proposal no. 1; and

•	FOR each of the other voting proposals in this proxy statement, as recommended by our board of directors.

How Do I Vote if My Shares Are Held in Street Name?

If you own ordinary shares through a broker, bank or other nominee, such shares often are referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For shares held in street name, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified on your broker’s voting instruction form. Shortly before the Annual General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual General Meeting, as well as notify our board of directors of your intention to do so no later than June 12, 2015 and provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 12, 2015.

Can I Change My Vote or Revoke My Proxy?

Yes. You may change your vote or revoke a proxy at any time prior to its exercise at the Annual General Meeting by:

•	giving to our Senior Vice President, Chief Legal Officer and Secretary a written notice of revocation of the proxy’s authority;

•	submitting a duly executed proxy card bearing a later date;

•	voting again by Internet, telephone or mail at a later time before the closing of these voting facilities at 11:59 p.m. (Eastern Time) on June 16, 2015; or

•	attending the Annual General Meeting and voting in person.

Your attendance at the meeting alone, without voting at the meeting, will not revoke your proxy.

What Vote is Required to Appoint Directors and Approve Each Voting Proposal?

Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on the board of directors. If the list of candidates contains one candidate for a vacancy to be filled, such candidate shall be appointed, unless the binding nature of the nominations by the board of directors were set aside. The binding nature of the nominations by our board of directors may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than one-half of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require majority of two-thirds of the votes cast, representing more than one-half of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting and entitled to vote on the proposal is required to approve each of the other voting proposals in this proxy statement.

Although there is no general quorum requirement under Dutch law, our articles of association provide that resolutions with respect to the voting proposals in this proxy statement shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding shares are represented. Broker non-votes will not count as shares present at the Annual General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a broker, bank or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How Will Votes Be Counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or cast in person at the Annual General Meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter or the shares are broker non-votes.

Who Will Count the Votes?

All proxies submitted to us will be tabulated by Broadridge Financial Solutions, Inc. All shares voted by shareholders of record present in person at the Annual General Meeting will be tabulated by our Corporate Secretary or his designee.

How Does the Board of Directors Recommend that I Vote on the Voting Proposals?

Our board of directors recommends that you vote:

•	FOR the appointment of Sean D. Carney and Richard B. Emmitt as non-executive directors and to serve until the earlier of: (a) the 2018 annual general meeting of shareholders; (b) the completion of our proposed merger with Wright and the appointment of directors in connection therewith; or (c) until their earlier death, resignation or removal (voting proposal no. 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (voting proposal no. 2);

•	FOR the appointment of E&Y Accountants LLP as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (voting proposal no. 3);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (voting proposal no. 4);

•	FOR the appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (voting proposal no. 5);

•	FOR the adoption of our Dutch statutory annual accounts for the fiscal year ended December 28, 2014 (voting proposal no. 6);

•	FOR the release of the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended December 28, 2014 (voting proposal no. 7);

•	FOR the approval of the extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 18, 2016 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (voting proposal no. 8);

•	FOR the renewal of the authorization of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to our maximum authorized share capital at the time of the issue until June 18, 2020 (voting proposal no. 9);

•	FOR the renewal of the authorization of our board of directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in voting proposal no. 9 above until June 18, 2020 (voting proposal no. 10); and

•	FOR the approval of the Tornier N.V. Amended and Restated 2010 Incentive Plan (voting proposal no. 11).

Will Any Other Business Be Conducted at the Annual General Meeting?

As of the date of this proxy statement, our board of directors does not know of any business that will be presented for consideration at the Annual General Meeting other than the matters described in this proxy statement. If any other business is properly brought before the Annual General Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment if permitted under applicable Dutch, U.S. and other laws, rules and regulations.

VOTING PROPOSAL NO. 1—APPOINTMENT OF DIRECTORS

Board Structure and Number of Directors

We maintain a one-tier board of directors. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that our board of directors shall be comprised of at least one executive director and two non-executive directors. Under Dutch law, our executive director is responsible for the policy and day-to-day management of our company. Our non-executive directors supervise and provide guidance to the executive director.

Our board of directors and shareholders have approved that our board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being appointed at each year’s annual general meeting of shareholders. At each annual general meeting of shareholders, successors to the class of directors whose term expires at such meeting will be appointed to serve for three-year terms or until their respective successors are appointed and qualified.

Our current directors and their respective classes and terms are set forth below.

Term Ending at 2015 Annual General Meeting	Term Ending at 2016 Annual General Meeting	Term Ending at 2017 Annual General Meeting
Sean D. Carney	David H. Mowry	Alain Tornier
Richard B. Emmitt	Kevin C. O’Boyle	Elizabeth H. Weatherman
Richard F. Wallman

Our board of directors has set the number of directors at seven, consisting of one executive director and six non-executive directors. At the Annual General Meeting, our shareholders will be asked to appoint two individuals to fill the two open non-executive director positions. In each case, in light of our pending proposed merger with Wright Medical Group, Inc., these directors would be appointed to serve until the earlier of: (a) the 2018 annual general meeting of shareholders; (b) the completion of our proposed merger with Wright and the appointment of directors in connection therewith; or (c) until their earlier death, resignation or removal.

Our board of directors resolved to make a binding nomination to the general meeting, for the appointment of each of Sean D. Carney and Richard B. Emmitt as non-executive directors to serve until the earlier of: (a) the 2018 annual general meeting of shareholders; (b) the completion of our proposed merger with Wright and the appointment of directors in connection therewith; or (c) until their earlier death, resignation or removal. Information regarding our director nominees, including their biographical information, can be found below under the heading “—Additional Information About Director Nominees.” Information regarding our current directors, including their biographical information, can be found later in this proxy statement under the heading “Corporate Governance—Directors and Executive Officers.”

Board Designation Rights

We and certain of our shareholders, including TMG Holdings Coöperatief U.A. (which is an affiliate of Warburg Pincus LLC and referred to in this proxy statement as “TMG”), KCH Stockholm AB and Alain Tornier, are parties to a securityholders’ agreement, which includes terms relating to the composition of our board of directors. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of May 5, 2015, TMG beneficially owned 21.9% of our outstanding ordinary shares. Sean D. Carney and Elizabeth H. Weatherman are the current designees of TMG under the securityholders’ agreement. In the event any director designated by TMG is unable to serve or is removed or withdraws from our board of directors, we will designate a replacement for such director, at the direction of TMG.

Director Nominees

The directors that are appointed at the Annual General Meeting will serve until the earlier of: (a) the 2018 annual general meeting of shareholders; (b) the completion of our proposed merger with Wright and the appointment of directors in connection therewith; or (c) until their earlier death, resignation or removal.

Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on our board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the board of directors were set aside. The binding nature of nominations by our board of directors may be overridden by a vote of two-thirds of the votes cast at an annual or extraordinary general meeting of our shareholders if such two-thirds vote constitutes more than one-half of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require a majority of two-thirds of the votes cast, representing more than one-half of our issued share capital. At an annual or extraordinary general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

In accordance with the recommendation of the nominating, corporate governance and compliance committee of our board of directors, our board of directors has adopted unanimously resolutions to make the following binding nominations:

1.	For the first open non-executive director position, our board of directors has nominated Sean D. Carney to serve as a non-executive director for a term ending on the earlier of: (a) the 2018 annual general meeting of shareholders; (b) the completion of our proposed merger with Wright and the appointment of directors in connection therewith; or (c) until their earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Carney for this position.

2.	For the second open non-executive director position, our board of directors has nominated Richard B. Emmitt to serve as a non-executive director for a term ending on the earlier of: (a) the 2018 annual general meeting of shareholders; (b) the completion of our proposed merger with Wright and the appointment of directors in connection therewith; or (c) until their earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Emmitt for this position.

Each of the proposed appointments of a non-executive director is considered a separate voting item under Dutch law.

The persons named as proxies in the proxy card sent to shareholders will vote the proxies received by them for the appointment of Mr. Carney and Mr. Emmitt as non-executive directors, unless otherwise directed. Each of Mr. Carney and Mr. Emmitt currently serve as members of our board of directors.

If prior to the Annual General Meeting, our board of directors should learn that either nominee for director will be unable to serve for any reason, the proxies may be voted for the appointment of just the nominee who will be able to serve. The board of directors has no reason to believe that either of the director nominees will be unable to serve.

Additional Information About Director Nominees

Information concerning the two nominees for the two open non-executive director positions on our board of directors is set forth below.

Sean D. Carney, age 46, is one of our non-executive directors and has served as a director since July 2006. Mr. Carney serves as our Chairman, a position he has held since May 2010. Mr. Carney was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our ordinary shares.

For more information regarding the securityholders’ agreement, please refer to the discussion under the heading “—Board Designation Rights.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC and has served as a Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, a principal shareholder that owns approximately 21.9% of our outstanding ordinary shares as of May 5, 2015. He is also a member of the board of directors of MBIA Inc. and several private companies. During the past five years, Mr. Carney previously served on the board of directors of DexCom, Inc., a publicly held medical device company, Arch Capital Group Ltd., a publicly held company, and several privately held companies. Mr. Carney received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Harvard College. Mr. Carney’s substantial experience as an investor and director in medical device companies and his experience evaluating financial results have led our board of directors to the conclusion that he should serve as a director, our Chairman and Chair and a member of several of our board committees at this time in light of our business and structure.

Richard B. Emmitt, age 70, is one of our non-executive directors and has served as a director since July 2006. Mr. Emmitt was initially appointed as one of three directors in connection with the securityholders’ agreement that we entered into with certain holders of our ordinary shares. For more information regarding the securityholders’ agreement, please refer to the discussion under the heading “—Board Designation Rights.” Mr. Emmitt served as a General Partner of The Vertical Group L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries, from its inception in 1989 through December 2007. Commencing in January 2008, Mr. Emmitt has been a Member and Manager of The Vertical Group G.P., LLC, which controls The Vertical Group L.P. Mr. Emmitt currently serves on the board of directors of several privately held companies. During the past five years, Mr. Emmitt previously served on the board of directors of ev3 Inc. and American Medical Systems Holdings, Inc., both publicly held companies, and several privately held companies. In addition, prior to such five-year period, Mr. Emmitt served on the boards of directors of several publicly held companies, primarily in the medical device industry. Mr. Emmitt holds a Master of Business Administration from the Rutgers School of Business and a Bachelor of Arts from Bucknell University. Mr. Emmitt’s substantial experience as an investor and board member of numerous medical device companies ranging from development stage private companies to public companies with substantial revenues has led our board of directors to the conclusion that he should serve as a director and a member of our audit committee and strategic transactions committee at this time in light of our business and structure.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the appointment of Sean D. Carney and Richard B. Emmitt as non-executive directors, in each case, to serve until the earlier of: (a) the 2018 annual general meeting of shareholders; (b) the completion of our proposed merger with Wright and the appointment of directors in connection therewith; or (c) until their earlier death, resignation or removal.

VOTING PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IF MERGER IS NOT COMPLETED

DURING THE FISCAL YEAR 2015

Anticipated Change in Independent Registered Public Accounting Firm

Our proposed merger with Wright will be accounted for as a “reverse acquisition” pursuant to which Wright will be considered the acquiring entity for accounting purposes in accordance with U.S. generally accepted accounting principles. As such, in connection with the merger, Wright will allocate the total purchase consideration to Tornier’s tangible and identifiable intangible assets and liabilities based on their relative fair values at the date of completion of the merger. Wright’s historical results of operations will replace Tornier’s historical results of operations for all periods prior to the merger. After completion of the merger, the results of operations of both companies will be included in the combined company’s financial statements.

KPMG LLP is Wright’s independent registered public accounting firm and has served as Wright’s independent registered public accounting firm since 2002. Assuming our proposed merger with Wright is completed, it is anticipated that the audit committee of the combined company will engage KPMG LLP as our new independent registered public accounting firm, after dismissing Ernst & Young LLP. If the merger is completed during the fiscal year 2015, then it is anticipated that the audit committee of the combined company will engage KPMG LLP as our new independent registered public accounting firm for fiscal 2015. If the merger is not completed during the fiscal year 2015, then it is anticipated that the audit committee of Tornier or the combined company will engage Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015, but the audit committee of the combined company will switch to KPMG LLP as our new independent registered public accounting firm for fiscal 2016.

Accordingly, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (this voting proposal no. 2). Similarly, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 4).

In addition, we are asking our shareholders to appoint E&Y Accountants LLP to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 3). Similarly, we are asking our shareholders to appoint KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 5).

The reports of Ernst & Young LLP on our financial statements for the fiscal years ended December 28, 2014 and December 29, 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 28, 2014 and December 29, 2013, and during the subsequent interim periods through the date of this proxy statement, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the instructions to Item 304) between us and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement(s) in connection with its report. In addition, during the fiscal years ended December 28, 2014 and December 29, 2013, and during the subsequent interim period through the date of this proxy statement, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 28, 2014 and December 29, 2013 and during the subsequent interim periods through the date of this proxy statement, neither us nor anyone on our behalf consulted with KPMG LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the instructions to Item 304) or a reportable event (as defined in Item 304(a)(1)(v) of SEC Regulation S-K).

Appointment of Ernst & Young LLP

Accordingly, the audit committee of our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015. The audit committee of our board of directors has directed that management submit the appointment of Ernst & Young LLP for ratification by our shareholders at the Annual General Meeting. A voting proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015, will be presented at the Annual General Meeting.

Although ratification is not required by law or otherwise, our board of directors is submitting this proposal as a matter of good corporate practice. If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will reconsider its appointment of Ernst & Young LLP. Even if this proposal is approved by our shareholders at the Annual General Meeting, the audit committee may appoint a different independent registered public accounting firm at any time during the year if it determines that this would be in the best interests of our company and our shareholders.

Ernst & Young LLP has served as our independent registered public accounting firm since prior to our initial public offering in February 2011.

Representatives of Ernst & Young LLP are not expected to be present in person at the Annual General Meeting. However, representatives of Ernst & Young LLP will be available by telephone at the Annual General Meeting to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Audit, Audit-Related, Tax and Other Fees

The following table shows the fees that we paid or accrued for audit and other services provided by Ernst & Young LLP for 2014 and 2013:

Fees	2014	2013
Audit fees	$1,454,015	$1,454,920
Audit-related fees	473,064	—
Tax fees	—	—
All other fees	1,995	1,995

Total	$1,929,074	$1,456,915

In the above table, “audit fees” are fees for professional services for the audit of our consolidated financial statements included in this annual report on Form 10-K, and the review of our consolidated financial statements included in quarterly reports on Form 10-Q and registration statements and for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit related fees” are fees for assurance and related services and include fees for services performed related to due diligence on acquisitions.; “tax fees” are fees for tax compliance, tax advice on acquisitions, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent registered public accounting firm prior to commencement of services. Our audit committee chairman has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements with our management. The audit committee also has discussed with our independent registered public accounting firm the overall scope and plans for their audits of our company. Furthermore, the audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board ‘s Auditing Standard AU Section 380 (Communication with Audit Committees). This review included a discussion of the quality of our accounting principles, the selection of and modification to significant accounting policies, the reasonableness of estimates, and the disclosures in our financial statements and notes thereto. In addition, the audit committee has received written disclosures and a letter from our independent registered public accounting firm delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with them matters pertaining to their independence. The audit committee also considered whether the additional services unrelated to audit services performed by Ernst & Young LLP during the fiscal year ended December 28, 2014 were compatible with maintaining their independence in performing their audit services. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based upon the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 28, 2014 for filing with the SEC.

Audit Committee

Richard F. Wallman, Chairman

Richard B. Emmitt

Kevin C. O’Boyle

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015.

VOTING PROPOSAL NO. 3—APPOINMENT OF E&Y ACCOUNTANTS LLP AS AUDITOR FOR

DUTCH STATUTORY ANNUAL ACCOUNTS IF MERGER IS NOT COMPLETED DURING THE

FISCAL YEAR 2015

Anticipated Change in Independent Registered Public Accounting Firm

Our proposed merger with Wright will be accounted for as a “reverse acquisition” pursuant to which Wright will be considered the acquiring entity for accounting purposes in accordance with U.S. generally accepted accounting principles. As such, in connection with the merger, Wright will allocate the total purchase consideration to Tornier’s tangible and identifiable intangible assets and liabilities based on their relative fair values at the date of completion of the merger. Wright’s historical results of operations will replace Tornier’s historical results of operations for all periods prior to the merger. After completion of the merger, the results of operations of both companies will be included in the combined company’s financial statements.

KPMG LLP is Wright’s independent registered public accounting firm and has served as Wright’s independent registered public accounting firm since 2002. Assuming our proposed merger with Wright is completed, it is anticipated that the audit committee of the combined company will engage KPMG LLP as our new independent registered public accounting firm, after dismissing Ernst & Young LLP. If the merger is completed during the fiscal year 2015, then it is anticipated that the audit committee of the combined company will engage KPMG LLP as our new independent registered public accounting firm for fiscal 2015. If the merger is not completed during the fiscal year 2015, then it is anticipated that the audit committee of Tornier or the combined company will engage Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015, but the audit committee of the combined company will switch to KPMG LLP as our new independent registered public accounting firm for fiscal 2016.

Accordingly, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 2). Similarly, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (this voting proposal no. 5).

In addition, we are asking our shareholders to appoint E&Y Accountants LLP to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 3). Similarly, we are asking our shareholders to appoint KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 5).

Appointment of E&Y Accountants LLP

Pursuant to Dutch law, the general meeting is authorized to appoint an auditor to audit our Dutch statutory annual accounts. Further to the recommendation of the audit committee of our board of directors, our board of directors proposes to the general meeting to appoint E&Y Accountants LLP to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015.

E&Y Accountants LLP has served as the auditor of our Dutch statutory annual accounts prepared in accordance with Dutch law since our initial public offering in February 2011.

Representatives of E&Y Accountants LLP are not expected to be present in person at the Annual General Meeting. However, representatives of E&Y Accountants LLP will be available by telephone at the Annual General Meeting to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

If this voting proposal is not adopted by our shareholders at the Annual General Meeting, an alternative auditor will be appointed by our audit committee, on behalf of the board of directors, to audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the appointment of E&Y Accountants LLP to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015.

VOTING PROPOSAL NO. 4—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IF MERGER IS COMPLETED DURING THE

FISCAL YEAR 2015

Anticipated Change in Independent Registered Public Accounting Firm

Our proposed merger with Wright will be accounted for as a “reverse acquisition” pursuant to which Wright will be considered the acquiring entity for accounting purposes in accordance with U.S. generally accepted accounting principles. As such, in connection with the merger, Wright will allocate the total purchase consideration to Tornier’s tangible and identifiable intangible assets and liabilities based on their relative fair values at the date of completion of the merger. Wright’s historical results of operations will replace Tornier’s historical results of operations for all periods prior to the merger. After completion of the merger, the results of operations of both companies will be included in the combined company’s financial statements.

KPMG LLP is Wright’s independent registered public accounting firm and has served as Wright’s independent registered public accounting firm since 2002. Assuming our proposed merger with Wright is completed, it is anticipated that the audit committee of the combined company will engage KPMG LLP as our new independent registered public accounting firm, after dismissing Ernst & Young LLP. If the merger is completed during the fiscal year 2015, then it is anticipated that the audit committee of the combined company will engage KPMG LLP as our new independent registered public accounting firm for fiscal 2015. If the merger is not completed during the fiscal year 2015, then it is anticipated that the audit committee of Tornier or the combined company will engage Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015, but the audit committee of the combined company will switch to KPMG LLP as our new independent registered public accounting firm for fiscal 2016.

Accordingly, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 2). Similarly, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (this voting proposal no. 4).

In addition, we are asking our shareholders to appoint E&Y Accountants LLP to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 3). Similarly, we are asking our shareholders to appoint KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 5).

Appointment of KPMG LLP

Accordingly, the audit committee of our board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015. The audit committee of our board of directors has advised that management submit the appointment of KPMG LLP for ratification by our shareholders at the Annual General Meeting. A voting proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015, will be presented at the Annual General Meeting.

Although ratification is not required by law or otherwise, our board of directors is submitting this proposal as a matter of good corporate practice. If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will reconsider its appointment of KPMG LLP. Even if this proposal is approved by our shareholders at the Annual General Meeting, the audit committee may appoint a different independent registered public accounting firm at any time during the year if it determines that this would be in the best interests of our company and our shareholders.

Representatives of KPMG LLP are not expected to be present in person at the Annual General Meeting. However, representatives of KPMG LLP will be available by telephone at the Annual General Meeting to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Audit, Audit-Related, Tax and Other Fees

Tornier paid or accrued no fees for audit and other services provided by KPMG LLP for 2014 and 2013.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015.

VOTING PROPOSAL NO. 5—APPOINMENT OF KPMG N.V. AS AUDITOR FOR DUTCH STATUTORY

ANNUAL ACCOUNTS IF MERGER IS COMPLETED DURING THE FISCAL YEAR 2015

Anticipated Change in Independent Registered Public Accounting Firm

Our proposed merger with Wright will be accounted for as a “reverse acquisition” pursuant to which Wright will be considered the acquiring entity for accounting purposes in accordance with U.S. generally accepted accounting principles. As such, in connection with the merger, Wright will allocate the total purchase consideration to Tornier’s tangible and identifiable intangible assets and liabilities based on their relative fair values at the date of completion of the merger. Wright’s historical results of operations will replace Tornier’s historical results of operations for all periods prior to the merger. After completion of the merger, the results of operations of both companies will be included in the combined company’s financial statements.

KPMG LLP is Wright’s independent registered public accounting firm and has served as Wright’s independent registered public accounting firm since 2002. Assuming our proposed merger with Wright is completed, it is anticipated that the audit committee of the combined company will engage KPMG LLP as our new independent registered public accounting firm, after dismissing Ernst & Young LLP. If the merger is completed during the fiscal year 2015, then it is anticipated that the audit committee of the combined company will engage KPMG LLP as our new independent registered public accounting firm for fiscal 2015. If the merger is not completed during the fiscal year 2015, then it is anticipated that the audit committee of Tornier or the combined company will engage Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015, but the audit committee of the combined company will switch to KPMG LLP as our new independent registered public accounting firm for fiscal 2016.

Accordingly, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 2). Similarly, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 4).

In addition, we are asking our shareholders to appoint E&Y Accountants LLP to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015 (see voting proposal no. 3). Similarly, we are asking our shareholders to appoint KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015 (this voting proposal no. 5).

Appointment of KPMG N.V.

Pursuant to Dutch law, the general meeting is authorized to appoint an auditor to audit our Dutch statutory accounts. Further to the recommendation of the audit committee of our board of directors, the board of directors proposes to the general meeting to appoint KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed the fiscal year 2015.

Representatives of KPMG N.V. are not expected to be present in person at the Annual General Meeting. However, representatives of KPMG N.V. will be available by telephone at the Annual General Meeting to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

If this voting proposal is not adopted by our shareholders at the Annual General Meeting, an alternative auditor will be appointed by our audit committee, on behalf of our board of directors, to audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the appointment of KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015.

VOTING PROPOSAL NO. 6—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to adopt our Dutch statutory annual accounts for the fiscal year ended December 28, 2014, which are comprised of our balance sheet, the profits and loss account with explanatory notes thereto prepared in accordance with Dutch generally accepted accounting principles.

As a public limited liability company incorporated under the laws of the Netherlands, we are required by both Dutch law and our articles of association to prepare the Dutch statutory annual accounts and submit them to our shareholders for confirmation and adoption. Our Dutch statutory annual accounts are prepared in accordance with accounting principles generally accepted in the Netherlands and Dutch law. Our Dutch statutory annual accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for the year ended December 28, 2014 that were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and filed with the SEC. The Dutch statutory annual accounts contain some disclosures that are not required under U.S. GAAP and not contained in our annual report on Form 10-K.

A copy of our Dutch statutory annual accounts is being provided to you together with these proxy materials and also is available on our website at www.tornier.com or may be obtained by contacting Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Due to the international nature of our business and pursuant to a prior shareholder authorization, the annual accounts and annual report have been prepared in the English language.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the adoption of our Dutch statutory annual accounts for the fiscal year ended December 28, 2014.

VOTING PROPOSAL NO. 7—RELEASE OF CERTAIN LIABILITIES

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to release the members of our board of directors in office during the fiscal year ended December 28, 2014 from liability with respect to the exercise of their management and other duties during our fiscal year ended December 28, 2014.

If our shareholders approve this release of liability, then members of our board of directors will not be liable to our company for actions that such directors took on behalf of our company in the exercise of their duties during the fiscal year ended December 28, 2014. However, this release does not apply to matters that were not previously disclosed to our shareholders. This release also is subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the release of the members of our board of directors in office during the fiscal year ended December 28, 2014 from liability with respect to the exercise of their management and other duties during our fiscal year ended December 28, 2014.

VOTING PROPOSAL NO. 8—EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO

REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL DECEMBER 18, 2016

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to resolve on an extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 18, 2016 in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share (or depositary receipt) ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. This authority to repurchase shares is similar to that generally afforded under state law to public companies domiciled in the United States. For purposes of this authorization, “market price” means the average of the closing price on each of the consecutive trading days during a period no shorter than five trading days and no longer than 20 trading days immediately preceding the date of repurchase as reasonably determined by our board of directors. Our prior board of directors share repurchase authorization is scheduled to expire on December 26, 2015.

Under Dutch law and our articles of association, our board of directors may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this voting proposal will allow us to have the flexibility to repurchase our shares without the expense of calling an extraordinary general meeting of shareholders. Such authorization may not continue for more than 18 months, but may be given on a rolling basis.

Although our board of directors has no present intention to commence an open market or other share repurchase program, our board of directors believes that we would benefit by authorizing our board of directors to repurchase our shares if the board of directors believes such repurchases would be in the best interests of our company and shareholders. For example, to the extent our board of directors believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital (including depositary receipts issued for our shares) may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our equity compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased (including depositary receipts issued for our shares), if any, and the timing and manner of any repurchases would be determined by our board of directors, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the shares in our capital which we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries (including depositary receipts issued for our shares), may never exceed 50% of our issued share capital.

In order to provide us with sufficient flexibility, our board of directors proposes that the general meeting of shareholders extend authority to our board of directors for the repurchase of up to 10% of our issued share capital (including depositary receipts issued for our shares) (or, based on the number of shares currently outstanding, approximately 4,899,640 million shares) until December 18, 2016 on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. Such authority would extend for 18 months from the date of the Annual General Meeting until December 18, 2016.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the extension of the authority of our board of directors to repurchase up to 10% of our issued share capital until December 18, 2016.

VOTING PROPOSAL NO. 9—RENEWAL OF AUTHORIZATION TO ISSUE ORDINARY SHARES

UNTIL JUNE 18, 2020

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to renew the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital until June 18, 2020. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Our prior authorization is scheduled to expire on June 26, 2019.

Our current authorized share capital consists of 175 million ordinary shares, each with a nominal value per share of €0.03. In connection with our proposed merger with Wright, we are asking our shareholders to approve an increase in our authorized share capital to 320 million ordinary shares at the extraordinary general meeting to be held on the same date as the Annual General Meeting. Under Dutch law and our articles of association, we are required to seek the approval of our shareholders each time we wish to issue shares of our authorized share capital unless our shareholders have authorized our board of directors to issue shares. This authorization may not continue for more than five years, but may be given on a rolling basis. We currently have authorization from our shareholders to issue ordinary shares, or grant rights to subscribe for ordinary shares, up to a maximum of our authorized share capital. This existing authorization expires on June 26, 2019, and it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis. The approval of this voting proposal will maintain our flexibility to issue our shares without the delay and expense of calling extraordinary general meetings of shareholders.

We currently issue ordinary shares from our authorized share capital to satisfy our obligations to issue shares under our equity compensation plans. Other than ordinary share issuances in connection with our equity compensation plans and other than the ordinary share issuances in connection with our proposed merger with Wright, we do not have any specific plans, proposals or arrangements to issue any of our authorized ordinary shares for any purpose. However, in the ordinary course of our business, we may determine from time to time that the issuance of authorized and unissued shares is in the best interests of our company, including in connection with equity compensation or future acquisitions or financings.

At the Annual General Meeting, we are asking our shareholders to renew the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital, from time to time, until June 18, 2020. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Management believes that retaining the flexibility to issue shares for acquisitions, financings or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our ordinary shares are listed on the NASDAQ Global Select Market, and the issuance of additional shares will remain subject to NASDAQ rules. In particular, NASDAQ requires shareholder approval for the issuance of shares in excess of 20% of the shares outstanding, with several exceptions.

If our shareholders do not renew the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital, then the previous authorization would remain in place, and we would continue to issue our shares and grant rights to purchase or subscribe for our shares pursuant to that authorization until it expires on July 26, 2019.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the renewal of the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital, from time to time, until June 18, 2020.

VOTING PROPOSAL NO. 10—RENEWAL OF AUTHORIZATION TO EXCLUDE OR RESTRICT

SHAREHOLDERS’ PRE-EMPTIVE RIGHTS UNTIL JUNE 18, 2020

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to renew the authority of our board of directors to exclude or restrict pre-emptive rights until June 18, 2020. Pre-emptive rights are uncommon for public companies domiciled in the United States; and therefore, this authority to issue exclude or restrict pre-emptive rights is similar to that generally afforded under state law to public companies domiciled in the United States. Our prior authorization is scheduled to expire on June 26, 2019.

Under Dutch law, holders of our ordinary shares (other than our employees who are issued ordinary shares pursuant to awards granted under our equity compensation plans) would generally have a pro rata pre-emptive right of subscription to any of our ordinary shares issued for cash. A pre-emptive right of subscription is the right of our current shareholders to maintain their percentage ownership of our shares by buying a proportional number of any new shares that we issue. However, Dutch law and our articles of association permit our shareholders to authorize our board of directors to exclude or restrict these pre-emptive rights. This authorization may not continue for more than five years, but may be given on a rolling basis. We currently have authorization from our shareholders to exclude or restrict these pre-emptive rights, which authorization expires on June 26, 2019, and it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis.

At the Annual General Meeting, we are asking our shareholders to renew the authority of our board of directors to exclude or restrict pre-emptive rights until June 18, 2020. We believe that if we are not granted the authority to limit pre-emptive rights, our ability to raise capital through sales of our securities would be significantly affected because shareholders’ exercise of their pre-emptive rights would cause delays in a transaction and may dissuade potential buyers of our securities from entering into a transaction with us. In addition, our ability to effect acquisitions using our ordinary shares as consideration also would be similarly limited if our board of directors did not have the authority to limit pre-emptive rights. Any limits or waivers of pre-emptive rights would apply equally to all holders of our ordinary shares. Furthermore, as long as our ordinary shares remain listed on the NASDAQ Global Select Market, any issuance of ordinary shares will remain subject to NASDAQ rules, including limitations on our ability to issue shares without shareholder approval. See voting proposal no. 9 above for a discussion of the NASDAQ rules regarding share issuances.

If our shareholders do not renew the authority of, then the previous authorization would remain in place, and we could continue to exclude or restrict pre-emptive rights pursuant to that authorization until it expires on June 26, 2019.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the renewal of the authority of our board of directors to exclude or restrict pre-emptive rights until June 18, 2020.

VOTING PROPOSAL NO. 11—APPROVAL OF THE TORNIER N.V. AMENDED AND RESTATED 2010

INCENTIVE PLAN

Background

The Tornier N.V. 2010 Incentive Plan (the “2010 plan” or the “plan”) was initially approved by our shareholders at our annual general meeting of shareholders on August 26, 2010. On June 27, 2012, our shareholders approved an amendment to the plan to increase the number of ordinary shares available for issuance under the plan by 2,700,000 shares. On April 28, 2015, our board of directors, upon recommendation of the compensation committee, approved an amended and restated version of the plan that incorporates several proposed amendments, including, among others, an amendment to increase the number of ordinary shares available for issuance under the amended and restated 2010 plan by 2,500,000 shares and to provide for the issuance of awards under the plan that qualify for the “performance based compensation” exception to Section 162(m) of the United States Internal Revenue Code of 1986, as amended (“Code Section 162(m)”). The Tornier N.V. Amended and Restated 2010 Incentive Plan (the “amended and restated 2010 plan”) is conditioned upon, and subject to, the approval of our shareholders at the Annual General Meeting, and if approved by our shareholders, will be effective immediately. If our shareholders do not approve the amended and restated 2010 plan, the 2010 plan, as currently in effect, will continue as if our board of directors had not approved the amendments to the amended and restated 2010 plan that were made on April 28, 2015.

Please note that in connection with our proposed merger with Wright, we have asked our shareholders to approve, at a separate extraordinary general meeting also to be held on June 18, 2015, the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan. Assuming our shareholders approve the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan at the extraordinary general meeting and assuming the merger with Wright is completed, the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan will supersede and replace the Tornier N.V. 2010 Incentive Plan and the Tornier N.V. Amended and Restated 2010 Incentive Plan, of which we are seeking shareholder approval at the Annual General Meeting, effective as of the effective time of the merger.

In addition, please note that in connection with our proposed merger with Wright, we have agreed not to issue additional equity-based awards under the 2010 plan or otherwise. Accordingly, assuming our proposed merger with Wright is completed, no additional awards will be made under the 2010 plan or the amended and restated 2010 plan if approved by our shareholders. Therefore, the intent of the amended and restated 2010 plan, of which we are seeking shareholder approval at the Annual General Meeting, is to provide Tornier future flexibility in the unlikely event that the merger with Wright is not completed and is abandoned.

Reasons Why Shareholders Should Vote in Favor of the Amended and Restated 2010 Plan

Our board of directors recommends a vote for the approval of the amended and restated 2010 plan because the board of directors believes the amended and restated 2010 plan is in the best interests of Tornier and our shareholders for the following reasons:

•	Retains and attracts talent. Talented, motivated and effective directors, executives and employees are essential to executing our business strategies. Equity-based and cash incentive compensation has been an important component of our total compensation for many years because such compensation enables us to effectively retain and recruit executives and other employees while encouraging them to act and think like owners of our company. If the amended and restated 2010 plan is approved and subject to the negative covenant in the merger agreement with Wright as discussed above, we believe that we will be able to continue to offer competitive equity-based incentive compensation packages to both retain our best performers and attract new talent. Accordingly, our board of directors believes that approval of the amended and restated 2010 plan, including the proposed increase in the number of ordinary shares available for issuance under the plan, is important to the future success of our company in the unlikely event that the merger with Wright is not completed and is abandoned.

•	Aligns director, employee and shareholder interests. We believe that our equity-based compensation programs help align the interests of our directors, executive officers and other key employees with our shareholders. We believe that our long-term equity-based incentives help promote long-term retention of our employees and encourage significant ownership of our ordinary shares. If the amended and restated 2010 plan is approved, we will be able to maintain our means of aligning the interests of our directors, executive officers and other key employees with the interests of our shareholders by granting future equity-based awards in the unlikely event that the merger with Wright is not completed and is abandoned.

•	Avoids disruption in compensation programs. The approval of the amended and restated 2010 plan by our shareholders is critical because in the unlikely event that the merger with Wright is not completed and is abandoned, there are an insufficient number of ordinary shares available for issuance under the 2010 plan to cover anticipated future equity grants. If the amended and restated 2010 plan is approved, we will not have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our financial and other business objectives. To remain competitive without equity-based compensation arrangements, it likely would be necessary as a business matter to replace components of compensation previously awarded in equity with cash or with other forms of compensation that may not necessarily align director, executive officer and employee interests with those of our shareholders as well as equity-based awards do. Additionally, replacing equity with cash would increase cash compensation expense and use cash that would be better utilized toward other strategic purposes, such as research and development of new products, improvements in the quality and performance of existing products and strategic acquisitions.

•	Protects shareholder interests and embraces sound equity-based compensation practices. As described in more detail below under “—Summary of Sound Governance Features of the Amended and Restated 2010 Plan,” the amended and restated 2010 plan includes a number of features that are consistent with the interests of our shareholders and sound corporate governance practices.

•	Permits grants of tax-efficient awards. Shareholder approval of the amended and restated 2010 plan would give us greater flexibility to grant tax-efficient stock-based incentive awards under the plan. Code Section 162(m) generally provides that compensation provided to a publicly held corporation’s chief executive officer or any of its three most highly paid named executive officers (other than its chief executive officer or chief financial officer) is not deductible by the corporation for U.S. income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Code Section 162(m), including the requirement that the material terms, including those of the related performance goals, be disclosed to and approved by shareholders not less frequently than every five years. The material terms of the amended and restated 2010 plan are described below. Our shareholders are being asked to approve, among other material terms, a set of business criteria on which performance goals may be based for performance awards under the amended and restated 2010 plan. Although shareholder approval is one of the requirements for exemption under Code Section 162(m), even with shareholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Code Section 162(m). Furthermore, the board of directors and compensation committee will continue to have authority to (and, in its sole discretion, may) provide compensation that is not exempt from the limits on deductibility under Code Section 162(m).

Summary of Sound Governance Features of the Amended and Restated 2010 Plan

Our board of directors believes that the amended and restated 2010 plan contains several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•

No automatic share replenishment or “evergreen” provision. The number of ordinary shares available for issuance under the amended and restated 2010 plan is fixed and will not adjust based upon the number of our outstanding ordinary shares. If our shareholders approve the amended and restated 2010 plan, we currently expect the number of shares authorized for issuance under the amended and restated 2010 plan will last between two to three years, at which time we expect to ask our shareholders to approve an additional share authorization or a new equity-based plan.

•	Will not be excessively dilutive to shareholders. As described in more detail below under “—Background for Shares Authorized for Issuance Under the Amended and Restated 2010 Plan,” we believe that the number of ordinary shares authorized for issuance under the amended and restated 2010 plan is appropriate and not excessively dilutive to our shareholders.

•	No liberal share counting or “recycling” of shares from exercised stock options or SARs. Shares withheld to satisfy tax withholding obligations on awards or to pay the exercise price of stock options, SARs or other awards and any shares not issued or delivered as a result of a “net exercise” of a stock option will not become available for issuance as future award grants under the amended and restated 2010 plan. In addition, shares purchased by us on the open market using proceeds from the exercise of stock options or other awards will not become available for issuance as future award grants under the amended and restated 2010 plan. The full number of shares subject to a SAR that is settled by the issuance of shares will be counted against the shares authorized for issuance under the amended and restated 2010 plan, regardless of the number of shares actually issued upon settlement of the SAR.

•	Limits on non-employee director awards and other awards. The maximum aggregate number of shares subject to non-employee director awards to any one non-employee director in any one fiscal year may not exceed 100,000 shares; provided that such limit will not apply to any election by a non-employee director to receive shares in lieu of cash retainers and meeting fees. The amended and restated 2010 plan also contains other per participant per fiscal year limitations on awards.

•	No repricing of stock options or SARs. The amended and restated 2010 plan prohibits the repricing of outstanding stock options or SARs without shareholder approval, except in connection with certain corporate transactions involving us. Repricing is defined broadly to include amending the terms of outstanding stock options or SARs to reduce the exercise price of such outstanding stock options or SARs, cancelling outstanding stock options or SARs in exchange for stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs and cancelling outstanding stock options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

•	No reload stock options or SARs. Reload stock options and stock appreciation rights (“SARs”), are not authorized under the amended and restated 2010 plan. Reload stock options and SARs are awards that automatically provide for an additional grant of awards of the same type upon the exercise of the award.

•	No discounted stock options and SARs. The amended and restated 2010 plan prohibits granting stock options and SARs with exercise prices lower than the fair market value of an ordinary share on the grant date, except in connection with certain mergers, consolidations, acquisitions of property or stock, reorganizations or other similar transactions.

•	Stock options and SARs are not entitled to dividend equivalent rights. Stock option and SAR award holders have no rights as shareholders with respect to the ordinary shares underlying their awards until their stock options or SARs are exercised or vested and shares are issued. As a result, stock options and SARs under the amended and restated 2010 plan have no dividend equivalent rights associated with them.

•

Awards subject to forfeiture or “clawback”. The amended and restated 2010 plan contains “clawback” provisions, which provide that if a participant is determined by the committee to have taken action that would constitute “cause” or an “adverse action,” as those terms are defined in the amended and restated 2010 plan, during or within one year after the termination of the participant’s employment or other service, all rights of the participant under the plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the committee may require the participant to surrender and return to us any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards during or within one year after the termination of the participant’s employment or other service.

•	No liberal change in control definition. The change in control definition in the amended and restated 2010 plan is not a “liberal” definition and, for example, would not be activated merely upon shareholder approval of a transaction. A change in control must actually occur in order for the change in control provisions in the amended and restated 2010 plan to be triggered.

•	No tax gross-ups. The amended and restated 2010 plan does not provide for any tax gross-ups.

•	No transferability. Awards under the amended and restated 2010 plan may not be transferred, except by will or the laws of descent and distribution unless approved by the committee administering the amended and restated 2010 plan.

•	Material amendments require shareholder approval. Consistent with the Listing Rules of the NASDAQ Stock Market, the amended and restated 2010 plan requires shareholder approval of material revisions to the amended and restated 2010 plan. In addition, certain other amendments to the amended and restated 2010 plan require shareholder approval.

Background for Shares Authorized for Issuance under the Amended and Restated 2010 Plan

If the amended and restated 2010 plan is approved, the maximum number of ordinary shares available for issuance under the amended and restated 2010 plan will be equal to the sum of (i) 5,200,000, (ii) 1,199,296, the number of ordinary shares available for grant under our prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under our prior stock option plan as of such date) and (iii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under our prior stock option plan, up to a maximum of 632,854 ordinary shares as of May 5, 2015.

In setting the number of ordinary shares available for issuance under the amended and restated 2010 plan, our board of directors and compensation committee considered a number of factors, which are discussed further below, including:

•	Shares available and total outstanding equity-based awards under the 2010 plan and our prior stock option plan, and how long the shares available are expected to last;

•	Historical equity award granting practices, including our three-year average share usage rate (commonly referred to as “burn rate”); and

•	Potential dilution and overhang.

Shares Available and Outstanding Equity Awards under the 2010 Plan and Prior Stock Option Plan. While the use of long-term incentives, in the form of equity awards, is an important part of our compensation program, we are mindful of our responsibility to our shareholders to exercise judgment in the granting of equity awards. In setting the number of shares available for issuance under the amended and restated 2010 plan, our board of directors and compensation committee also considered shares available and total outstanding equity awards under the 2010 plan and our prior stock option plan, and how long the shares available under the amended and restated 2010 plan are expected to last. Under the heading “—Securities Authorized for Issuance Under Equity Compensation Plans” on page 38, as required by SEC rules, we provide information about our ordinary shares that may be issued under our equity compensation plans as of December 28, 2014. To facilitate the approval of the amended and restated 2010 plan, set forth below is certain additional information as of May 5, 2015.

As of May 5, 2015, we had 48,996,404 ordinary shares issued and outstanding. The market value of one ordinary share on May 5, 2015, as determined by reference to the closing price of our ordinary shares, as reported on the NASDAQ Global Select Market, was $24.74.

As described in more detail in the table below, under the 2010 plan (and without giving effect to approval of the amended and restated 2010 plan) and our prior stock option plan as of May 5, 2015:

•	1,924,201 ordinary shares remained available for issuance under the 2010 plan.

•	2,599,026 stock options (vested and unvested) were outstanding with a weighted average exercise price of $20.34 per share and a weighted average remaining term of 6.95 years.

•	617,142 ordinary shares underlying full value awards (such as restricted stock units) were outstanding.

	Plan type		Shares subject to outstanding equity awards
Plan name	Option	Full Value
Tornier N.V. 2010 Incentive Plan	✓	✓	2,440,775	(1)
Tornier N.V. Stock Option Plan	✓		632,854

(1)	Consists of outstanding stock options to purchase an aggregate of 1,823,633 ordinary shares and 617,142 ordinary shares subject to restricted stock units.

Historical Equity Award Granting Practices. In setting the number of ordinary shares authorized for issuance under the amended and restated 2010 plan, our board of directors and compensation committee also considered the historical number of equity awards granted under the 2010 plan in the past three full fiscal years. The following table sets forth information regarding awards granted and earned, and the annual burn rate for each of the last three fiscal years.

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Stock options granted	522,101	643,010	626,339
Restricted stock units awarded	364,026	322,274	305,189
Weighted average basic ordinary shares outstanding during fiscal year	48,860,358	45,826,000	40,064,000
Burn rate	1.8%	2.1%	2.3%

Our board of directors and compensation committee also considered our three-year average burn rate (fiscal 2012 to fiscal 2014) of approximately 2.1%, which is lower than the industry thresholds established by certain major proxy advisory firms.

Based on historical granting practices and the recent trading price of our ordinary shares, the amended and restated 2010 plan is expected to cover awards for approximately two to three years.

Potential Dilution and Overhang. In setting the number of ordinary shares authorized for issuance under the amended and restated 2010 plan, our board of directors and compensation committee also considered the potential dilution and overhang that would result by approval of the amended and restated 2010 plan, including the policies of certain institutional investors and major proxy advisory firms.

Potential dilution is calculated as shown below:

Potential dilution =	Total outstanding award shares divided by total number of outstanding shares + total outstanding award shares

Total outstanding award shares include shares to be issued on exercise or settlement of outstanding equity awards.

Potential overhang is calculated as shown below:

Potential overhang =	Total potential award shares divided by total number of outstanding shares + total outstanding award shares

Total potential award shares include shares underlying equity awards that may be made under the amended and restated 2010 plan plus total outstanding award shares.

As of May 5, 2015, potential dilution was 6% and potential overhang was 10%. If the amended and restated 2010 plan is approved, potential dilution will be 6% and potential overhang will be 13%.

Summary of the Amended and Restated 2010 Plan

The material features of the amended and restated 2010 plan are described below. The summary is qualified in its entirety by reference to the full text of the amended and restated 2010 plan, a copy of which may be obtained upon request to our Senior Vice President, Chief Legal Officer and Secretary at Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, (+ 31) 20 675 4002. A copy of the amended and restated 2010 plan also has been filed electronically with the SEC as an appendix to this proxy statement and is available through the SEC’s website at www.sec.gov.

Purpose. The purpose of the amended and restated 2010 plan is to promote the interests of Tornier and our affiliates by authorizing our board of directors or the compensation committee or subcommittee thereof administering the plan to grant incentive awards to eligible employees, non-employee directors and consultants in order to (i) attract and retain such individuals, (ii) provide an additional incentive to such individuals to work to increase the value of our ordinary shares, and (iii) provide such individuals with a stake in the future of Tornier that corresponds with the stake of our shareholders.

Eligibility. Employees and consultants of Tornier and our affiliates and non-employee directors of Tornier are eligible for the grant of awards under the amended and restated 2010 plan. Consultants eligible to participate in the amended and restated 2010 plan are those persons engaged to provide consulting or advisory services to Tornier or our affiliates that (i) are not in connection with the offer and sale of our securities in a capital raising transaction and (ii) do not directly or indirectly promote or maintain a market for our securities. A non-employee director is any member of our board of directors who is not an employee of Tornier or an affiliate.

As of May 5, 2015, approximately 353 individuals were eligible to receive awards under the amended and restated 2010 plan, including approximately 347 employees and six non-employee directors. Although not expected to be indicative of future grants under the amended and restated 2010 plan, approximately 153 of these individuals have been granted stock options or stock grants in the form of restricted stock units under the 2010 plan.

Administration. The amended and restated 2010 plan will continue to be administered by our board of directors, the compensation committee or a subcommittee thereof. All members of the compensation committee and/or such subcommittee will be (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent directors” under the listing standards of the NASDAQ Global Select Market (or applicable exchange or market on which our ordinary shares may be traded or quoted). Our board of directors, upon the recommendation of the compensation committee, grants all awards under the 2010 plan. We expect that our board of directors or the compensation committee and/or such a subcommittee thereof comprised entirely of non-employee directors will continue to administer the amended and restated 2010 plan. Our board of directors, the compensation committee or subcommittee, as appropriate, administering the plan is referred to as the “committee.” Under the amended and restated 2010 plan, the committee has the authority to administer and interpret the plan and to take such action in the administration and operation of the plan as the committee deems equitable under the circumstances, which will be binding on us, each affected participant and each other person directly or indirectly affected by such action. The committee is not obligated to treat participants or eligible recipients uniformly, and determinations made under the amended and restated 2010 plan may be made by the committee selectively among participants or eligible recipients, whether or not such participants or eligible recipients are similarly situated. The committee has the authority and discretion to establish the terms, conditions, performance criteria, restrictions and other provisions of awards (subject to the restrictions contained in the amended and restated 2010 plan) granted under the amended and restated 2010 plan. In addition, the committee may establish “subplans” for the purposes of local laws and tax compliance for international employees.

Shares Available for Issuance. If the amended and restated 2010 plan is approved by our shareholders, the maximum number of ordinary shares available for issuance under the plan will be equal to the sum of (i) 5,200,000, (ii) 1,199,296, the number of ordinary shares available for grant under our prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under our prior stock option plan as of such date) and (iii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under our prior stock option plan, up to a maximum of 632,854 ordinary shares as of May 5, 2015. In addition, awards assumed under the amended and restated 2010 plan in connection with acquisitions (and shares issued under such awards) do not count against the shares reserved for issuance, and shares available under plans assumed in acquisitions will be added to the shares reserved for issuance, consistent with exemptions available under the shareholder approval requirements of the NASDAQ Global Select Market (or other applicable market or exchange on which our ordinary shares may be quoted or traded).

The maximum aggregate number of shares subject to non-employee director awards to any one non-employee director in any one fiscal year may not exceed 100,000 shares; provided that such limit will not apply to any election by a non-employee director to receive shares in lieu of cash retainers and meeting fees.

The committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of ordinary shares actually delivered differs from the number of shares previously counted in connection with an award. Ordinary shares covered by awards under the amended and restated 2010 plan will be counted as used only to the extent they are actually issued, except that the full number of shares subject to a SAR that is settled by the issuance of shares will be counted against the shares authorized for issuance under the amended and restated 2010 plan, regardless of the number of shares actually issued upon settlement of the SAR. Furthermore, any shares withheld to satisfy tax withholding obligations in respect of awards issued under the amended and restated 2010 plan, any shares withheld to pay the exercise price of awards issued under the amended and restated 2010 plan, and any shares not issued or delivered as a result of the “net exercise” of an outstanding option will be counted against the shares authorized for issuance under the amended and restated 2010 plan. Any shares repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. Any shares related to awards under the amended and restated 2010 plan or under our prior stock option plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares or are settled in cash in lieu of shares, or are exchanged with the committee’s permission, prior to the issuance of shares, for awards not involving shares, will be available again for grant under the amended and restated 2010 plan.

Code Section 162(m) Limits. The following additional limits will apply to awards payable to any participant in any calendar year. With respect to awards of stock options and SARs, no more than 2,000,000 shares may underlie awards issued to any one participant in a calendar year. For cash-based awards, no more than $5,000,000 may be payable to any one participant in a calendar year, and for any other award based on, denominated in or otherwise related to shares, no more than 2,000,000 shares may be issued to any one participant in a calendar year.

Adjustments. The number and kind of securities or other property, including cash, available for issuance or payment under the amended and restated 2010 plan, and the sublimits on certain types of award grants, will be adjusted by the committee in order to preserve the benefits or potential benefits of awards under the plan in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar corporate transactions after the date of grant of any award, or in the event of any change in applicable laws or circumstances that results in or could result in the substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the amended and restated 2010 plan.

Prohibition on Repricing Stock Options and SARs. Except as set forth under the heading “—Adjustments,” we may not, without obtaining shareholder approval: (i) amend the terms of outstanding stock options or SARs to reduce the exercise price of such outstanding stock options or SARs, (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs, or (iii) cancel outstanding stock options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

Stock Options. Under the amended and restated 2010 plan, non-incentive stock options may be granted to eligible employees, non-employee directors and consultants. Incentive stock options, however, which are intended to satisfy the requirements of Section 422 of the Code, may only be granted to eligible employees of Tornier or a subsidiary or parent of Tornier, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively. The terms and conditions of each option will be determined by the committee, but no option will be granted at an exercise price that is less than the fair market value of an ordinary share as determined on the grant date in accordance with the terms of the amended and restated 2010 plan, other than with respect to the substitution of outstanding awards or obligations to grant future awards as a condition of Tornier or any of our affiliates acquiring, merging, or consolidating with another entity. In addition, if the option is an incentive stock option that is granted to a 10% shareholder of Tornier or any parent or subsidiary of Tornier, the exercise price may be no less than 110% of the fair market value of an ordinary share underlying the option on the grant date. Moreover, no eligible employee may be granted incentive stock options that are first exercisable in any calendar year for ordinary shares having an aggregate fair market value (determined as of the date that the incentive stock option was granted) that exceeds $100,000. “Fair market value” under the amended and restated 2010 plan means the closing price of an ordinary share, as reported by the NASDAQ Global Select Stock Market. As of May 5, 2015, the fair market value of an ordinary share was $24.74.

Each stock option will vest and become exercisable at such time or times as determined by the committee. No option may be exercisable more than 10 years from the grant date (or, if the option is an incentive stock option granted to a 10% shareholder of Tornier and our affiliates, more than five years from the grant date). Any events that result in a forfeiture of the grant will be set forth in the grantee’s award agreement.

The exercise price of a stock option will be paid in cash, except that the committee may allow payment to be made (in whole or in part) by a “net exercise” of the option, through a “cashless exercise” procedure effected through an unrelated broker through a sale on the open market, by a combination of such methods, or by any other method approved or accepted by the committee. In the case of a “net exercise” of an option, a participant will receive the number of ordinary shares underlying the stock options so exercised reduced by the number of ordinary shares equal to the aggregate exercise price of the stock options divided by the fair market value on the date of exercise. Ordinary shares will no longer be outstanding under an option (and will therefore not thereafter be exercisable) following the exercise of such option to the extent of (i) shares cancelled to pay the exercise price of an option under the “net exercise,” (ii) shares actually delivered to the participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

Each participant in the amended and restated 2010 plan who receives an incentive stock option must notify us in writing immediately after the participant makes a disqualifying disposition of any ordinary shares acquired pursuant to the exercise of an incentive stock option. A disqualifying disposition means any disposition, including any sale, of ordinary shares acquired upon the exercise of an incentive stock option made within the period that ends either (i) two years after the date the participant was granted the incentive stock option or (ii) one year after the participant acquired the ordinary shares by exercising the incentive stock option.

Stock Appreciation Rights. Each SAR granted must be evidenced by an award agreement that specifies the exercise price, the term, the terms on which the SAR will become exercisable and such other provisions as the committee may determine. The exercise price of a SAR must be at least 100% of the fair market value of an ordinary share on the date of grant, other than with respect to the substitution of outstanding awards or obligations to grant future awards as a condition of Tornier or any of our affiliates acquiring, merging, or consolidating with another entity. Upon the exercise of a SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the exercise price of the SAR. Payment upon the exercise of a SAR will be in cash, ordinary shares, or some combination of cash and ordinary shares as determined by the committee. The committee will fix the term of each SAR, but SARs granted under the amended and restated 2010 plan will not be exercisable more than 10 years after the date the SAR is granted.

Stock Grants and Stock Unit Grants. Stock grants are grants that are designed to result in the issuance of ordinary shares to the eligible employee, non-employee director or consultant to whom the grants are made. Stock grants are commonly referred to as restricted stock grants or restricted stock unit grants, depending upon whether the ordinary shares underlying the grant are issued on the date of grant or not until after the date of vesting. Stock unit grants are awards designed to result in cash payments to the eligible employees, non-employee directors and consultants to whom such grants are made based on the fair market value of the ordinary shares underlying the grant. Each stock grant and stock unit grant must be evidenced by an award agreement that specifies the conditions, if any, under which ordinary shares shall be issued under the stock grant or cash shall be paid under the stock unit grant and the conditions under which the participant’s interest in any ordinary shares that have been issued will become non-forfeitable. Stock grants and stock unit grants may be made by the committee subject to such terms and conditions, if any, as the committee acting in its sole discretion deems appropriate. The committee, in its discretion, may provide that the rights of an eligible employee, non-employee director or consultant in a stock grant or stock unit grant will be forfeitable unless certain conditions are satisfied. These conditions may include, for example, a requirement that the eligible employee continue employment or the non-employee director or consultant continue service with Tornier or a parent, subsidiary or affiliate of Tornier for a specified period or that Tornier or the eligible employee achieve stated performance goals or other objectives. In addition to any other restrictions in the grantee’s award agreement, until such time as the ordinary shares underlying a stock grant have vested, the grantee is not allowed to sell, transfer, pledge or otherwise encumber the ordinary shares.

Cash-Based Awards. Cash-based awards may be granted to participants in such amounts and upon such terms as the committee may determine. The terms and conditions applicable to cash-based awards will be evidenced by an award agreement with the grantee. Each cash-based award will specify a payment amount or payment range as determined by the committee. If the cash-based awards are subject to performance goals, the number and/or value of cash-based awards that will be paid out to the participant will depend on the extent to which the performance goals and any other non-performance terms are met.

Code Section 162(m) Awards. With respect to awards that the committee determines are intended to qualify as exempt performance-based compensation under Code Section 162(m) (“162(m) awards”), the committee will pre-establish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the 162(m) award for such exemption), one or more performance goals applicable to such 162(m) awards, the amount or amounts that will be payable or earned if the performance goals are achieved, and such other terms and conditions as the committee deems appropriate with respect to such awards. At the close of the applicable performance period, the committee will certify whether the applicable performance goals have been attained, and no amount will be paid under 162(m) awards unless the performance goal or goals applicable to the payment of such 162(m) awards have been so certified. The committee may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one participant), reduce the actual payment, if any, to be made under 162(m) awards to the extent consistent with the performance-based compensation exemption.

Performance Goals. The amended and restated 2010 plan provides that grants of performance awards may be made subject to achieving “performance goals” over a specified performance period. Performance goals with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) are limited to an objectively determinable measure of performance relating to any, or any combination of, the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the committee specifies, consistent with the requirements of Code Section 162(m)): sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the committee in its discretion.

Other Stock-Based Awards. Other stock-based or stock-related awards (including the grant or offer for sale of unrestricted ordinary shares or the payment in cash or otherwise of amounts based on the value of ordinary shares) may be granted in such amounts and subject to such terms and conditions (including performance goals) as determined by the committee. Each other stock-based award shall be expressed in terms of ordinary shares or units based on ordinary shares, as determined by the committee. Other stock-based awards will be paid in cash or ordinary shares, as determined by the committee.

Dividend Equivalents. With the exception of stock options and SARs, awards under the amended and restated 2010 plan may, in the committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on ordinary shares covered by such award had such shares been issued and outstanding on the dividend payment date. Such dividend equivalents will be converted to cash or additional ordinary shares by such formula and at such time and subject to such limitations as determined by the committee. Dividend equivalents will be accrued for the account of the participant and will be paid to the participant on the date on which the corresponding awards are exercised, settled, paid, or become free of restrictions, as applicable. Dividend equivalents will be subject to forfeiture to the same extent that the corresponding awards are subject to forfeiture as provided in amended and restated 2010 plan or any award agreement.

Termination of Service. Except to the extent otherwise provided in the amended and restated 2010 plan or an award agreement at the time of grant, in the event a participant’s employment or other service with Tornier or any of our affiliates, as the case may be, is terminated by reason of death or disability, then:

•	All outstanding stock options and SARs held by the participant will, to the extent exercisable as of such termination, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire, and options and SARs not exercisable as of such termination will terminate and be forfeited; and

•	All outstanding stock grants and stock unit grants held by the participant that then have not vested and all outstanding, but unpaid, cash-based or other stock-based awards held by the participant will terminate and be forfeited; provided, however, that with respect to any such awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Tornier or any affiliate, as the case may be, is terminated by death or disability prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the committee may, in its sole discretion, cause ordinary shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. If the effective date of such termination is on or after the end of the time period applicable to an award which vests based on the achievement of performance goals, then any such award will be paid to the participant in accordance with the payment terms of such award.

Except to the extent otherwise provided in the amended and restated 2010 plan or an award agreement at the time of grant, if a plan participant’s employment or other service with Tornier or any affiliate, as the case may be, is terminated for any reason other than death or disability or due to actions constituting “cause” or an “adverse action,” then:

•	All outstanding stock options and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of termination, but those that are not exercisable will terminate and be forfeited; and

•	All outstanding stock grants and stock unit grants held by the participant that then have not vested and all outstanding, but unpaid, performance awards and cash-based or other stock-based awards held by the participant will terminate and be forfeited; provided, that with respect to any such awards the vesting of which is based on the achievement of performance goals, if the effective date of such termination is on or after the end of the time period applicable to an award which vests based on the achievement of performance goals, then any such award held by a participant will be paid to the participant in accordance with the payment terms of such award.

Forfeiture and Recoupment. If a participant is determined by the committee to have taken any action that would constitute “cause” or an “adverse action” during or within one year after the termination of the participant’s employment or other service with Tornier or an affiliate, irrespective of whether or not the participant was terminated as a result of “cause” or “adverse action,” all rights of the participant under the amended and restated 2010 plan and any agreements evidencing an award then held by the participant will terminate and be forfeited without notice of any kind and the committee shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any awards of the participant that were exercised, vested or issued, or as to which such payment was made, during such period and to require the participant to pay to us, within ten days of receipt from us of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividend equivalents paid or other distributions made with respect to any shares subject to any award). We will be entitled to withhold and deduct from future wages of the participant (or from other amounts that may be due and owing to the participant from Tornier or an affiliate) or make other arrangements for the collection of all amounts necessary to satisfy the participant’s payment obligations hereunder.

“Cause,” with respect to any participant, means (i) the participant has engaged in conduct that in the judgment of the committee constitutes gross negligence, misconduct or gross neglect in the performance of the participant’s duties and responsibilities, including any breach of our policies, including our code of business conduct and ethics, code of conduct on insider trading and confidentiality and code of conduct on interaction with U.S. customers, and conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the participant at our expense; (ii) the participant has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft; (iii) the participant has engaged in a breach of any policy of ours for which termination of employment or service is a permissible consequence; or (iv) the participant has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any; provided, that if, subsequent to the participant’s voluntary termination for any reason or involuntary termination by us without cause, it is discovered that the participant’s employment could have been terminated for cause, then such participant’s employment will be deemed to have been terminated for cause for all purposes under the amended and restated 2010 plan.

An “adverse action” includes any of the following actions that the committee determines to be injurious, detrimental, prejudicial or adverse to the interests of Tornier or our affiliates: (i) disclosing any confidential information of Tornier or any affiliate to any person not authorized to receive it; (ii) engaging, directly or indirectly, in any commercial activity that in the judgment of the committee competes with our business or the business of any of our affiliates; or (iii) interfering with our relationships or the relationships of our affiliates and our and their respective employees, independent contractors, customers, prospective customers and vendors.

In addition, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse us with respect to any award received by such individual under the amended and restated 2010 plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement.

Change in Control. Unless otherwise determined by the committee either in an award agreement or after the making of an award under the amended and restated 2010 plan, but prior to a change in control of our company, upon a change in control (as defined in the amended and restated 2010 plan): (i) all stock options and SARs granted under the amended and restated 2010 plan will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the grantee remains in employment or service with Tornier or one of our affiliates; (ii) all restrictions and vesting requirements applicable to any award based solely on the continued service of a participant will terminate; and (iii) all awards the vesting or payment of which are based on performance goals will vest as though such performance goals were fully achieved at target and will become immediately payable. The treatment of any other awards in the event of a change in control will be as determined by the committee in connection with the grant thereof, as reflected in the applicable award agreement. The committee is given the power under the amended and restated 2010 plan to alternatively provide that upon a change in control any or all outstanding stock-based awards will be canceled and terminated and the holders will receive a payment of cash or stock equal to the difference, if any, between the consideration received by our shareholders in respect of an ordinary share in connection with the change in control and the purchase price per share, if any, under the award, multiplied by the number of shares subject to such award, provided that if such product is zero or less, or the award is not then exercisable, the award may be canceled and terminated without payment for such award.

Generally, and subject to some exceptions, a change in control is deemed to have occurred if: (i) another person becomes the beneficial owner of at least 50% of then-outstanding ordinary shares or the combined voting power of our then-outstanding voting stock; (ii) a majority of our board of directors becomes comprised of persons other than those for whom election proxies have been solicited by our board of directors; (iii) the completion of certain business combinations, including certain reorganizations, mergers, consolidations, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our company or the resulting company after the business combination; or (iv) our shareholders approve a complete liquidation or dissolution of our company.

Transferability. All awards granted under the amended and restated 2010 plan are non-transferable, except for certain transfers as described below and transfers by an eligible employee, non-employee director or consultant pursuant to a will or under the laws of descent and distribution. Nonqualified stock options granted under the amended and restated 2010 plan may be transferred by an eligible employee, non-employee director or consultant to certain family members of such eligible employee, non-employee director or consultant to a trust exclusively for the benefit of one or more of the family members of such eligible employee, non-employee director or consultant; however, such transfer must be made as a gift without consideration and comply with applicable securities laws. A stock option or SAR exercisable during the lifetime of an eligible employee, non-employee director or consultant may be exercised only by the eligible employee, non-employee director or consultant.

Term; Amendment and Termination. Unless sooner terminated by our board of directors, the amended and restated 2010 plan will terminate at midnight on August 25, 2020. Subject to certain exceptions, our board of directors has the authority to terminate and the committee has the authority to amend the amended and restated 2010 plan or any outstanding award agreement at any time and from time to time. No amendments to the amended and restated 2010 plan will be effective without approval of our shareholders if: (a) shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which our ordinary shares are then traded, applicable United States state corporate laws or regulations, applicable United States federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where awards are, or shall be, granted under the amended and restated 2010 plan. No termination or amendment of the amended and restated 2010 plan or an award agreement shall adversely affect in any material way any award previously granted under the amended and restated 2010 plan without the written consent of the participant holding such award.

U.S. Federal Income Tax Consequences

The following is a general summary, as of the date of this proxy statement, of the United States federal income tax consequences to participants and Tornier of grants under the amended and restated 2010 plan. For purposes of the discussion below, unless the context requires otherwise, references to “Tornier” refer to Tornier and its U.S. subsidiaries. This summary is intended for the information of our shareholders considering how to vote at the Annual General Meeting and not as tax guidance to participants in the amended and restated 2010 plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Each participant is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the amended and restated 2010 plan.

Incentive Stock Options. With respect to incentive stock options, generally the stock option holder is not taxed, and Tornier is not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the stock option holder meets the employment requirements and does not dispose of ordinary shares acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the ordinary shares are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of ordinary shares on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, Tornier will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder.

Nonqualified Stock Options. The grant of a stock option that does not qualify for treatment as an incentive stock option, or a nonqualified stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of ordinary shares acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and Tornier will be entitled to a deduction in an equal amount in the same tax year. At the time of a subsequent sale or disposition of shares obtained upon exercise of a nonqualified stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs. The grant of a SAR will not cause the participant to recognize ordinary income or entitle Tornier to a deduction for U.S. federal income tax purposes. Upon the exercise of a SAR, the participant will recognize ordinary income in the amount of the cash or value of our ordinary shares payable to the participant (before reduction for any withholding taxes), and Tornier will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Code Section 162(m).

Stock Grants, Stock Unit Grants and Other Stock-Based Awards. The U.S. federal income tax consequences with respect to stock grants, stock unit grants and other stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if the awards that are granted to the participant are subject to a “substantial risk of forfeiture” (e.g., the awards are conditioned upon the future performance of substantial services by the participant) and are nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the awards on such date over the participant’s cost for such awards (if any), and the same amount is deductible by Tornier, assuming that a deduction is allowed under Code Section 162(m). Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate U.S. federal income tax recognition with respect to awards that are subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and our deduction will be measured and timed as of the grant date of the awards. If the awards granted to the participant are not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the awards to the extent of the excess of the fair market value of the awards at the time of grant over the participant’s cost, if any, and the same amount is deductible by Tornier, assuming that a deduction is allowed under Code Section 162(m). If a stock grant or stock unit grant is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives stock free of any substantial risk of forfeiture and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by Tornier at that time.

Cash-Based Awards. Cash-based awards will be taxable as ordinary income to the participant in the amount of the cash received by the participant (before reduction for any withholding taxes), and Tornier will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Code Section 162(m).

Withholding Obligations. Tornier has the right to require the recipient to pay to Tornier an amount necessary for Tornier to satisfy the recipient’s federal, state or local tax withholding obligations with respect to awards granted under the amended and restated 2010 plan. As permitted by applicable law, Tornier may withhold from other amounts payable to a recipient an amount necessary to satisfy these obligations, and the committee may permit a participant to satisfy Tornier’s withholding obligation with respect to awards paid in ordinary shares by having shares withheld, at the time the awards become taxable, provided that when withholding for taxes is effected, it will be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on Tornier.

Code Section 409A. If a grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A are not satisfied, then, at the time of the failure, or if later, when it vests, the grant may be subject to ordinary income taxes, an additional 20% income tax and an additional income tax calculated as the underpayment interest (determined at a premium interest rate) that would have been due had the amounts deferred been includible in income.

Code Section 162(m). Pursuant to Code Section 162(m), the annual compensation paid to an individual, who on the last day of the taxable year was the chief executive officer or otherwise covered by this provision because his or her compensation was reported in the Summary Compensation Table, may not be deductible to the extent that it exceeds $1 million unless the compensation qualifies as “performance-based” under Code Section 162(m). The amended and restated 2010 plan has been designed to permit the committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Code Section 162(m).

Excise Tax on Parachute Payments. Unless otherwise provided in a separate agreement between a participant and Tornier, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from Tornier, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, Tornier will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

Incentive Awards Granted Under the Amended and Restated 2010 Plan

We have not provided a new plan benefits table or the benefits or amounts that would have been received by or allocated to participants under the amended and restated 2010 plan for the last completed fiscal year if the amended and restated 2010 plan had then been in effect because all awards made under the amended and restated 2010 plan will be made at the committee’s discretion and therefore are not determinable. No information can be provided with respect to the number or types of awards that may be granted to particular eligible recipients or groups of recipients in the future under the amended and restated 2010 plan. Such awards are within the discretion of the committee (including our board of directors, which has responsibility for making certain grants), and the committee has not determined any other future awards or who might receive them. It has been our practice, however, to grant new non-executive directors and certain new employees stock options and stock grants and to grant current non-executive directors and certain employees stock options and stock grants on an annual basis. Notwithstanding the foregoing, we have agreed under the terms of the merger agreement with Wright not to grant any options, stock grants or any other equity awards under the 2010 plan prior to the effective time of the merger.

As of May 5, 2015, we had granted options and other incentive awards under the 2010 plan as follows:

Name and position	Number of shares underlying options	Number of shares underlying restricted stock units
David H. Mowry President and Chief Executive Officer and Executive Director	216,751	66,750
Shawn T McCormick Chief Financial Officer	91,441	36,088
Terry M. Rich Senior Vice President, U.S. Commercial Operations	119,548	35,682
Kevin M. Klemz Senior Vice President, Chief Legal Officer and Secretary	159,053	34,698

Name and position	Number of shares underlying options	Number of shares underlying restricted stock units
Gregory Morrison Senior Vice President, Global Human Resources and HPMS	152,993	32,778
Executive Group	988,066	263,843
Non-Executive Director Group	251,295	35,575
All Other Employee Group	1,273,758	912,321

Total	2,513,119	1,211,739

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our ordinary shares that may be issued under our equity compensation plans as of December 28, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,276,831	$20.34	1,941,304
Equity compensation plans not approved by security holders	—	—	—

Total	3,276,831	$20.34	1,941,304

(1)	Amount includes ordinary shares issuable upon the exercise of stock options granted under the Tornier N.V. Amended and Restated Stock Option Plan and the Tornier N.V. 2010 Incentive Plan and ordinary shares issuable upon the vesting of stock awards in the form of restricted stock units granted under the 2010 plan.
(2)	Excludes employee stock purchase rights under the Tornier N.V. 2010 Employee Stock Purchase Plan, as amended. Under such plan, each eligible employee may purchase ordinary shares at semi-annual intervals on June 30th and December 31st each calendar year at a purchase price per share equal to 85% of the closing sales price per share of our ordinary shares on the last day of the offering period.
(3)	Included in the weighted-average exercise price calculation are 631,783 restricted stock units with a weighted-average grant price of $20.23. The weighted-average per share exercise price of all outstanding stock options as of December 28, 2014 and reflected in column (a) was $20.23.
(4)	Amount includes 1,646,648 ordinary shares remaining available for future issuance under the Tornier N.V. 2010 Incentive Plan and 294,656 ordinary shares remaining available for future issuance under the Tornier N.V. 2010 Employee Stock Purchase Plan, as amended. No shares remain available for grant under our prior stock option plan since such plan was terminated with respect to future grants upon our initial public offering in February 2011.

Board Recommendation

Our board of directors recommends that shareholders vote “FOR” the approval of the Tornier N.V. Amended and Restated 2010 Incentive Plan.

CORPORATE GOVERNANCE

Directors and Executive Officers

The table below sets forth, as of May 5, 2015, certain information concerning our current directors and executive officers. No family relationships exist among any of our directors or executive officers.

Name	Age	Position
David H. Mowry	52	President and Chief Executive Officer and Executive Director
Shawn T McCormick	50	Chief Financial Officer
Stéphan Epinette	44	Senior Vice President, International Commercial Operations
Kevin M. Klemz	53	Senior Vice President, Chief Legal Officer and Secretary
Gregory Morrison	51	Senior Vice President, Global Human Resources and HPMS
Terry M. Rich	47	Senior Vice President, U.S. Commercial Operations
Gordon W. Van Ummersen	53	Senior Vice President, Global Product Delivery
Sean D. Carney(1)(2)(3)	46	Chairman and Non-Executive Director
Kevin C. O’Boyle(2)(3)(4)	59	Non-Executive Director
Richard B. Emmitt(3)(4)	70	Non-Executive Director
Alain Tornier	68	Non-Executive Director
Richard F. Wallman(1)(4)	64	Non-Executive Director
Elizabeth H. Weatherman(1)	55	Non-Executive Director

(1)	Member of the compensation committee.
(2)	Member of the nominating, corporate governance and compliance committee.
(3)	Member of the strategic transactions committee.
(4)	Member of the audit committee.

The following is a biographical summary of the experience of our directors and executive officers:

David H. Mowry serves as our President and Chief Executive Officer, a position he has held since February 2013, and as Tornier’s Executive Director, a position he has held since June 2013. Mr. Mowry joined Tornier in July 2011 as Chief Operating Officer, and in November 2012 was appointed Interim President and Chief Executive Officer. In February 2013, he was appointed President and Chief Executive Officer on a non-interim basis. He has over 24 years of experience in the medical device industry. Prior to joining Tornier, Mr. Mowry served from July 2010 to July 2011 as President of the Global Neurovascular Division of Covidien plc, a global provider of healthcare products. From January 2010 to July 2010, Mr. Mowry served as Senior Vice President and President, Worldwide Neurovascular of ev3 Inc., a global endovascular device company acquired by Covidien in July 2010. From August 2007 to January 2010, Mr. Mowry served as Senior Vice President of Worldwide Operations of ev3. Prior to this position, Mr. Mowry was Vice President of Operations for ev3 Neurovascular from November 2006 to October 2007. Before joining ev3, Mr. Mowry served as Vice President of Operations and Logistics at the Zimmer Spine division of Zimmer Holdings Inc., a reconstructive and spinal implants, trauma and related orthopaedic surgical products company, from February 2002 to November 2006. Prior to Zimmer, Mr. Mowry was President and Chief Operating Officer of HeartStent Corp., a medical device company. Mr. Mowry is a graduate of the United States Military Academy in West Point, New York with a degree in Engineering and Mathematics. Mr. Mowry’s qualifications to sit on our board of directors include his depth of knowledge of our company and our day-to-day operations in light of his position as President and Chief Executive Officer.

Shawn T McCormick joined Tornier as our Chief Financial Officer in September 2012. Prior to joining Tornier, Mr. McCormick served as Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. in December 2011, from April 2011 to February 2012. From January 2009 to July 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a global endovascular device company acquired by Covidien plc in July 2010. Prior to joining ev3, Mr. McCormick served as Vice President, Corporate Development at Medtronic, Inc., a global medical device company, where he was responsible for leading

Medtronic’s worldwide business development activities. Mr. McCormick joined Medtronic in July 1992 and held various finance and leadership positions during his tenure. From July 2007 to May 2008, he served as Vice President, Corporate Technology and New Ventures of Medtronic. From July 2002 to July 2007, he was Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic. Mr. McCormick currently serves on the board of directors of Nevro, Inc. and Entellus Medical, Inc., all publicly held companies. Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick. Mr. McCormick earned his Master of Business Administration from the University of Minnesota’s Carlson School of Management and his Bachelor of Science in Accounting from Arizona State University. He is a Certified Public Accountant.

Stéphan Epinette leads our international commercial operations and large joints business as Senior Vice President, International Commercial Operations. Mr. Epinette served as Vice President, International Commercial Operations from December 2008 to January 2014 and in January 2014 was appointed to his current position. Mr. Epinette has over 19 years of experience in the orthopaedic medical device industry. Prior to joining Tornier, he served in various leadership roles with Stryker Corporation, a medical technology company, in its MedSurg and Orthopaedic divisions in France, the United States and Switzerland from 1993 to December 2008, including as Business Unit Director France from 2005 to 2008. His past functions at Stryker also included Marketing Director MedSurg EMEA, Assistant to the EMEA President and Director of Business Development & Market Intelligence EMEA. Mr. Epinette earned a Master’s Degree in Health Economics from Sciences Politiques, Paris, a Master’s Degree in International Business from Paris University XII and a Bachelor of Arts from EBMS Barcelona. He also attended the INSEAD executive course in Finance and in Marketing.

Kevin M. Klemz serves as our Senior Vice President, Chief Legal Officer and Secretary. Mr. Klemz served as Vice President, Chief Legal Officer and Secretary from September 2010 to January 2014 and in January 2014 was appointed to his current position. Prior to joining Tornier, Mr. Klemz served as Senior Vice President, Secretary and Chief Legal Officer at ev3 Inc., a global endovascular device company acquired by Covidien plc in July 2010, from August 2007 to August 2010, and as Vice President, Secretary and Chief Legal Officer at ev3 from January 2007 to August 2007. Prior to joining ev3, Mr. Klemz was a partner in the law firm Oppenheimer Wolff & Donnelly LLP, where he was a corporate lawyer for approximately 20 years. Mr. Klemz has a Bachelor of Arts in Business Administration from Hamline University and a Juris Doctor from William Mitchell College of Law.

Gregory Morrison serves as our Senior Vice President, Global Human Resources and HPMS (High Performance Management System). Mr. Morrison served as Global Vice President, Human Resources from December 2010 to January 2014 and in January 2014 was appointed to his current position. Prior to joining Tornier, Mr. Morrison served as Senior Vice President, Human Resources at ev3 Inc., Inc., a global endovascular device company acquired by Covidien plc in July 2010, from August 2007 to December 2010, and as Vice President, Human Resources of ev3 from May 2002 to August 2007. Prior to joining ev3, Mr. Morrison served as Vice President of Organizational Effectiveness for Thomson Legal & Regulatory from March 1999 to February 2002 and Vice President of Global Human Resources for Schneider Worldwide, which was acquired by Boston Scientific Corporation, from 1988 to March 1999. Mr. Morrison has a Bachelor of Arts in English and Communications from North Adams State College and a Master of Arts in Corporate Communications from Fairfield University.

Terry M. Rich serves as our Senior Vice President, U.S. Commercial Operations, a position he has held since March 2012. Prior to joining Tornier, Mr. Rich served as Senior Vice President of Sales – West of NuVasive, Inc., a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. Prior to such position, Mr. Rich served as Area Vice President, Sales Director and Area Business Manager of NuVasive from December 2005. Prior to joining NuVasive, Mr. Rich served as Partner/Area Sales Manager of Bay Area Spine of DePuy Spine, Inc., a spine company and subsidiary of Johnson & Johnson, from July 2004 to December 2005. Mr. Rich has a Bachelor of Labor Relations from Rutgers College, Rutgers University.

Gordon W. Van Ummersen serves as our Senior Vice President, Global Product Delivery. Mr. Van Ummersen served as Senior Vice President, Product Delivery from June 2013 to January 2014 and in January 2014 was appointed to his current position. Prior to joining Tornier, Mr. Van Ummersen spent a year in multiple leadership roles for Biomet, Inc., an orthopedic company, following the divestiture of the worldwide trauma business of DePuy Orthopaedics, Inc. to Biomet in June 2012. Prior to that, Mr. Van Ummersen served as WW President, Trauma & Extremities for DePuy from 2007 to June 2012, General Manager, Trauma & Extremities from

2005 to 2007 and Vice President, Marketing from 2003 to 2005. Prior to joining DePuy, Mr. Van Ummersen held numerous senior commercial roles at Stryker Corporation, a medical technology company, including Vice President & General Manager for US Trauma from 1999 to 2003 and Director of Corporate Accounts from 1995 to 1999. Mr. Van Ummersen holds a Masters of Business Administration from the University of Massachusetts, Boston and a Bachelor of Science degree in Health Services Administration from Providence College.

Sean D. Carney is one of our non-executive directors and has served as a director since July 2006. Mr. Carney serves as our Chairman, a position he has held since May 2010. Mr. Carney was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our ordinary shares. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC and has served as a Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, a principal shareholder that owns approximately 21.9% of our outstanding ordinary shares as of May 5, 2015. He is also a member of the board of directors of MBIA Inc. and several private companies. During the past five years, Mr. Carney previously served on the board of directors of DexCom, Inc., a publicly held medical device company, Arch Capital Group Ltd., a publicly held company, and several privately held companies. Mr. Carney received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Harvard College. Mr. Carney’s substantial experience as an investor and director in medical device companies and his experience evaluating financial results have led our board of directors to the conclusion that he should serve as a director, our Chairman and Chair and a member of several of our board committees at this time in light of our business and structure.

Kevin C. O’Boyle is one of our non-executive directors and has served as a director since June 2010. In November 2012, Mr. O’Boyle was appointed as our Interim Vice Chairman , a position he held for about a year. From December 2010 to October 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire PLC in May 2011. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company that completed its initial public offering in May 2004. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of GenMark Diagnostics, Inc., ZELTIQ Aesthetics, Inc. and Sientra, Inc., all publicly held companies. During the past five years, Mr. O’Boyle previously served on the board of directors of Durata Therapeutics, Inc. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle’s executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly held and his financial and accounting expertise have led our board of directors to the conclusion that Mr. O’Boyle should serve as a director, Chair of our strategic transactions committee and a member of our audit committee at this time in light of our business and structure.

Richard B. Emmitt is one of our non-executive directors and has served as a director since July 2006. Mr. Emmitt was initially appointed as one of three directors in connection with the securityholders’ agreement that we entered into with certain holders of our ordinary shares. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Mr. Emmitt served as a General Partner of The Vertical Group L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries, from its inception in 1989 through December 2007. Commencing in January 2008, Mr. Emmitt has been a Member and Manager of The Vertical Group G.P., LLC, which controls The Vertical Group L.P. Mr. Emmitt currently serves on the board of directors of several privately held companies. During the past five years, Mr. Emmitt previously served on the board of directors of ev3 Inc. and American Medical Systems Holdings, Inc., both publicly held companies, and several privately held companies. In addition, prior to such five-year period, Mr. Emmitt served on the boards of directors of several publicly held companies, primarily in the medical device industry. Mr. Emmitt holds a Master of Business Administration from the Rutgers School of Business and a Bachelor of Arts from Bucknell University. Mr. Emmitt’s substantial experience as an investor and board member of numerous medical device companies ranging from development stage private companies to public companies with substantial revenues has led our board of directors to the conclusion that he should serve as a director and a member of our audit committee and strategic transactions committee at this time in light of our business and structure.

Alain Tornier is one of our non-executive directors and has served as a director since May 1976. Mr. Tornier assumed a leadership role in Tornier’s predecessor entity in 1976, following the death of his father, René Tornier, founder of Tornier. Mr. Tornier later served as Tornier’s President and Chief Executive Officer until the acquisition of Tornier by an investor group in September 2006, when he retired as an executive officer of Tornier. Mr. Tornier holds a Master of Sciences degree from Grenoble University. Mr. Tornier’s significant experience in the global orthopaedics industry and deep understanding of our history and operations have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Richard F. Wallman is one of our non-executive directors and has served as a director since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc. as Chief Financial Officer, Mr. Wallman served as Controller of International Business Machines Corporation. In addition to serving as a director of Tornier, Mr. Wallman is also a member of the board of directors of Charles River Laboratories International, Inc., Convergys Corporation, Extended Stay America, Inc. and its wholly subsidiary ESH Hospitality, Inc., and Roper Industries, Inc., all publicly held companies. During the past five years, Mr. Wallman previously served on the board of directors of Ariba, Inc. as well as auto suppliers Dana Holding Corporation, Lear Corporation and Hayes Lemmerz International, Inc., all publicly held companies. Mr. Wallman also serves on the board of directors of Reddy Ice Holdings, Inc. and Accriva Diagnostics, both privately held companies. Mr. Wallman holds a Master of Business Administration from the University of Chicago Booth School of Business with concentrations in finance and accounting and a Bachelor of Science in Electrical Engineering from Vanderbilt University. Mr. Wallman’s prior public company experience, including as Chief Financial Officer of Honeywell and his public company director experience, and his financial experience and expertise, have led our board of directors to the conclusion that he should serve as a director, Chair of our audit committee and a member of our compensation committee at this time in light of our business and structure.

Elizabeth H. Weatherman is one of our non-executive directors and has served as a director since July 2006. Ms. Weatherman was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our ordinary shares. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Ms. Weatherman is a General Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is primarily focused on the firm’s healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, a principal shareholder that owns approximately 21.9% of out outstanding ordinary shares as of May 5, 2015. Ms. Weatherman currently serves on the board of directors of several privately held companies. During the past five years, Ms. Weatherman previously served on the board of directors of ev3 Inc., a publicly held company, and several privately held companies. In addition, prior to such five-year period, Ms. Weatherman served on the boards of directors of several publicly held companies, primarily in the medical device industry. Ms. Weatherman earned a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Mount Holyoke College. Ms. Weatherman’s extensive experience as a director of public companies in the medical device industry has led our board of directors to the conclusion that she should serve as a director at this time in light of our business and structure.

Board Structure and Composition

We have a one-tier board structure. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that the board of directors shall be comprised of at least one executive director and two non-executive directors. Our board of directors currently consists of seven directors, one of whom is our executive director and six of whom are non-executive directors.

All of our non-executive directors, except Alain Tornier, are “independent directors” under the Listing Rules of the NASDAQ Global Select Stock Market. Therefore, the following five of our current seven directors are “independent directors” under the Listing Rules of the NASDAQ Global Select Stock Market: Sean D. Carney, Kevin C. O’Boyle, Richard B. Emmitt, Richard F. Wallman and Elizabeth H. Weatherman. Independence requirements for service on our audit committee are discussed below under “—Board Committees—Audit Committee” and independence requirements for service on our compensation committee are discussed below under “—Board Committees—Compensation Committee.” Mr. Wallman and Mr. O’Boyle are independent under the independence definition in the Dutch Corporate Governance Code. We currently comply with the NASDAQ corporate governance requirements, and we can deviate from the Dutch Corporate Governance Code requirement that a majority of our directors be independent within the meaning of the Dutch Corporate Governance Code provided we explain such deviation in our Dutch statutory annual report.

Our board of directors and shareholders each have approved that our board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being appointed at each year’s annual general meeting of shareholders. Messrs. Carney and Emmitt are in the class of directors whose term expires at the 2015 annual general meeting of our shareholders. Messrs. Mowry, O’Boyle and Wallman are in the class of directors whose term expires at the 2016 annual general meeting of our shareholders and Mr. Tornier and Ms. Weatherman are in the class of directors whose term expires at the 2017 annual general meeting of our shareholders. At each annual general meeting of our shareholders, successors to the class of directors whose term expires at such meeting will be appointed to serve for three-year terms or until their respective successors are appointed and qualified.

The general meeting of shareholders appoints the members of our board of directors, subject to a binding nomination of our board of directors in accordance with the relevant provisions of the Dutch Civil Code. Our board of directors makes the binding nomination based on a recommendation of our nominating, corporate governance and compliance committee. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed by the general meeting of shareholders unless the binding nature of the nominations by our board of directors is set aside by the general meeting of shareholders. The binding nature of nominations by our board of directors can only be set aside by a vote of at least two-thirds of the votes cast at an annual or extraordinary general meeting of shareholders, provided such two-thirds vote constitutes more than one-half of our issued share capital. In such case, a new meeting is called at which the resolution for appointment of a member of our board of directors shall require a majority of at least two-thirds of the votes cast representing more than one-half of our issued share capital.

A resolution of the general meeting of shareholders to suspend a member of our board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting of shareholders to suspend or dismiss members of our board of directors, other than pursuant to a proposal by our board of directors, requires a majority of at least two-thirds of the votes cast, representing more than one-half of our issued share capital.

Pursuant to a securityholders’ agreement among Tornier, TMG Holdings Coöperatief U.A., Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB, Alain Tornier, Warburg Pincus (Bermuda) Private Equity IX, L.P. and certain other shareholders, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares. We agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of May 5, 2015, TMG beneficially owned 21.9% of our outstanding ordinary shares. Mr. Carney and Ms. Weatherman are the current Tornier directors who are designees of TMG.

Under our articles of association, internal rules for the board of directors and Dutch law, the members of our board of directors are collectively responsible for the management, general and financial affairs and policy and strategy of our company. Our executive director historically has been our Chief Executive Officer, who is primarily responsible for managing our day-to-day affairs as well as other responsibilities that have been delegated to the executive director in accordance with our articles of association and internal rules for the board of directors. Our non-executive directors supervise our Chief Executive Officer and our general affairs and provide general advice to our Chief Executive Officer. In performing their duties, our directors are guided by the interests of Tornier and shall, within the boundaries set by relevant Dutch law, take into account the relevant interests of our stakeholders. The internal affairs of the board of directors are governed by our internal rules for the board of directors, a copy of which is available on the Investor Relations—Corporate Governance section of our website at www.tornier.com.

Mr. Carney serves as our Chairman. The duties and responsibilities of the Chairman include, among others: determining the agenda and chairing the meetings of our board of directors, managing our board of directors to ensure that it operates effectively, ensuring that the members of our board of directors receive accurate, timely and clear information, encouraging active engagement by all the members of our board of directors, promoting effective relationships and open communication between non-executive directors and the executive director and monitoring effective implementation of our board of directors decisions.

All regular meetings of our board of directors are scheduled to be held in the Netherlands. Each director has the right to cast one vote and may be represented at a meeting of our board of directors by a fellow director. Our board of directors may pass resolutions only if a majority of the directors is present at the meeting and all resolutions must be passed by a majority of the directors that have no conflict of interest present or represented. However, as required by Dutch law, our articles of association provide that when one or more members of our board of directors is absent or prevented from acting, the remaining members of our board of directors will be entrusted with the management of Tornier. The intent of this provision is to satisfy certain requirements under Dutch law and provide that, in rare circumstances, when a director is incapacitated, severely ill or similarly absent or prevented from acting, the remaining members of our board of directors (or, in the event there are no such remaining members, a person appointed by our shareholders at a general meeting) will be entitled to act on behalf of our board of directors in the management of Tornier, notwithstanding the general requirement that otherwise requires a majority of our board of directors be present. In these limited circumstances, our articles of association permit our board of directors to pass resolutions even if a majority of the directors is not present at the meeting.

Subject to Dutch law and any director’s objection, resolutions may be passed in writing by a majority of the directors in office. Under Dutch law, members of the board of directors may not participate in the deliberation and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest that conflicts with the interest of Tornier and our business enterprise. If all directors are conflicted and in the absence of a supervisory board, the resolution shall be adopted by the general meeting of shareholders, except if the articles of association prescribe otherwise. Our articles of association provide that a director shall not take part in any vote on a subject or transaction in relation to which he or she has a direct or indirect personal interest that conflicts with the interest of Tornier and our business enterprise. In such event, the other directors shall be authorized to adopt the resolution. If all directors have a conflict of interest as mentioned above, the resolution shall be adopted by the non-executive directors.

Board Committees

Our board of directors has four standing board committees: an audit committee, a compensation committee, a nominating, corporate governance and compliance committee and a strategic transactions committee. Each of these committees has the responsibilities and composition described below. Our board of directors has adopted a written charter for each committee of our board of directors, which charters are available on the Investor Relations—Corporate Governance section of our website at www.tornier.com. Our board of directors from time to time may establish other committees. The following table summarizes the current membership of each of our four board committees.

Director	Audit	Compensation	Nominating, corporate governance and compliance	Strategic transactions
David H. Mowry	—	—	—	—
Sean D. Carney	—	Chair	Chair	✓
Kevin C. O’Boyle	✓	—	✓	Chair
Richard B. Emmitt	✓	—	—	✓
Alain Tornier	—	—	—	—
Richard F. Wallman	Chair	✓	—	—
Elizabeth H. Weatherman	—	✓	—	—

Attendance at Board and Committee Meetings, and Annual General Meetings of Shareholders

Our board of directors held nine meetings during the fiscal year ended December 28, 2014. During the last fiscal year, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of the board on which the director served.

Our formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders is that due to the location of our annual general meeting of shareholders in the Netherlands, the residence of most of our directors in the United States and the fact that regular board meetings do not take place at or around the time of the annual general meetings of shareholders, directors are not required to attend annual general meetings of shareholders. None of our directors attended our most recent annual general meeting of shareholders held in June 2014.

Audit Committee

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. The primary responsibilities of the audit committee include:

•	assisting our board of directors in monitoring the integrity of our financial statements, its compliance with legal and regulatory requirements insofar as they relate to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors;

•	appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

•	providing a medium for consideration of matters relating to any audit issues;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions required to be disclosed under the federal securities laws.

The audit committee reviews and evaluates, at least annually, the performance of the audit committee and its members, including compliance of the committee with its charter.

The audit committee consists of Mr. Wallman (Chair), Mr. Emmitt and Mr. O’Boyle. We believe that the composition of our audit committee complies with the applicable rules of the SEC and the NASDAQ Global Select Stock Market. Our board of directors has determined that each of Mr. Wallman, Mr. Emmitt and Mr. O’Boyle is an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Global Select Stock Market. Our board of directors also has determined that each of Mr. Wallman, Mr. Emmitt and Mr. O’Boyle meets the more stringent independence requirements for audit committee members of Rule 10A-3(b)(1) under the Exchange Act and the Listing Rules of the NASDAQ Global Select Stock Market, and each of Mr. Wallman and Mr. O’Boyle is independent under the Dutch Corporate Governance Code.

The audit committee held ten meetings during 2014.

Compensation Committee

The primary responsibilities of our compensation committee, which are within the scope of the compensation policy adopted by the general meeting of our shareholders, include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations;

•	making recommendations to our board of directors with respect to incentive compensation and equity-based plans that are subject to board and shareholder approval, administering or overseeing all of our incentive compensation and equity-based plans, and discharging any responsibilities imposed on the committee by any of these plans;

•	reviewing and discussing with management the “Compensation Discussion and Analysis” section of this proxy statement and based on such discussions, recommending to our board of directors whether the “Compensation Discussion and Analysis” section should be included in this proxy statement;

•	approving, or recommending to our board of directors for approval, the compensation programs, and the payouts for all programs, applying to our non-executive directors, including reviewing the competitiveness of our non-executive director compensation programs and reviewing the terms to make sure they are consistent with our board of directors compensation policy adopted by the general meeting of our shareholders; and

•	reviewing and discussing with our Chief Executive Officer and reporting periodically to our board of directors plans for development and corporate succession plans for our executive officers and other key employees.

The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the committee with its charter.

The compensation committee has the sole authority to select, retain, oversee and terminate its own counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate. Before selecting any such counsel, consultant or advisor, the compensation committee reviews and considers the independence of such counsel, consultant or advisor in accordance with applicable SEC and NASDAQ rules. During 2014, the compensation committee retained Mercer (US) Inc. (Mercer) to assist in the design and review of our executive and director compensation programs. Additional information regarding the role of Mercer is found under “Executive Compensation —Compensation Discussion and Analysis—Determination of Compensation—Role of Consultant.” Mercer’s fees for director and executive compensation consulting services provided to the compensation committee in 2014 were $117,347. Mercer did not provide any services to us during 2014, other than those for which it had been retained by the compensation committee, other than certain services related to the Mercer Benchmark Compensation Survey. The aggregate fees paid for such other services in 2014 were $21,260. The compensation committee and our board of directors did not review or approve such other services provided to us by Mercer, as those services were approved by management in the normal course of business. The compensation committee has assessed the independence of Mercer pursuant to SEC rules and NASDAQ listing rules and concluded that the work of Mercer did not raise any conflicts of interest.

For a narrative description of the processes and procedures for the consideration and determination of executive and director compensation, please refer to “Executive Compensation—Compensation Discussion and Analysis—Determination of Compensation” and “Director Compensation.”

The compensation committee consists of Mr. Carney (Chair), Mr. Wallman and Ms. Weatherman. We believe that the composition of our compensation committee complies with the applicable rules of the SEC and the NASDAQ Global Select Stock Market. Our board of directors has determined that each of Mr. Carney and Mr. Wallman and Ms. Weatherman meets the more stringent independence requirements for compensation committee members of Rule 10C-1 under the Exchange Act and the Listing Rules of the NASDAQ Global Select Stock Market.

The compensation committee held four meetings during 2014.

Nominating, Corporate Governance and Compliance Committee

The primary responsibilities of our nominating, corporate governance and compliance committee include:

•	reviewing and making recommendations to our board of directors regarding the size and composition of our board of directors;

•	identifying, reviewing and recommending nominees for election as directors;

•	making recommendations to our board of directors regarding corporate governance matters and practices, including any revisions to our internal rules for our board of directors; and

•	overseeing our compliance efforts with respect to our legal, regulatory and quality systems requirements and ethical programs, including our code of business conduct and ethics, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the audit committee.

The nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the nominating, corporate governance and compliance committee and its members, including compliance of the committee with its charter.

The nominating, corporate governance and compliance committee has the sole authority to select, retain, oversee and terminate its own counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate.

The nominating, corporate governance and compliance committee consists of Mr. Carney (Chair) and Mr. O’Boyle.

The nominating, corporate governance and compliance committee held four meetings during 2014.

Strategic Transactions Committee

The primary responsibilities of our strategic transactions committee include:

•	reviewing and evaluating potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures, investments and similar strategic transactions involving Tornier or any one or more of our subsidiaries outside the ordinary course of its business that may arise from time to time;

•	approving on behalf of our board of directors any strategic transaction that may arise from time to time and is deemed appropriate by the strategic transactions committee and involves total cash consideration of less than $5.0 million; provided, however, that the strategic transactions committee is not authorized to approve any strategic transaction involving the issuance of capital stock or in which any director, officer or affiliate of Tornier has a material interest;

•	making recommendations to our board of directors concerning approval of any strategic transactions that may arise from time to time and are deemed appropriate by the strategic transactions committee and are beyond the authority of the strategic transactions committee to approve;

•	reviewing integration efforts with respect to completed strategic transactions from time to time and making recommendations to management and our board of directors, as appropriate;

•	assisting management in developing, implementing and adhering to a strategic plan and direction for its activities with respect to strategic transactions and making recommendations to management and our board of directors, as appropriate; and

•	reviewing and evaluating potential opportunities for restructuring our business in response to completed strategic transactions or otherwise in an effort to realize anticipated cost and expense savings for, and other benefits, to Tornier and making recommendations to management and our board of directors, as appropriate.

The strategic transactions committee reviews and evaluates periodically the performance of the committee and its members, including compliance of the committee with its charter.

The strategic transactions committee consists of Mr. O’Boyle (Chair), Mr. Carney and Mr. Emmitt.

The strategic transactions committee held four meetings during 2014.

Internal Rules for the Board of Directors

Our board of directors has adopted internal rules, which are similar to U.S. corporate bylaws or corporate governance guidelines. A copy of these internal rules can be found on the Investor Relations—Corporate Governance section of our website at www.tornier.com. Among the topics addressed in our internal rules for our board of directors are:

• Board responsibility	• Board meetings

• Board composition	• Board resolutions

• Chairman responsibilities	• Conflicts of interest

• Executive director responsibilities	• Board committees

• Non-executive director responsibilities	• Disclosure of information

• Ownership of securities	• Confidentiality

Dutch Corporate Governance Code

In addition to the Listing Rules of the NASDAQ Global Select Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code. The Dutch Corporate Governance Code (as last amended on December 10, 2008) contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code. Although we apply several provisions of the Dutch Corporate Governance Code, as an SEC registrant and NASDAQ listed company, we believe that it is appropriate to maintain governance practices that are in line with our peers listed on the NASDAQ Global Select Stock Market, and therefore, at times may choose to apply practices common for NASDAQ listed companies.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the company has chosen to apply different practices, we disclose in our Dutch statutory annual report that accompanies our Dutch statutory annual accounts to what extent we do not apply provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations. Our Dutch statutory annual report may be found on the Investor Relations—Corporate Governance section of our website at www.tornier.com.

Board of Directors Leadership Structure

Mr. Carney serves as Chairman of our board of directors. Mr. Mowry serves as our President and Chief Executive Officer and executive director.

Under the internal rules for our board of directors, the chairman may only be a non-executive director, and may not be involved, nor have been involved in the daily management of Tornier. The chairman’s general and specific responsibilities cover: (i) determining the agenda and chairing the meetings of our board of directors; (ii) ensuring that there is sufficient time for decision-making by our board of directors; (iii) ensuring the functioning of our board of directors and conducting shareholder meetings, including our annual general meetings of shareholders; (iv) managing our board of directors to ensure that it operates effectively; (v) ensuring that the members of our board of directors receive accurate, timely and clear information, in particular about our performance, to enable our board of directors to take sound decisions, monitor effectively and provide advice to promote the success of Tornier; (vi) encouraging active engagement by all the members of our board of directors; (vii) setting and approving our board of directors agenda to take full account of the issues and the concerns of all directors; (viii) promoting effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive directors; (ix) monitoring effective implementation of board of directors decisions; (x) ensuring clear structure for and the effective running of board committees together with and facilitated by our corporate secretary, maintaining effective communication with major shareholders so as to ensure that our board of directors develops an understanding of their views; (xi) in conjunction with our corporate secretary, taking the lead in providing a properly constructed induction program for new directors that is comprehensive, formal and tailored; (xii) ensuring that the performance of individuals and of our board of directors as a whole and its committees is evaluated at least once a year; and (xiii) establishing a close relationship of trust with the executive director, by providing support and advice while respecting executive responsibility.

Under the internal rules for our board of directors, the executive director shall have responsibility within our board of directors for: (i) day-to-day management of Tornier comprising all decisions in the ordinary course of its business; and, within the strategic and financial objectives and boundaries as included in the strategy and business plans approved by our board of directors; (ii) strategic management of Tornier, including developing strategy and business plans for Tornier, including the financial projections and the budget, and proposing these plans to our board of directors and implementing them after approval of our board of directors; (iii) maintaining appropriate accounting, financial and other controls; (iv) establishing and maintaining internal procedures, which ensure that all major financial information is known to our entire board of directors, so that the timeliness, completeness and correctness of the external financial reporting are assured; (v) adopting company policies in respect of corporate conduct, including compliance with applicable laws and regulations; (vi) reviewing the process of the provision of appropriate financial and operational information to our board of directors, and to (public) authorities or other relevant bodies; (vii) preparing and monitoring implementation of succession plans regarding our management; (viii) evaluating the overall effectiveness of Tornier; and (ix) such other matters as may be specifically delegated to the executive director by our board of directors.

We currently believe this leadership structure is in the best interests of Tornier and our shareholders and strikes the appropriate balance between the President and Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of Tornier and the Chairman’s responsibility to guide overall strategic direction of Tornier and provide oversight of our corporate governance and guidance to our President and Chief Executive Officer and to set the agenda for and preside over board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our company is well-served by this leadership structure.

Risk Oversight

Risk is inherent with every business. We face a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic and reputational risks. Our management is responsible for the day-to-day management of risks faced by us, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to us. Our President and Chief Executive Officer regularly attends meetings of our board of directors and discusses with the board the strategies and risks facing our company.

The board’s standing committees oversee risks associated with their respective principal areas of focus. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to our financial statements and financial reporting obligations. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The compensation committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The nominating, corporate governance and compliance committee oversees risks relating to our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our code of business conduct and ethics, code of conduct on interactions with U.S. customers, code of conduct on insider trading and confidentiality and other aspects of our corporate compliance program and risks related to our corporate governance matters and policies and director succession planning. The strategic transactions committee oversees risks related to strategic transactions that we may undertake.

Consideration of Director Nominees

Our board of directors has delegated to the nominating, corporate governance and compliance committee the responsibility, among other things, to review and make recommendations to our board of directors regarding the size and composition of our board of directors and identify, review and recommend nominees for appointment as directors. The policy of the nominating, corporate governance and compliance committee with respect to nominees for appointment as directors submitted or recommended by our shareholders is to consider properly submitted recommendations for candidates to our board of directors from our shareholders. In evaluating such recommendations, the nominating, corporate governance and compliance committee seeks to achieve a balance of experience, knowledge, integrity and capability on our board of directors and to address the membership criteria described below. Any shareholder recommendations for consideration by the nominating, corporate governance and compliance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Tornier within the last three years, at least three personal references, a statement of recommendation of the candidate from the shareholder, a description of our ordinary shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our board of directors and a written indication to provide such other information as the nominating, corporate governance and compliance committee may reasonably request. There are no differences in the manner in which the nominating, corporate governance and compliance committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or otherwise.

Shareholder recommendations to our board of directors should be sent to:

Kevin M. Klemz

Senior Vice President, Chief Legal Officer and Secretary

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

The nominating, corporate governance and compliance committee will evaluate and recommend candidates for membership on our board of directors consistent with criteria established by the committee. The nominating, corporate governance and compliance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our board of directors or specific qualities or skills that are necessary for one or more of the members of our board of directors to possess. However, the nominating, corporate governance and compliance committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate: (i) high personal and professional ethics, values and integrity; (ii) the education, skill and experience that our board of directors deems relevant and useful, including whether such attributes or background would contribute to the diversity of our board of directors as a whole; (iii) the ability and willingness to serve on any committees of our board of directors; and (iv) the ability and willingness to commit adequate time to the proper functioning of our board of directors and its committees.

While we do not have a stand-alone diversity policy, the nominating, corporate governance and compliance committee and our board of directors believe that the above-mentioned attributes provide us with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution. The nominating, corporate governance and compliance committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The nominating, corporate governance and compliance committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has served as one of our officers or employees at any time. Except as otherwise disclosed in this proxy statement, no member of our compensation committee has had any relationship with Tornier requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director, or member of the compensation committee (or other committee serving an equivalent function), of an organization that has an executive officer also serving as a member of our board of directors or compensation committee.

Stock Ownership Guidelines

In February 2014, we established stock ownership guidelines that are intended to further align the interests of our directors and executive officers with those of our shareholders. The stock ownership guideline for our non-executive directors is that number of ordinary shares with a value equal to three times the amount of the annual cash retainer paid to directors in consideration for their service as members of our board of directors. Stock ownership targets for our executive officers are set at that number of ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to three times for our President and Chief Executive Officer and one and one-half times for our other executive officers. Each director and executive officer has five years from the date of appointment or hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership target. Until the applicable stock ownership target is achieved, each director and executive officer subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock units. All of our directors and executives currently meet their respective individual stock ownership guideline.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics, which applies to all of our directors, officers and employees. The code of business conduct and ethics is available on the Investor Relations—Corporate Governance section of our website at www.tornier.com. Any person may request a copy free of charge by writing to Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. We intend to disclose on our website any amendment to, or waiver from, a provision of our code of business conduct and ethics that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the NASDAQ Global Select Stock Market.

Code of Conduct on Insider Trading and Confidentiality

We have adopted a code of conduct on insider trading and confidentiality, which applies to all of our directors, officers and employees. The code of conduct on insider trading and confidentiality, among other things, prohibits our directors and officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging ordinary shares in any significant respect.

Shareholder Communications with the Board of Directors

We have not adopted a formal process for shareholder communications with our board of directors. Nevertheless, every effort has been made to ensure that the views of our shareholders are heard by our board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our board of directors has been excellent and, to date, we have not considered it necessary to adopt a formal process. Nevertheless, our board of directors will continue to monitor whether it would be appropriate to adopt a formal process for shareholder communications with our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Introduction

Below under the heading “—Description of Related Party Transactions” is a description of transactions that have occurred during the past fiscal year, or any currently proposed transactions, to which we were or are a participant and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a related person (including any director, director nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family) had or will have a direct or indirect material interest.

These transactions are referred to as “related party transactions.”

Procedures Regarding Approval of Related Party Transactions

As provided in our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. In determining whether to approve a related party transaction, the audit committee generally will evaluate the transaction in terms of (i) the benefits to Tornier; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

Description of Related Party Transactions

The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:

Alain Tornier and Related Entities. Alain Tornier is a member of our board of directors. Mr. Tornier wholly owns KCH Stockholm AB, which wholly owns KCH Oslo AS, which holds approximately 3.7% of our outstanding ordinary shares as of May 5, 2015.

TMG Holdings Coöperatief U.A., Warburg Pincus (Bermuda) Private Equity IX, L.P., Sean D. Carney and Elizabeth H. Weatherman. TMG Holdings Coöperatief U.A. holds approximately 21.9% of our outstanding ordinary shares as of May 5, 2015. Tornier’s directors, Sean D. Carney and Elizabeth H. Weatherman, are Managing Directors of Warburg Pincus LLC, which manages TMG as well as its parent entities Warburg Pincus (Bermuda) Private Equity IX, L.P., or WP Bermuda, WP (Bermuda) IX PE One Ltd. and Warburg Pincus (Bermuda) Private Equity Ltd. (“WPPE”). Furthermore, Mr. Carney and Ms. Weatherman are Partners of Warburg Pincus & Co., the sole member of WPPE.

Vertical Fund I, L.P., Vertical Fund II, L.P. and Richard B. Emmitt. Richard B. Emmitt, a member of our board of directors, is a Member and Manager of The Vertical Group, L.P., which is the sole general partner of each of Vertical Fund I, L.P. and Vertical Fund II, L.P. Mr. Emmitt is also a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group, L.P. Although Vertical Fund I, L.P. and Vertical Fund II, L.P. were shareholders of Tornier as of the time of the transactions described below, neither Vertical Fund I, L.P. nor Vertical Fund II, L.P. currently owns any of our ordinary shares.

We are party to a securityholders’ agreement with certain of our current and former shareholders, including TMG, WP Bermuda, Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB and Mr. Tornier. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of out outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares. We agreed to use our reasonable best efforts to cause the TMG designees to be elected as directors. TMG holds approximately 21.9% of our outstanding ordinary shares as of May 5, 2015. Mr. Carney and Ms. Weatherman are the current directors who are designees of TMG. The securityholders’ agreement terminates upon the written consent of all parties to the agreement.

We are a party to a registration rights agreement with certain of our shareholders, including entities affiliated with certain of our directors, including TMG and KCH Stockholm AB. Pursuant to the registration rights agreement, we have agreed to (i) use our reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates, (ii) use our reasonable best efforts to become eligible for use of Form S-3 for registration statements and once we become eligible TMG or its affiliates shall have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. We also have granted certain incidental or “piggyback” registration rights with respect to the registrable shares, subject to certain limitations and restrictions, including volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. Under the registration rights agreement, we have agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

On February 28, 2014, we completed an underwritten secondary public offering of our ordinary shares pursuant to which TMG participated and sold an aggregate of 5,125,000 ordinary shares to the underwriter at a per share price of $18.94. Pursuant to the terms of the registration rights agreement described above, we paid substantially all of the expenses in connection with the offering, other than underwriting commissions, which expenses equaled approximately $320,000.

On February 9, 2007, we signed an exclusive, worldwide license and supply agreement with Tepha for its poly-4-hydroxybutyrate polymer for a license fee of $110,000, plus an additional $750,000 as consideration for certain research and development. Tepha is further entitled to royalties of up to 5% of sales under these licenses. We amended this agreement in December 2011 to include certain additional rights and an option to license additional products. We paid $0.1 million of minimum royalty payments during 2014 to Tepha under the terms of this agreement. Additionally, we made payments of $0.2 million during 2014 related to the purchase of materials. Vertical Fund I, L.P. and Vertical Fund II, L.P. in the aggregate own approximately 15% of Tepha’s outstanding common and preferred stock. In addition, Mr. Emmitt serves on the Tepha board of directors.

On January 22, 2008, we signed an agreement with BioSET to develop, commercialize and distribute products incorporating BioSET’s F2A synthetic growth factor technology in the field of orthopaedic and podiatric soft tissue repair. As amended on February 10, 2010, this agreement granted us an option to purchase an exclusive, worldwide license for such products in consideration for a payment of $1.0 million. We exercised this option on February 10, 2010. Upon FDA approval of certain products, an additional $2.5 million will become due. BioSET is entitled to royalties of up to 6% for sales of products under this agreement. We have not accrued or paid any royalties under the terms of this agreement. Vertical Fund I, L.P. and Vertical Fund II, L.P. in the aggregate own approximately 20% of BioSET’s outstanding capital stock.

On July 29, 2008, we formed a real estate holding company, SCI Calyx, together with Mr. Tornier. SCI Calyx is owned 51% by Tornier and 49% by Mr. Tornier. SCI Calyx was initially capitalized by a contribution of capital of €10,000 funded 51% by Tornier and 49% by Mr. Tornier. SCI Calyx then acquired a combined manufacturing and office facility in Montbonnot, France, for approximately $6.1 million. The manufacturing and office facility is used to support the manufacture of certain of our current products and house certain of our operations in Montbonnot, France. This real estate purchase was funded through mortgage borrowings of $4.1 million and $2.0 million cash borrowed from the two current shareholders of SCI Calyx. The $2.0 million cash borrowed from the SCI Calyx shareholders originally consisted of a $1.0 million note due to Mr. Tornier and a $1.0 million note due to Tornier SAS, which is our wholly-owned French operating subsidiary. Both of the notes issued by SCI Calyx bear interest at the three-month Euro Libor rate plus 0.5% and have no stated term. During 2010, SCI Calyx borrowed approximately $1.4 million from Mr. Tornier in order to fund on-going leasehold improvements necessary to prepare the Montbonnot facility for its intended use. This cash was borrowed under the same terms as the original notes. As of December 28, 2014, SCI Calyx had related-party debt outstanding to Mr. Tornier of $2.3 million. The SCI Calyx entity is consolidated by us, and the related real estate and liabilities are included on our consolidated balance sheets. On September 3, 2008, Tornier SAS, our French operating subsidiary, entered into a lease agreement with SCI Calyx relating to these facilities. The agreement, which terminates in 2018, provides for an annual rent payment of €440,000, which has subsequently been increased and is currently €959,712. As of December 28, 2014, future minimum payments under this lease were €4.6 million in the aggregate.

On December 29, 2007, Tornier SAS entered into a lease agreement with Mr. Tornier and his spouse, relating to a museum in Saint Villa, France. The agreement provides for a term through May 30, 2015 and an initial annual rent payment of €28,500, which was subsequently decreased to €14,602. On December 29, 2007, Tornier SAS entered into a lease agreement with Animus SCI, relating to our facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €279,506 annually, which was subsequently increased to €295,034. Animus SCI is wholly-owned by Mr. Tornier. On February 6, 2008, Tornier SAS entered into a lease agreement with Balux SCI, effective as of May 22, 2006, relating to our facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €252,254, which was subsequently increased to €560,756. Balux SCI is wholly-owned by Mr. Tornier and his sister, Colette Tornier. As of December 28, 2014, future minimum payments under all of these agreements were €8.1 million in the aggregate.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information concerning the beneficial ownership of our ordinary shares as of May 5, 2015, by:

•	each of our directors and named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below assume that there are 48,996,404 ordinary shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security and the issuance of ordinary shares upon the vesting of stock awards granted in the form of restricted stock units. The ordinary shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares beneficially owned (1)
	Number	Percent
Directors and named executive officers:
David H. Mowry	141,783	*
Shawn T McCormick	64,006	*
Terry M. Rich	98,953	*
Kevin M. Klemz	145,270	*
Greg Morrison	141,478	*
Sean D. Carney(2)	10,759,888	22.0%
Richard B. Emmitt(3)	74,985	*
Kevin C. O’Boyle	72,560	*
Alain Tornier(4)	1,790,476	3.7%
Richard F. Wallman	99,508	*
Elizabeth H. Weatherman(5)	10,750,262	21.9%
All directors and executive officers as a group (13 persons)	13,612,461	27.3%
Principal shareholders:
Warburg Pincus Entities (TMG Holdings Coöperatief U.A.)(6)	10,721,809	21.9%
FMR LLC(7)	5,403,027	11.0%
T. Rowe Price Associates, Inc.(8)	5,205,599	10.6%
OrbiMed Advisors LLC(9)	4,805,000	9.8%

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.
(1)	Includes for the persons listed below the following ordinary shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of May 5, 2015 and ordinary shares issuable upon the vesting of stock awards granted in the form of restricted stock units within 60 days of May 5, 2015:

Name	Options	Shares subject to restricted stock units
David H. Mowry	98,058	24,777
Shawn T McCormick	41,018	10,877
Terry M. Rich	67,036	13,941
Kevin M. Klemz	121,288	8,333
Greg Morrison	118,639	7,659

Name	Options	Shares subject to restricted stock units
Sean D. Carney	15,867	1,310
Richard B. Emmitt	15,867	601
Kevin C. O’Boyle	65,867	—
Alain Tornier	15,867	437
Richard F. Wallman	50,242	—
Elizabeth H. Weatherman	15,867	491
All directors and executive officers as a group (13 persons)	784,786	85,886

(2)	Includes 10,721,809 ordinary shares held by affiliates of Warburg Pincus & Co. Mr. Carney is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All ordinary shares indicated as owned by Mr. Carney are included because of his affiliation with the Warburg Pincus Entities (as defined below). See note (6) below. Mr. Carney disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Mr. Carney’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(3)	Includes: (i) 15,708 shares held in Mr. Emmitt’s IRA account, (ii) 564 shares held by Mr. Emmitt’s spouse, and (iii) 444 shares held by an IRA account of Mr. Emmitt’s spouse.
(4)	Includes 1,762,792 ordinary shares held by KCH Oslo AS (KCH Oslo). KCH Stockholm AB wholly owns KCH Oslo, and Mr. Tornier wholly owns KCH Stockholm AB. All ordinary shares indicated as owned by Mr. Tornier are included because of his affiliation with these entities.
(5)	Includes 10,721,809 ordinary shares held by affiliates of Warburg Pincus & Co. Ms. Weatherman is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All ordinary shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus Entities. See note (6) below. Ms. Weatherman disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Ms. Weatherman’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(6)	Reflects ordinary shares held by TMG Holdings Coöperatief U.A., a Dutch coöperatief (TMG). TMG is wholly owned by Warburg Pincus (Bermuda) Private Equity IX, L.P., a Bermuda limited partnership (WP Bermuda IX), and WP (Bermuda) IX PE One Ltd., a Bermuda company (WPIX PE One). The general partner of WP Bermuda IX is Warburg Pincus (Bermuda) Private Equity Ltd., a Bermuda company (WP Bermuda Ltd.). WP Bermuda IX is managed by Warburg Pincus LLC, a New York limited liability company (WP LLC, and together with WP Bermuda IX, WPIX PE One and WP Bermuda Ltd., the Warburg Pincus Entities). Charles R. Kaye and Joseph P. Landy are the Managing General Partners of Warburg Pincus & Co., a New York general partnership (WP), and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy has shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Kaye, Mr. Landy and the Warburg Pincus Entities may be deemed to be the beneficial owners of the ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the ordinary shares referenced above except to the extent of any pecuniary interest therein. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.
(7)	Based solely on information contained in a Schedule 13G/A of FMR LLC, an investment advisor, filed with the SEC on March 10, 2015, with sole investment discretion with respect to all such shares and sole voting authority with respect to 197 shares. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(8)	Based solely on information contained in a Schedule 13G/A of T. Rowe Price Associates, Inc., an investment advisor, filed with the SEC on February 11, 2015, reflecting beneficial ownership as of December 31, 2014, with sole investment discretion with respect to all such shares, and sole voting authority with respect to 604,700 shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(9)	Based solely on a Schedule 13G filed on February 17, 2015 by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly reflecting beneficial ownership as of December 31, 2014. The beneficial ownership reflected in the table includes 2,100,000 ordinary shares beneficially owned by OrbiMed Advisors LLC with shared voting and investment discretion; 2,705,000 ordinary shares beneficially owned by OrbiMed Capital LLC with shared voting and investment discretion, and 4,805,000 ordinary shares beneficially owned by Samuel D. Isaly with shared voting and investment discretion. The address of their principal business office is 601 Lexington Avenue, 54th floor, New York, NY 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding ordinary shares to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares. Directors, executive officers and greater than 10% beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 28, 2014, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers and beneficial owners of greater than 10% of our ordinary shares were filed on a timely basis during the year ended December 28, 2014.

DIRECTOR COMPENSATION

Overview

Under the terms of our board of directors compensation policy, which was approved by the general meeting of shareholders on August 26, 2010 and was amended on October 28, 2010, the compensation packages for our non-executive directors are determined by our non-executive directors, based upon recommendations by the compensation committee. Such compensation is determined by our non-executive directors pursuant to the terms of our articles of association which provide that if all directors have a conflict of interest in the matter to be acted upon, the matter shall be approved by the non-executive directors. In determining non-executive director compensation, we target such compensation in the market median range of our peer companies; although, we may deviate from the median if we determines necessary or appropriate on a case by case basis.

Under the terms of our non-executive director compensation policy, compensation for our non-executive directors is comprised of both cash compensation and equity-based compensation. Cash compensation is in the form of annual or other retainers for non-executive directors, chairman, committee chairs and committee members. Equity-based compensation is in the form of initial and annual stock option and stock grants (in the form of restricted stock units). Each of these components is described in more detail below. We do not generally provide perquisites and other personal benefits to our non-executive directors.

During 2014, our compensation committee engaged Mercer to review our non-executive director compensation program. In so doing, Mercer analyzed the outside director compensation levels and practices of our peer companies. Mercer used the same peer group as was approved by the compensation committee in February 2013 and used to gather compensation information for our executive officers, with the exception that Heartware International, Inc. was substituted for Conceptus, Inc. For more information regarding the peer companies, see the information under “Executive Compensation—Compensation Discussion and Analysis—Determination of Executive Compensation—Use of Peer Group and Other Market Data” of this proxy statement. Based on Mercer’s recommendations, the compensation committee recommended and our board of directors approved no changes to our non-executive director compensation policy during 2014. Our non-executive director compensation policy is consistent with our shareholder-approved board of directors compensation policy.

Cash Compensation

The cash compensation component of our non-executive director compensation consists of gross annual fees, commonly referred to as annual cash retainers, paid to each non-executive director and additional annual cash retainers paid to the chairman and each board committee chair and member. The table below sets forth the annual cash retainers paid to each non-executive director and the additional annual cash retainers paid to the chairman and each board committee chair and member:

Description	Annual cash retainer ($)
Non-executive director	40,000
Chairman premium	50,000
Audit committee chair premium	15,000
Compensation committee chair premium	10,000
Nominating, corporate governance and compliance committee chair premium	5,000
Strategic transactions committee chair premium	10,000
Audit committee member (including chair)	10,000
Compensation committee member (including chair)	5,000
Nominating, corporate governance and compliance committee member (including chair)	5,000
Strategic transactions committee member (including chair)	5,000

The annual cash retainers are paid on a quarterly basis in arrears within 30 days of the end of each calendar quarter. For example, the retainers for the first calendar quarter covering the period from January 1 through March 31 are paid within 30 days of March 31.

In addition, each non-executive director, other than Mr. Tornier, receives a cash travel stipend of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States.

Equity-Based Compensation

The equity-based compensation component of our non-executive director compensation consists of initial stock option and stock grants (in the form of restricted stock units) to new non-executive directors upon their first appointment or election to our board of directors and annual stock option and stock grants (in the form of restricted stock units) to all non-executive directors on the same date that annual performance recognition grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations).

Non-executive directors, upon their initial appointment to our board of directors and on an annual basis thereafter effective as of the same date that annual performance recognition grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations), receive $125,000, one-half of which is paid in stock options and the remaining one-half of which is paid in stock grants (in the form of restricted stock units). The number of ordinary shares underlying the stock options and stock grants is determined based on the 10-trading day average closing sale price of an ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. The stock options have a term of 10 years and a per share exercise price equal to 100% of the fair market value of our ordinary shares on the grant date. The stock options and stock grants (in the form of restricted stock units) vest over a two-year period, with one-half of the underlying shares vesting on each of the one-year and two-year anniversaries of the grant date, in each case so long as the director is still a director as of such date.

Accordingly, on August 12, 2014, each of our non-executive directors received a stock option to purchase 6,034 ordinary shares at an exercise price of $21.66 per share and a stock grant in the form of a restricted stock unit representing 2,728 ordinary shares.

Under the merger agreement with Wright, we have agreed not to make any further equity grants to our non-executive directors or otherwise.

Election to Receive Equity-Based Compensation in Lieu of Cash Compensation

Our non-executive director compensation policy allows our non-executive directors to elect to receive a stock grant in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-executive director, chairman and chair or member of any board committee. Each non-executive director who elects to receive a stock grant in lieu of such director’s annual cash retainers is granted a stock grant (in the form of a restricted stock unit) under our stock incentive plan for that number of ordinary shares as determined by dividing the aggregate dollar amount of all annual cash retainers anticipated to payable to such director for the period commencing on July 1 of each year to June 30 of the following year by the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and as determined one week prior to the date of anticipated corporate approval of the award. Four of our non-executive directors elected to receive such a stock grant in lieu of their cash retainers for the period covering July 1, 2013 through June 30, 2014, and the same four non-executive directors elected to receive such a stock grant in lieu of their cash retainers for the period covering July 1, 2014 through June 30, 2015. Accordingly, effective as of August 9, 2013 and August 12, 2014, these four non-executive directors received stock grants. These stock grants are described in more detail in note (1) to the Director Compensation Table under “—Summary of Cash and Other Compensation.”

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers is no longer a director before such director’s interest in all of the ordinary shares underlying the stock grant have vested and become issuable, then such director will forfeit his or her rights to receive all of the shares underling such stock grant that have not vested and been issued as of the date such director’s status as a director so terminates. In such case, the non-executive director will receive in cash a pro rata portion of his or her annual cash retainers for the quarter in which the director’s status as a director terminates.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers becomes entitled to receive an increased or additional annual cash retainer during the period from July 1 to June 30 of the next year, such director will receive such increased or additional annual cash retainer in cash until July 1 of the next year when the director may elect (on or prior to June 15 of the next year) to receive a stock grant in lieu of such director’s annual cash retainers.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers experiences a change in the director’s membership on one or more board committees or chair positions prior to June 30 of the next year such that the director becomes entitled to receive annual cash retainers for the period from July 1 to June 30 of the next year aggregating an amount less than the aggregate amount used to calculate the director’s most recent stock grant received, the director will forfeit as of the effective date of such board committee or chair change his or her rights to receive a pro rata portion of the shares underlying such stock grant reflecting the decrease in the director’s aggregate annual cash retainers and the date on which such decrease occurred. In addition, the vesting of the stock grant will be revised appropriately to reflect any such change in the number of shares underlying the stock grant and the date on which such change occurred.

Under the merger agreement with Wright, we have agreed not to make any further equity grants to our non-executive directors or otherwise.

Summary of Cash and Other Compensation

The table below summarizes the compensation received by our non-executive directors for the year ended December 28, 2014. While Mr. Mowry did not receive additional compensation for his service as a director, a portion of his compensation was allocated to his service as a member of our board of directors. For more information regarding the allocation of Mr. Mowry’s compensation, please refer to note (1) to the Summary Compensation Table under “Executive Compensation—Executive Compensation Tables and Narrative—Summary Compensation.”

DIRECTOR COMPENSATION– 2014

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	Option awards(4)(5) ($)	All other compensation(6)(7) ($)	Total ($)
Sean D. Carney	120,000	172,544	59,572	8,000	360,116
Richard B. Emmitt	55,000	111,094	59,572	8,000	233,666
Kevin C. O’Boyle	70,000	59,088	59,572	6,000	194,660
Alain Tornier	40,000	96,907	59,572	0	196,479
Richard F. Wallman	70,000	59,088	59,572	8,000	196,660
Elizabeth H. Weatherman	45,000	101,629	59,572	8,000	214,201

(1)	Unless a director otherwise elects to convert all of his or her annual retainers into stock awards (in the form of restricted stock units), annual retainers are paid in cash on a quarterly basis in arrears within 30 days of the end of each calendar quarter. Four of our non-executive directors elected to convert all of their annual retainers covering the period of service from July 1, 2013 to June 30, 2014 and the same four non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2014 to June 30, 2015 into stock awards under our stock incentive plan. Accordingly, these four non-executive directors were granted stock awards on August 9, 2013 and August 12, 2014 for that number of ordinary shares as determined based on the following formula: (a) the aggregate dollar amount of all annual cash retainers that otherwise would have been payable to the non-executive director for services to be rendered as a non-executive director, chairman and chair or member of any board committee (based on such director’s board committee memberships and chair positions as of the grant date), divided by (b) the 10-trading day average closing sale price of an ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. Such stock awards vest and the underlying shares become issuable in four as nearly equal as possible quarterly installments, on September 30, December 31, March 31 and June 30, in each case so long as the non-executive director is a director of Tornier as of such date.

The table below sets forth: (a) the number of stock awards granted to each non-executive director on August 12, 2014; (b) the total amount of annual retainers converted by such director into stock awards; (c) of such total amount of annual retainers converted into stock awards, the amount attributed to the director’s service during 2014, which amount is included in the “Fees earned or paid in cash” column for each director; (d) the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2014 service converted into stock awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2014 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2014 ($)
Mr. Carney	120,000	5,238	60,000	113,455	53,455
Mr. Emmitt	55,000	2,401	27,500	52,006	24,506
Mr. Tornier	40,000	1,746	20,000	37,818	17,818
Ms. Weatherman	45,000	1,964	22,500	42,540	20,040

The table below sets forth: (a) the number of stock awards granted to each non-executive director on August 9, 2013; (b) the total amount of annual retainers converted by such director into stock awards; (c) of such total amount of annual retainers converted into stock awards, the amount attributed to the director’s service during 2013; (d) the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2013 service converted into stock awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2013 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2013 ($)
Mr. Carney	115,000	6,422	57,500	124,908	67,408
Mr. Emmitt	50,000	2,792	25,000	54,304	29,304
Mr. Tornier	40,000	2,234	20,000	43,451	23,451
Ms. Weatherman	45,000	2,513	22,500	48,878	26,378

(2)	On August 12, 2014, each non-executive director received a stock award (in the form of a restricted stock unit) for 2,728 ordinary shares granted under our stock incentive plan. The stock award vests and the underlying shares become issuable in two as nearly equal as possible annual installments, on the one-year and two-year anniversaries of the grant date, and in each case so long as the non-executive director is a director of Tornier as of such date. In addition, as described above in note (1), certain non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2014 to June 30, 2015 into stock awards under our stock incentive plan. The amount reported in the “Stock awards” column represents the aggregate grant date fair value for the August 12, 2014 stock awards granted to each director in 2014 and for those directors who elected to convert their annual retainers covering the period of service from July 1, 2014 to June 30, 2015, the grant date fair value for the additional August 12, 2014 stock awards granted to such director in 2014, in each case as computed in accordance with FASB ASC Topic 718. The grant date fair value for stock awards is determined based on the closing sale price of our ordinary shares on the grant date.
(3)	The table below provides information regarding the number of unvested stock awards (all of which are in the form of restricted stock units) held by each of the non-executive directors at December 28, 2014 on a per grant basis and on an aggregate basis.

Name	08/10/12 grant date	08/09/13 grant date	08/12/14 grant date	Total number of underlying unvested shares
Mr. Carney	983	1,745	6,657	9,385
Mr. Emmitt	983	1,745	4,529	7,257
Mr. O’Boyle	983	1,745	2,728	5,456
Mr. Tornier	983	1,745	4,038	6,766
Mr. Wallman	983	1,745	2,728	5,456
Ms. Weatherman	983	1,745	4,201	6,929

(4)	On August 12, 2014, each non-executive director received a stock option to purchase 6,034 ordinary shares at an exercise price of $21.66 per share granted under our stock incentive plan. Such option expires on August 12, 2024 and vests with respect to one-half of the underlying ordinary shares on each of the following dates, so long as the individual remains a director of Tornier as of such date: August 12, 2015 and August 12, 2016. Amount reported in the “Option awards” column represents the aggregate grant date fair value for option awards granted to each non-executive director in 2014 computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The grant date value per share for the option granted on August 12, 2014 was $9.87 and was determined using the following specific assumptions: risk free interest rate: 1.90%; expected life: 6.10 years; expected volatility: 45.10%; and expected dividend yield: 0.
(5)	The table below provides information regarding the aggregate number of options to purchase ordinary shares outstanding at December 28, 2014 and held by each of our non-executive directors:

Name	Aggregate number of shares underlying options	Exercisable/ unexercisable	Range of exercise price(s) ($)	Range of expiration date(s)
Mr. Carney	27,820	15,867/11,953	18.04-25.20	05/12/2021-08/12/2024
Mr. Emmitt	27,820	15,867/11,953	18.04-25.20	05/12/2021-08/12/2024
Mr. O’Boyle	77,820	65,867/11,953	18.04-25.20	06/03/2020-08/12/2024
Mr. Tornier	27,820	15,867/11,953	18.04-25.20	05/12/2021-08/12/2024
Mr. Wallman	62,195	50,242/11,953	16.98-25.20	12/08/2018-08/12/2024
Ms. Weatherman	27,820	15,867/11,953	18.04-25.20	05/12/2021-08/12/2024

(6)	Represents travel stipends of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States.
(7)	We do not generally provide perquisites and other personal benefits to our non-executive directors. Any perquisites or personal benefits actually provided to any non-executive director were less than $10,000 in the aggregate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we describe the key principles and approaches we use to determine elements of compensation paid to, awarded to and earned by the following named executive officers, whose compensation is set forth in the Summary Compensation Table found later in this proxy statement:

•	David H. Mowry, who serves as our President, Chief Executive Officer and Executive Director and is referred to as our “CEO” in this CD&A;

•	Shawn T McCormick, who serves as our Chief Financial Officer;

•	Terry M. Rich, who serves as our Senior Vice President, U.S. Commercial Operations.

•	Kevin M. Klemz, who serves as our Senior Vice President, Chief Legal Officer and Secretary; and

•	Gregory Morrison, who serves as our Senior Vice President, Global Human Resources and HPMS.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding notes and narrative discussion, as they provide additional information and context to our compensation disclosures.

Executive Summary

One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay for performance in our compensation programs. We believe we accomplish this objective primarily through our annual cash incentive plan, which compensates executives for achieving annual corporate financial goals and, in the case of some executives, divisional financial goals and individual goals.

During 2014, we made significant progress toward our strategic initiatives, including:

•	The transition of our U.S. sales organization. We spent 2014 executing Phase 2 of our U.S. sales organization strategy, which includes the alignment of our sales representatives to focus on either upper or lower extremity products, the optimization of our sales territory structures, the hiring of additional sales representatives to fill territories and the education and training of our sales teams. We achieved our goal of dedicating approximately 85% of our sales representatives to selling either upper extremity products or lower extremity products across the territories they serve. Additionally, we completed the training of over 225 additional sales representatives during 2014, thereby achieving our goal of training a total of 200 sales representatives by the end of 2014.

•	The continued advancement of our product portfolio. During 2014, we continued to make progress on building and expanding our global product portfolio, including in particular our Aequalis Ascend Flex convertible shoulder system, which continued to receive positive feedback and strong surgeon support during 2014 as we experienced an increased level of competitive conversions across a broad range of customers.

Despite the disruption in our U.S. sales channel as a result of the strategic initiative to establish separate sales channels that are individually focused on selling either upper extremity products or lower extremity products, our 2014 financial performance was strong. Our total revenue was $345.0 million, representing growth of 11 percent over 2013 total revenue. Total extremities revenue was $286.7 million, also representing growth of 11 percent over 2013 total extremities revenue.

Our 2014 financial performance had the following impact on our pay programs:

•	Our adjusted total revenue, total extremities revenue and adjusted EBITDA substantially exceeded target goals, resulting in maximum or near maximum payouts for those goals under our cash incentive plan. Our adjusted free cash flow was substantially below target and did not meet the threshold goal, resulting in no payout for that goal under our cash incentive plan. Taking into account the weightings of the corporate performance goals, the total weighted average payout percentage applicable to the portion of the annual cash incentive bonus tied to corporate performance goals was 119% of target.

•	Executives with individual performance goals performed exceptionally well during 2014, resulting in a decision by our compensation committee to pay out for individual performance despite the fact that the threshold adjusted free cash flow metric was not met.

•	Overall 2014 plan payouts for named executive officers ranged from 115.2% to 137.6% of target.

•	Since most of our executives’ pay is variable compensation tied to financial results or share price, and not fixed compensation, these cash incentive plan payouts, together with retention stock grants awarded to most of the named executive officers, resulted in actual total compensation for our named executive officers above our targeted range of 50th to 75th percentile of a group of similarly sized peer companies based on compensation benchmarking completed in 2014.

On October 27, 2014, we entered into an agreement and plan of merger with Wright Medical Group, Inc. pursuant to which, upon the terms and subject to the conditions set forth therein, an indirect wholly owned subsidiary of Tornier will merge with and into Wright, with Wright continuing as the surviving company and an indirect wholly owned subsidiary of Tornier following the transaction. Upon completion of the merger, our shareholders will own approximately 48% of the combined company on a fully diluted basis and Wright shareholders will own approximately 52%. Following the closing of the transaction, the combined company will conduct business as Wright Medical Group N.V. and. Robert J. Palmisano, Wright’s president and chief executive officer, will become president and chief executive officer of the combined company and David H. Mowry, our president and chief executive officer, will become executive vice president and chief operating officer of the combined company. The transaction is subject to approval of Tornier and Wright shareholders, regulatory approvals, and other customary closing conditions. Once completed, the proposed merger will constitute a “change in control” under our stock incentive plan and executive employment agreements, resulting in immediate acceleration of vesting on all outstanding equity-based awards and change in control payments and benefits for those executives whose employment is terminated within 12 months of the completion of the merger. The change in control payments and benefits consist of a lump sum payment equal to one year of the executive’s base salary plus target bonus for the year of termination and health and welfare benefit continuation for 12 months.

Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our shareholders, such as the following:

•	Pay for performance. We tie compensation directly to financial performance. Our annual cash incentive plan pays out only if certain minimum threshold levels of financial performance are met. For annual cash incentive awards, we establish threshold levels of performance for each performance measure that must be met for there to be a payout for that performance measure.

•	Bonus caps. Annual cash incentive awards have maximum levels of financial performance. At maximum or greater than maximum levels of performance, annual cash incentive plan payouts are capped at 150% of target.

•	Performance measure mix. We use a mix of performance measures within our annual cash incentive plan, including total revenue, total extremities revenue, EBITDA and free cash flow, in each case as adjusted.

•	At-risk pay. A significant portion of executives’ compensation is “performance-based” or “at risk.” For 2014, 76% of target total direct compensation was performance-based for the CEO, and between 70% and 76% of target total direct compensation for other named executive officers was performance-based, assuming grant date fair values for equity awards.

•	Equity-based pay. A significant portion of executives’ compensation is “equity-based” and in the form of stock-based incentive awards. For 2014, 57% of target total direct compensation for the CEO and between 51% and 67% of target total direct compensation for other named executive officers was equity-based, assuming grant date fair values for equity awards.

•	LTI grant guidelines. Our board of directors, upon recommendation of the compensation committee, each year adopts long-term incentive guidelines for the grant of equity awards to employees under the Tornier N.V. 2010 Incentive Plan and caps total equity award dilution at 2.3% per year.

•	Four-year vesting. Value received under long-term equity-based incentive awards is tied to four-year vesting and any value received by executives from stock option grants is contingent upon long-term stock price performance in that stock options have value only if the market value of our ordinary shares exceeds the exercise price of the options.

•	Clawback policy. Our stock incentive plan and related award agreements include a “clawback” mechanism to recoup incentive compensation if it is determined that executives engaged in certain conduct adverse to our interests. In addition, our annual cash incentive plan also contains a clawback provision.

•	No tax gross-ups. We do not provide tax “gross-up” payments in connection with any compensation, benefits or perquisites provided to executives.

•	Limited perquisites. We provide only limited perquisites to our executives.

•	Stock ownership guidelines. We maintain stock ownership guidelines for all of our executives.

•	No hedging or pledging. We prohibit our executives from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our ordinary shares in any significant respect.

Say-on-Pay Vote

At our 2014 annual general meeting of shareholders, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote. Of the votes cast by our shareholders, over 99% were in favor of our “say-on-pay” proposal. Accordingly, the compensation committee generally believes that these results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to make; and therefore, has not made, any significant changes to our executive pay program solely in response to that vote. In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at our 2011 annual general meeting of shareholders, our board of directors has determined that we will conduct an executive compensation advisory vote every three years. Accordingly, the next say-on-pay vote will occur in 2017 in connection with our 2017 annual general meeting of shareholders.

Compensation Objectives and Principles

Our executive compensation policies, plans and programs seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of executives with those of our shareholders and by emphasizing pay for performance. Specifically, our executive compensation programs are designed to:

•	Attract and retain executives important to the success of our company and the creation of value for our shareholders.

•	Reinforce our corporate mission, vision and values.

•	Align the interests of executives with the interests of our shareholders.

•	Reward executives for progress toward our corporate mission and vision, the achievement of company performance objectives, the creation of shareholder value in the short and long term and the executives’ general contributions to the success of our company.

To achieve these objectives, the compensation committee makes pay decisions based on the following principles:

•	Base salary and total compensation levels will generally be targeted within the range of the 50th to 75th percentile of a group of similarly-sized peer companies. However, the competitiveness of any individual executive’s salary will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team and contributions to our overall performance. Pay levels will also reflect the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the executive’s compensation potential that may be available elsewhere.

•	At least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity should be in the form of variable compensation that is tied to financial results or share price.

•	The portion of total compensation that is performance-based or at-risk should increase with an executive’s overall responsibilities, job level and compensation. However, compensation programs should not encourage excessive risk-taking by executives.

•	A primary emphasis should be placed on company performance as measured against goals approved by the compensation committee rather than on individual performance.

•	At least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards.

Executive Compensation Decision Making

Role of Compensation Committee and Board. The responsibilities of our compensation committee include reviewing and approving corporate goals and objectives relevant to the compensation of executive officers, evaluating each executive’s performance in light of those goals and objectives and, either as a committee or together with the other directors, determining and approving each executive’s compensation, including performance-based compensation based on these evaluations (and, in the case of executives, other than the CEO, the CEO’s evaluation of such executive’s individual performance). Consistent with our shareholder-approved compensation policy for our board of directors, the compensation package for the CEO is determined by the non-executive directors, based upon recommendations from the compensation committee.

In setting or recommending executive compensation for named executive officers, the compensation committee considers the following primary factors:

•	each executive’s position within the company and the level of responsibility;

•	the ability of the executive to impact key business initiatives;

•	the executive’s individual experience and qualifications;

•	compensation paid to executives of comparable positions by companies similar to Tornier;

•	company performance, as compared to specific pre-established objectives;

•	individual performance, generally and as compared to specific pre-established objectives;

•	the executive’s current and historical compensation levels;

•	advancement potential and succession planning considerations;

•	an assessment of the risk that the executive would leave Tornier and the harm to our business initiatives if the executive left;

•	the retention value of executive equity holdings, including outstanding stock options and stock awards;

•	the dilutive effect on the interests of our shareholders of long-term equity-based incentive awards; and

•	anticipated share-based compensation expense as determined under applicable accounting rules.

The compensation committee also considers the recommendations of the CEO with respect to executive compensation to be paid to other executives. The significance of any individual factor described above in setting executive compensation will vary from year to year and may vary among our executives. In making its final decision regarding the form and amount of compensation to be paid to our named executive officers (other than the CEO), the compensation committee considers and gives great weight to the recommendations of the CEO recognizing that due to his reporting and otherwise close relationship with each executive, the CEO often is in a better position than the compensation committee to evaluate the performance of each executive (other than himself). In making its final decision regarding the form and amount of compensation to be paid to the CEO, the compensation committee considers the results of the CEO’s self-review and his individual annual performance review by the compensation committee, benchmarking data gathered by Mercer and the recommendations of our non-executive directors. The CEO’s compensation is approved by our non-executive directors, upon recommendation of the compensation committee.

Role of Management. Three members of our executive team play a role in executive compensation process and regularly attend meetings of the compensation committee – the CEO, Senior Vice President, Global Human Resources and HPMS and Senior Vice President, Chief Legal Officer and Secretary. The CEO assists the compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to executives (other than himself). In making these recommendations, the CEO considers many of the same factors listed above that the compensation committee considers in setting executive compensation, including in particular the results of each executive’s annual performance review and the executive’s achievement of his or her individual management performance objectives established in connection with our annual cash incentive plan, described below. The Senior Vice President, Global Human Resources and HPMS assists the compensation committee primarily by gathering compensation related data regarding executives and coordinating the exchange of this information and other executive compensation information among the members of the compensation committee, the compensation committee’s compensation consultant and management in anticipation of compensation committee meetings. The Senior Vice President, Chief Legal Officer and Secretary assists the compensation committee primarily by ensuring compliance with legal and regulatory requirements and educating the committee on executive compensation trends and best practices from a corporate governance perspective. Final deliberations and decisions regarding the compensation to be paid to each executive, however, are made by our board of directors or compensation committee without the presence of the executive.

Role of Consultant. The compensation committee has retained the services of Mercer to provide executive compensation advice. Mercer’s engagement by the compensation committee includes reviewing and advising on all significant aspects of executive compensation. This includes base salaries, short-term cash incentives and long-term equity incentives for executives, and cash compensation and long-term equity incentives for non-executive directors. At the request of the compensation committee, each year, Mercer recommends a peer group of companies, collects relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provides information on executive compensation trends and implications for Tornier and makes other recommendations to the compensation committee regarding certain aspects of our executive compensation program. Our management, principally the Senior Vice President, Global Human Resources and HPMS and the chair of the compensation committee, regularly consult with representatives of Mercer before compensation committee meetings. A representative of Mercer is invited on a regular basis to attend, and periodically attends, meetings of the compensation committee. In making its final decision regarding the form and amount of compensation to be paid to executives, the compensation committee considers the information gathered by and recommendations of Mercer. The compensation committee values Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters.

Use of Peer Group and Other Market Data. To help determine appropriate levels of compensation for certain elements of our executive compensation program, the compensation committee reviews annually the compensation levels of our named executive officers and other executives against the compensation levels of comparable positions with companies similar to Tornier in terms of products, operations and revenues. The elements of our executive compensation program to which the compensation committee “benchmarks” or uses to base or justify a compensation decision or to structure a framework for compensating executives include base salary, short-term cash incentive opportunity and long-term equity incentives. With respect to other elements of our executive compensation program, such as perquisites, severance and change in control arrangements, the compensation committee benchmarks these elements on a periodic or as needed basis and in some cases uses peer group or market data more as a “market check” after determining the compensation on some other basis. The compensation committee believes that compensation paid by peer group companies is more representative of the compensation required to attract, retain and motivate our executive talent than broader survey data and that compensation paid by peer companies that are in the same business, with similar products and operations, and with revenues in a range similar to Tornier, generally provides more relevant comparisons.

In February 2013, Mercer worked with the compensation committee to identify a peer group of 16 companies that the compensation committee approved. Companies in the peer group are public companies in the health care equipment and supplies business with products and operations similar to those of Tornier that had annual revenues generally within the range of one-half to two times our annual revenues. The peer group included the following companies:

Angiodynamics Inc.	Thoratec Corporation	Exactech, Inc.
Wright Medical Group, Inc.	Arthrocare Corporation	Cyberonics, Inc.
Volcano Corporation	Merit Medical Systems, Inc.	Alphatec Holdings, Inc.
Nuvasive, Inc.	ICU Medical, Inc.	Conceptus, Inc.
Orthofix International N.V.	NxStage Medical, Inc.	RTI Biologics, Inc.
Masimo Corporation

The table below sets forth revenue and market capitalization information regarding the peer group and our position within the peer group as of October 2013, which was the date Mercer used to compile an executive compensation analysis that the compensation committee used in connection with its recommendations and decisions regarding executive compensation for 2014:

	Annual revenue (in millions)	Market capitalization (in millions)
25th percentile	$248	$434
Median	346	995
75th percentile	421	1,267
Tornier	298	924
Percentile rank	38%	47%

In reviewing benchmarking data, the compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to aspects of our business and objectives that may be unique to us. Nevertheless, the compensation committee believes that gathering this information is an important part of its compensation-related decision-making process. However, where a sufficient basis for comparison does not exist between the peer group data and an executive, the compensation committee gives less weight to the peer group data. For example, relative compensation benchmarking analysis does not consider individual specific performance or experience or other case-by-case factors that may be relevant in hiring or retaining a particular executive.

Market Positioning. In general, we target base salary and total compensation levels within the range of the 50th to 75th percentile of its peer group. However, the specific competitiveness of any individual executive’s pay will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team and contributions to our overall performance. The compensation committee will also consider the sufficiency of total compensation potential and the structure of pay plans to ensure the hiring or retention of an executive when considering the compensation potential that may be available elsewhere.

Executive Compensation Components

The principal elements of our executive compensation program for 2014 were:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options and restricted stock unit awards; and

•	other compensation arrangements, such as benefits made generally available to our other employees, limited and modest executive benefits and perquisites, and severance and change in control arrangements.

In determining the form of compensation for our named executive officers, the compensation committee views these elements of our executive pay program as related but distinct. The compensation committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily result in a reduction in the amount of compensation the executive receives from other elements or that minimal compensation derived from one element should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as otherwise described in this CD&A, the compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the compensation committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position changes and responsibility increases given the influence more senior level executives generally have on company performance. Thus, individuals with greater roles and responsibilities associated with achieving our objectives should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed. For example, this philosophy is illustrated by the higher annual cash incentive targets and long-term equity incentives of our CEO compared to our other executives. In addition, our objective is that at least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity be in the form of variable compensation that is tied to financial results or share price and that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity be in the form of stock-based incentive awards.

The overall mix of annual base salaries, target annual cash incentive awards and grant date fair value long-term incentive awards as a percent of target total direct compensation for our CEO and other named executive officers as a group for 2014 is provided below. The value of the long-term incentives represented is based on the grant date fair value of stock options and restricted stock unit awards granted during 2014. Actual long-term incentive value will be based on long-term stock price performance. Other compensation, including discretionary and contingent sign-on bonuses and perquisites, are excluded from the table below.

Base Salary

Overview. We provide a base salary for our named executive officers that, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year. Base salary amounts are established under each executive’s employment agreement, and are subject to subsequent upward adjustments by the compensation committee, or in the case of any executive who is also a director, our board of directors, upon recommendation of the compensation committee.

Setting Initial Salaries for New Executives. We initially fix base salaries for executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. We did not hire any new executives during 2014.

Annual Salary Increases. We review the base salaries of our named executive officers in the beginning of each year following the completion of our prior year individual performance reviews. If appropriate, we may increase base salaries to recognize annual increases in the cost of living and superior individual performance and to ensure that our base salaries remain market competitive. Annual base salary increases as a result of cost of living adjustments and individual performance are referred to as “merit increases.” In addition, we may make additional upward adjustments to an executive’s base salary to compensate the executive for assuming increased roles and responsibilities, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to the 50th to 75th percentile of companies in our peer group. We refer to these base salary increases as “market adjustments.”

The table below sets forth base salaries effective as of February 1, 2014, the percentage increases compared to 2013 base salaries, and the 2014 base salaries compared to the 50th percentile of our peer group for each of our named executive officers who were executives at the time of the merit increase:

Name	2014 base salary ($)	2014 base salary % increase compared to 2013	2014 base salary compared to peer group 50th percentile
David H. Mowry	$550,000	22.2%	6% below
Shawn T McCormick	365,456	3.0%	7% above
Terry M. Rich	369,694	2.8%	13% above
Kevin M. Klemz	332,868	10.0%	3% above
Gregory Morrison	300,002	8.6%	13% above

The merit increases for our named executive officers who were executives at the time of the increase in February 2014 ranged from 2.8% to 4.0% over 2013 base salaries. The percentage merit increase for a particular executive largely depends upon the results of the executive’s performance review for the previous year. In addition to merit increases, Mr. Mowry, Mr. Klemz and Mr. Morrison received market adjustments to their base salaries. In evaluating the performance of Mr. Mowry and the amount of his 2014 base salary increase, the compensation committee considered Mr. Mowry’s self-review, discussed his performance, considered the benchmarking data gathered by Mercer and sought the input from the non-executive directors. In assessing the performance of Mr. Mowry, the compensation committee evaluated primarily his ability to achieve his goals and objectives and lead the company. Mr. Mowry’s percentage increase in base salary was to bring his base salary closer to the 50th percentile. Even after such upward market adjustment, Mr. Mowry’s base salary was slightly below the 50th percentile. The market adjustment for Mr. Klemz was intended to bring his base salary closer to the 50th percentile and to compensate him for taking on additional responsibilities and the market adjustment for Mr. Morrison was intended to compensate him for taking on additional responsibilities.

2015 Base Salaries. In February 2015, we set the following base salaries for 2015 for our named executive officers: Mr. Mowry ($572,000), Mr. McCormick ($377,333), Mr. Rich ($384,482), Mr. Klemz ($345,351) and Mr. Morrison ($312,002), representing merit increases between 3.25% and 4.0%. No upward market adjustments were made.

Short-Term Cash Incentive Compensation

Our short-term cash incentive compensation is paid as an annual cash payout under our corporate performance incentive plan. These payouts are intended to compensate executives, as well as other employees, for achieving annual corporate financial performance goals and, in some cases, divisional financial performance goals, and, in most cases, individual performance goals.

Target Payout Percentages. Target payouts were established under each named executive officer’s employment agreement at the time the agreements were entered into and are currently as follows for each named executive officer:

Name	Percentage of base salary
David H. Mowry	80%
Shawn T McCormick	50%
Terry M. Rich	75%
Kevin M. Klemz	40%
Gregory Morrison	40%

The 2014 target bonus percentages for our named executive officers did not change from their 2013 levels. Based on an executive compensation analysis by Mercer in October 2013, the target bonus percentages for our named executive officers were either at or below the 50th percentile for executives with similar positions in our peer group, except in the case of Mr. Mowry, whose target bonus percentage of 80% is slightly above the 25th percentile and below the 50th percentile, Mr. Klemz whose target bonus percentage of 40% is below the 50th percentile, and Mr. Rich, whose target bonus percentage of 75% is above the 75th percentile. The compensation committee set Mr. Rich’s target bonus percentage at 75% to give him a competitive compensation package so we could hire him from his prior employer.

Performance Goals and Actual Payouts. Payouts under our corporate performance incentive plan to our named executive officers for 2014 were based upon achievement of corporate performance goals for all executives, divisional performance goals for one executive and individual performance goals for all executives, except Mr. Mowry and Mr. Rich.

Named executive officer	Percentage based upon corporate performance goals	Percentage based upon divisional performance goals	Percentage based upon individual performance goals
David H. Mowry	100%	0%	0%
Shawn T McCormick	90%	0%	10%
Terry Rich	40%	60%	0%
Kevin M. Klemz	80%	0%	20%
Gregory Morrison	80%	0%	20%

The corporate performance metrics and their weightings for 2014 are set forth in the table below. These four corporate performance metrics were selected for 2014 because they were determined to be the four most important indicators of our financial performance for 2014 as evaluated by management and analysts. Extremities revenue was weighted most heavily since that was intended to be our greatest focus in 2014.

Corporate performance metric	Weighting
Adjusted extremities revenue	50%
Adjusted EBITDA	20%
Adjusted free cash flow	20%
Adjusted total revenue	10%

The table below sets forth the corporate performance goals for 2014, the range of possible payouts, and the actual payout percentage for our named executive officers based on the actual performance achieved. In each case, the goals were adjusted for certain items, including changes to foreign currency exchange rates and items that are unusual and not reflective of normal operations. If performance falls below the threshold level, there is no payout for such performance metric. If performance falls between the threshold, target and maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts for each performance metric starting at 50% of target for threshold performance and capped at 150% of target for maximum achievement. For 2014, the total weighted-average payout percentage applicable to the portion of the 2014 annual cash incentive bonus tied to corporate performance goals was 119.5% of target since actual performance exceeded target for all performance goals except the adjusted free cash flow goal.

	Performance goals(1)			2014 performance(2)	2014 payout
Performance metric	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)
Adjusted extremities revenue(3)	$260.3 mil.	$272.3 mil.	$284.5 mil.	$287.6 mil.	150%
Adjusted EBITDA(4)	24.8 mil.	28.6 mil.	35.1 mil.	34.5 mil.	145%
Adjusted free cash flow(5)	(14.7) mil.	(11.0) mil.	(4.4) mil.	(31.2) mil.	0%
Adjusted total revenue(6)	311.0 mil.	325.7 mil.	340.3 mil.	345.5 mil.	150%

(1)	The performance goals were established based on an assumed foreign currency exchange rate. For revenue, we assumed a foreign currency exchange rate of 1.277, which represented the actual reported average rate of foreign exchange in 2013. For all other performance goals, we assumed a foreign currency exchange rate of 1.32 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2014 and which was the foreign currency exchange rate used by us for 2014 budgeting purposes.

(2)	The compensation committee determined 2014 payouts after reviewing our unaudited financial statements, which were adjusted for changes to foreign currency exchange rates and which were subject to additional discretionary adjustment by the compensation committee for items that are unusual and not reflective of normal operations. For purposes of determining 2014 payouts, in addition to foreign currency exchange rate adjustments, the compensation committee made additional adjustments discussed in the notes below. Accordingly, the figures included in the “2014 performance” column reflect foreign currency exchange rate and discretionary adjustments and differ from the figures reported in our 2014 audited financial statements.
(3)	“Adjusted extremities revenue” means our extremities revenue for 2014, as adjusted for changes to foreign currency exchange rates.
(4)	“Adjusted EBITDA” means our net loss for 2014, as adjusted for changes to foreign currency exchange rates, before interest income and expense, income tax expense and benefit, depreciation and amortization, as adjusted further to give effect to, among other things, non-operating income and expense, foreign currency transaction gains and losses, share-based compensation, amortization of the inventory step-up from acquisitions and special charges including acquisition, integration and distribution transition costs, restructuring charges, and certain other items that affect the comparability and trend of our operating results.
(5)	“Adjusted free cash flow” means cash flow generated from operations less instrument investments and plant, property and equipment investments, as adjusted for changes to foreign currency exchange rates.
(6)	“Adjusted total revenue” means our total revenue for 2014, as adjusted for changes to foreign currency exchange rates.

For 2014, since Mr. Rich is in charge of our U.S. commercial operations, 60% of his corporate performance incentive plan 2014 payout was based on adjusted U.S. revenue. The table below sets forth Mr. Rich’s divisional performance goal for 2014, the range of possible payouts and the actual payout percentage applicable to the portion of the 2014 annual cash incentive bonus tied to Mr. Rich’s divisional performance goal based on actual performance achieved.

	Performance goals			2014 performance	2014 payout
Performance metric	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)
Adjusted U.S. revenue	$182.1 mil.	$187.7 mil.	$196.1 mil.	$199.3 mil.	150%

To foster cooperation and communication among executives, the compensation committee places primary emphasis on overall corporate and divisional performance goals rather than on individual performance goals. For named executive officers, at least 80% of their 2014 annual cash incentive plan payouts were determined based on the achievement of corporate and divisional performance goals and only 20% or less were based on achievement of individual performance goals. In addition, under the terms of the plan, no bonus payouts attributable to individual performance were to occur if the threshold adjusted cash flow corporate performance goal was not achieved. Executives with individual performance goals performed exceptionally well during 2014, resulting in a decision by the compensation committee to pay out for individual performance despite the fact that the threshold adjusted free cash flow metric was not met.

The individual performance goals used to determine payouts under our corporate performance incentive plan are management by objectives, known internally as MBOs. MBOs are generally two to three written, specific and measurable objectives agreed to and approved by the executive, CEO and compensation committee in the beginning of the year. All MBOs were weighted, with areas of critical importance or critical focus weighted most heavily. Each of our named executive officers participated in a review process during the beginning of 2015 and in connection with such review was rated (on a scale from one to four with a rating of three representing target or “on plan” performance) depending on whether, and at times, when, their MBOs for 2014 were achieved. These ratings were then used to determine the portion of the final bonus payout attributable to MBOs.

The MBOs for each named executive officer who had MBOs for 2014 are described in the table below. Most of the MBOs related primarily to the continued implementation of our high performance management system (“HPMS”), which focuses executives’ efforts on our vital programs, action items and objectives to work toward fulfilling our corporate mission, vision and values.

Name	2014 MBOs

Shawn T McCormick	• Financing alternatives analysis • Enterprise risk management readiness and deployment • Development of key performance indicators and monthly reporting dashboard

Kevin M. Klemz	• Global regulatory affairs organization improvements that align to our global business strategies • Global legal function improvements

Gregory Morrison

•       Timely and successful execution of HPMS vital few teams to include certain aspects intended to increase overall ratings within customer, employee and shareholder branches

•       Introduce and execute global human capital planning process that aligns to our global business strategies

•       Drive specific human resources initiatives related to U.S. sales channel

The compensation committee determined that each of Messrs. McCormick, Klemz and Morrison achieved 87.5%, 112.5% and 100.0%, respectively, of their respective MBOs.

The table below sets forth, with respect to each named executive officer, the maximum potential bonus opportunity as a percentage of base salary and the actual bonus paid under the corporate performance incentive compensation plan for 2014, both in amount and as a percentage of 2014 base earnings:

Name	Maximum potential bonus as percentage of base salary	Actual bonus paid ($)	Actual bonus paid as a percentage of 2014 base earnings
David H. Mowry	120% (150% of 80%)	$513,999	95.2%
Shawn T McCormick	75% (150% of 50%)	211,098	57.9%
Terry M. Rich	113% (150% of 75%)	380,525	103.2%
Kevin M. Klemz	60% (150% of 40%)	155,344	47.1%
Gregory Morrison	60% (150% of 40%)	137,194	46.1%

In December 2014, the compensation committee accelerated the payment of a portion of the corporate performance incentive plan payout anticipated to be paid to Mr. Mowry based on our preliminary and unaudited financial performance during 2014. The intent in making the accelerated payment to Mr. Mowry was to eliminate or reduce excess parachute payments under Code Section 280G which in turn eliminates or reduces excise tax liabilities and allows a greater portion of compensation to be tax deductible by us, assuming our proposed merger with Wright Medical Group, Inc. would be completed during 2015. The amount accelerated was $330,000, which represented 75 percent of Mr. Mowry’s target bonus payout. The remainder of Mr. Mowry’s payout, which final payout reflected the above-target actual performance for 2014, was paid in February 2015 when other payouts were made.

Corporate Performance Incentive Plan for 2015. In February 2015, our board of directors, upon recommendation of the compensation committee, approved the material terms of the Tornier N.V. corporate performance incentive plan for 2015. In light of the proposed merger with Wright, the plan provides the compensation committee flexibility to shorten the plan year to a period less than the full fiscal year 2015. The 2015 target bonus percentages for named executive officers did not change from their 2014 levels, but payouts may be prorated depending upon the timing of the completion of the proposed merger with Wright. Consistent with the design for the 2014 plan, the payout under the 2015 corporate performance incentive plan for our President and Chief Executive Officer will be based 100% upon achievement of corporate performance goals, with no divisional performance or individual performance components. The payouts for our other named executive officers will be similar to 2014. The corporate performance measures under the plan for 2015 will be based on our adjusted revenue (both total revenue and total extremities revenue), adjusted EBITDA and adjusted free cash flow. The divisional performance measures for 2015 will be based on adjusted U.S. revenue for Mr. Rich. The material terms of the plan for 2015 are otherwise the same as the plan for 2014.

Long-Term Equity-Based Incentive Compensation

Generally. The compensation committee’s primary objectives with respect to long-term equity-based incentives are to align the interests of executives with the long-term interests of our shareholders, promote stock ownership and create significant incentives for executive retention. Long-term equity-based incentives typically comprise a significant portion of each named executive officer’s compensation package, consistent with our executive compensation philosophy that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards. For 2014, equity-based compensation comprised 57% of total compensation for our CEO during the year and ranged from 51% to 67% of total compensation for our other named executive officers, assuming grant date fair value for equity awards.

Before our initial public offering in February 2011, we granted stock options under our prior stock option plan, which is now the Tornier N.V. Amended and Restated Stock Option Plan and referred to in this proxy statement as our prior stock option plan. Since our initial public offering, we ceased making grants under our prior stock option plan and subsequently have granted stock options and other equity-based awards under the Tornier N.V. 2010 Incentive Plan, which is referred to in this proxy statement as our stock incentive plan or the 2010 plan. Both our board of directors and shareholders have approved our stock incentive plan, under which named executive officers (as well as other executives and key employees) are eligible to receive equity-based incentive awards. For more information on the terms of our stock incentive plan, see “Executive Compensation—Grants of Plan-Based Awards— Tornier N.V. 2010 Incentive Plan.” All equity-based incentive awards granted to named executive officers during 2014 were made under our stock incentive plan.

To assist our board of directors in granting, and the compensation committee and management in recommending the grant of, equity-based incentive awards, the compensation committee, in April 2014, on Mercer’s recommendation, adopted long-term incentive grant guidelines. In addition to long-term incentive grant guidelines, our board of directors adopted a stock grant policy document, which includes policies that our board of directors and compensation committee follow in connection with granting equity-based incentive awards, including the long-term incentive grant guidelines.

Types of Equity Grants. Under our long-term incentive grant guidelines and policy document, our board of directors, on recommendation of the compensation committee, generally grants three types of equity-based incentive awards to named executive officers: performance recognition grants, talent acquisition grants and special recognition grants. On limited occasion, our board of directors, on recommendation of the compensation committee, may grant purely discretionary awards. During 2014, performance recognition grants and discretionary grants were made to one or more of our named executive officers, as described in more detail below under “—2014 Equity Awards.”

Performance recognition grants are discretionary annual grants that are made during mid-year to give the compensation committee another formal opportunity during the year to review executive compensation and recognize executive and other key employee performance. In July 2014, the performance recognition grants were approved by our board of directors, on recommendation of the compensation committee, but the grant date of the awards was effective as of the third full trading day after the release of our second quarter earnings in August 2014. The recipients and size of the performance recognition grants were determined, on a preliminary basis, by each executive with input from their management team and based on our long-term incentive grant guidelines and the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market. Grants were determined one week before the corporate approval of the awards, and then ultimately approved by our board of directors, on recommendation by the compensation committee. Under our long-term incentive grant guidelines for annual performance recognition grants, named executive officers received a certain percentage of their respective base salaries in stock options and stock grant awards (in the form of restricted stock units and referred to as stock awards or RSUs in this CD&A and elsewhere in this proxy statement), as set forth in more detail in the table below.

Once the target total long-term equity value was determined for each executive based on the executive’s relevant percentage of base salary, half of the value was provided in stock options and the other half was provided in stock awards. The reasons why we use stock options and stock awards are described below under “—Stock Options” and “—Stock Awards.” The target dollar value to be delivered in stock options (50% of the target total long-term equity value) was divided by the Black-Scholes value of one ordinary share to determine the number of stock options, which then was rounded to the nearest whole number or in some cases multiple of 100. The number of stock awards was calculated using the intended dollar value (50% of the target total long-term equity value) divided by the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and was determined one week before the date of anticipated corporate approval of the award, which number was then rounded to the nearest whole number or in some cases multiple of 100. Typically, the number of ordinary shares subject to stock awards is fewer than the number of ordinary shares that would have been covered by a stock option of equivalent target value. The actual number of stock options and stock awards granted may then be pared back so that the estimated run rate dilution under our stock incentive plan is acceptable to the compensation committee (i.e., approximately 2.7% for 2014). The CEO next reviewed the preliminary individual awards and had the opportunity to make recommended discretionary adjustments. The proposed individual awards were then presented to the compensation committee, which also had the opportunity to make discretionary adjustments before recommending awards to our board of directors for approval. Neither the CEO nor the compensation committee made any discretionary adjustments to awards granted to the named executive officers during 2014. After board approval, awards were issued, with the exercise price of the stock options equal to the closing price of our ordinary shares on the grant date. In determining the number of stock options or stock awards to make to an executive as part of a performance recognition grant, previous awards, whether vested or unvested, granted to such individual had no impact.

The table below describes our long-term incentive grant guidelines for annual performance recognition grants that applied to our named executive officers for 2014.

Named executive officer	Grade level	Incentive grant guideline expressed as % of base salary for grade level	Incentive grant guideline dollar value of long-term incentives ($)
David H. Mowry	11	250%	$1,375,000
Shawn T McCormick	9	125%	450,985
Terry M. Rich	8	125%	462,118
Kevin M. Klemz	8	125%	416,085
Gregory Morrison	8	125%	375,003

Consistent with the principle that the interests of our executives should be aligned with those of our shareholders and that the portion of an executive’s total compensation that varies with performance and is at risk should increase with the executive’s level of responsibility, incentive grants, expressed as a percentage of base salary and dollar values, increase as an executive’s level of responsibility increases. The incentive grant guidelines were benchmarked by Mercer against our peer group.

Performance recognition grants also may be made in connection with the promotion of an individual. When a performance recognition grant is made in connection with the promotion of an individual, the amount of the grant is usually based on the pro rata difference between the long-term incentive grant guideline for the new position compared to the long-term incentive grant guideline for the prior position. No promotional grants were made during 2014.

Talent acquisition grants are made in stock options and stock awards, and are used for new hires. These grants are considered and approved by our board of directors, upon recommendation of the compensation committee, as part of the executive’s compensation package at the time of hire (with the grant date and exercise price delayed until the hire date or the first open window period after board approval of the grant). As with our performance recognition grants, the size of our talent acquisition grants is determined by dollar amount (as opposed to number of underlying shares), and under our long-term incentive grant guidelines, is generally two times the long-term incentive grant guidelines for annual performance recognition grants, as recommended by Mercer. We recognize that higher initial grants often are necessary to attract a new executive, especially one who may have accumulated a substantial amount of equity-based long-term incentive awards at a previous employer that would typically be forfeited upon acceptance of employment with Tornier. In some cases, we may need to further increase a talent acquisition grant to attract an executive. No talent acquisitions grants were made during 2014.

In addition to our annual and promotional performance recognition grants and talent acquisition grants, from time to time, we may make special recognition grants or discretionary grants to executive officers for retention or other purposes. Such grants may vest based on the passage of time and/or the achievement of certain performance goals, such as those based on our revenue, expenses, profitability, productivity, cash flows, asset utilization, shareholder return, share price and other similar performance measures. For example, as described in more detail below under “—2014 Equity Awards,” in February 2014, stock awards in the form of restricted stock units were granted to certain of our executive officers, the vesting of which is based on the passage of time or, if earlier, the achievement of certain minimum share price triggers.

Stock Options. Historically, we have granted stock options to named executive officers, as well as other key employees. We believe that options effectively incentivize employees to maximize company performance, as the value of awards is directly tied to an appreciation in the value of our ordinary shares. They also provide an effective retention mechanism because of vesting provisions. An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our ordinary shares and the potential financial gain for employees. Stock options provide recipients with the opportunity to purchase our ordinary shares at a price fixed on the grant date regardless of future market price. The vesting of our stock options is generally time-based. Consistent with our historical practice, 25% of the shares underlying the stock option typically vest on the one-year anniversary of the grant date (or if later, on the hire date) and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 nearly equal quarterly installments. Our policy is to grant options only with an exercise price equal to or more than the fair market value of an ordinary share on the grant date.

Because stock options become valuable only if the share price increases above the exercise price and the option holder remains employed during the period required for the option to vest, they provide an incentive for an executive to remain employed. In addition, stock options link a portion of an employee’s compensation to the interests of our shareholders by providing an incentive to achieve corporate goals and increase the market price of our ordinary shares over the four-year vesting period.

We time our option grants to occur on the third trading day after the public release of our financial results for our most recently ended quarter. As a Dutch company, we must comply with Dutch insider trading laws which prohibit option grants when we are aware of material nonpublic information.

Stock Awards. Stock awards are intended to retain key employees, including named executive officers, through vesting periods. Stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value than stock options. All of our stock awards are stock grants in the form of restricted stock units, which is a commitment by us to issue ordinary shares at the time the stock award vests. The specific terms of vesting of a stock award depend on whether the award is a performance recognition grant or talent acquisition grant. Performance recognition grants of stock awards are made mid-year and vest in four annual installments on June 1st of each year. Talent acquisition grants of stock awards to new hires vest in a similar manner, except that the first installment is often pro-rated, depending on the grant date.

2014 Equity Awards. Our board of directors, on recommendation of the compensation committee, made annual performance recognition grants and discretionary retention grants to one or more of our named executive officers during 2014. The table below describes the annual performance recognition grants made to our named executive officers in 2014 and the applicable long-term incentive grant guideline for such performance recognition grants for these executives.

Named executive officer	Stock options	Stock awards	Value of long-term incentive grant guideline(1) ($)
David H. Mowry	66,373	30,009	$1,375,000
Shawn T McCormick	22,051	9,970	450,985
Terry M. Rich	22,307	10,085	462,118
Kevin M. Klemz	20,085	9,081	416,085
Gregory Morrison	18,102	8,184	375,003

(1)	The value per long-term incentive grant guideline of the annual performance recognition grants is based on the value calculated under our long-term incentive grant guidelines and does not necessarily match the grant date fair value of the equity awards under applicable accounting rules and as set forth in the Grants of Plan Based Awards Table later in this proxy statement.

In February 2014, stock grants, in the form of restricted stock units, were awarded to certain of our executives, including four of our named executive officers. The purpose of the grants was to retain and motivate our executives in light of the fact that: (1) the continuity of our executive team is important for executing our current strategic plan; (2) such executives received minimal corporate performance incentive plan payouts for 2013; (3) the vast majority of previously granted stock options held by such executives were then currently “underwater” and thus offered minimal retention value; and (4) the outstanding long-term equity incentive value for our executives is below the median for all positions compared to our peer group and below the 25th percentile in some cases.

The retention restricted stock units vest based on the passage of time, with 50% of the underlying shares vesting and becoming issuable on the two-year anniversary of the grant date, 25% on the three-year anniversary of the grant date and the remaining 25% on the four-year anniversary of the grant date, or, if earlier, upon the achievement of certain minimum share price triggers. The share price triggers were measured based on a 30-day average closing price of our ordinary shares. In November 2014, a portion of these retention restricted stock units vested as a result of the trading price of our ordinary shares.

The following named executive officers received the following number of retention restricted stock units: Mr. McCormick (12,500); Mr. Klemz (25,000); Mr. Morrison (25,000); and Mr. Rich (12,500). Mr. Mowry did not receive any retention restricted stock unit grants since it was his recommendation to make the grants, he did not recommend a grant for himself and the compensation committee did not believe he represented a retention risk. The number of retention restricted stock units granted to each named executive officer was determined based on a comparison of the value of their then current long-term equity incentives and their respective long-term incentive grant guideline.

Additional information concerning the long-term incentive compensation information for our named executive officers for 2014 is included in the Summary Compensation Table and Grants of Plan-Based Awards Table later in this proxy statement.

All Other Compensation

Retirement Benefits. In 2014, each of our named executive officers had the opportunity to participate in retirement plans maintained by our operating subsidiaries, including our U.S. operating subsidiary’s 401(k) plan, on the same basis as our other employees. We believe that these plans provide an enhanced opportunity for executives to plan for and meet their retirement savings needs. Except for these plans, we do not provide pension arrangements or post-retirement health coverage for our employees, including named executive officers. We also does not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites and Other Benefits. Our named executive officers receive other benefits, which also are provided to our other employees, including the opportunity to purchase our ordinary shares at a discount with payroll deductions under our tax-qualified employee stock purchase plan, and health, dental and life insurance benefits. We provide additional modest perquisites to our named executive officers, only on a case-by-case basis.

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our prior stock option plan, current stock incentive plan and written employment agreements with our executives and other key employees. These arrangements are designed to incentivize our executives to remain with Tornier in the event of a change in control or potential change in control. Our proposed merger with Wright will constitute a change in control under these arrangements.

Under the terms of our current stock incentive plan and the individual award documents provided to recipients of awards under that plan, all stock options and stock awards become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of Tornier. For more information, see “Executive Compensation —Potential Payments Upon Termination or Change in Control—Change in Control Arrangements—Generally.” Thus, the immediate vesting of stock options and stock awards is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement. We believe these “single trigger” equity acceleration change in control arrangements provide important retention incentives during what can often be an uncertain time for employees. They also provide executives with additional monetary motivation to focus on and complete a transaction that our board of directors believes is in the best interests of our shareholders rather than to seek new employment opportunities. If an executive were to leave before the completion of the change in control, non-vested awards held by the executive would terminate.

In addition, we have entered into employment agreements with our named executive officers and other officers to provide certain payments and benefits in the event of a change in control, most of which are payable only in the event their employment is terminated in connection with the change in control (“double-trigger” provisions). These change in control protections were initially offered to induce the executives to accept or continue employment with Tornier, provide consideration to executives for certain restrictive covenants that apply following termination of employment and provide continuity of management in connection with a threatened or actual change in control transaction. If an executive’s employment is terminated without cause or by the executive for “good reason” (as defined in the employment agreements) within 12 months following a change in control, the executive will be entitled to receive a lump sum payment equal to his or her base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock awards. These arrangements, and a quantification of the payment and benefits provided under these arrangements, are described in more detail under “Executive Compensation —Potential Payments Upon Termination or Change in Control—Change in Control Arrangements.” Other than the immediate acceleration of equity-based awards which we believe aligns our executives’ interests with those of our shareholders by allowing executives to participate fully in the benefits of a change in control as to all of their equity, in order for a named executive officer to receive any other payments or benefits as a result of a change in control of Tornier, there must be a termination of the executive’s employment, either by us without cause or by the executive for good reason. The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but also will require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. As opposed to the immediate acceleration of equity-based awards, we believe that other change in control payments and benefits should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.

We believe these change in control arrangements are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of Tornier, might consider seeking employment alternatives to be less risky than remaining with Tornier through the transaction. We believe that relative to our company’s overall value, our potential change in control benefits are relatively small. We confirm this belief by reviewing a tally sheet for each executive that summarizes the change in control and severance benefits potentially payable to each executive. We also believe that the form and amount of such benefits are reasonable in light of those provided to executives by companies in our peer group and other companies with which we compete for executive talent and the amount of time typically required to find executive employment opportunities. We, thus, believe we must continue to offer such protections in order to remain competitive in attracting and retaining executive talent.

Other Severance Arrangements. Each of our named executive officers is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of such executive’s employment agreement. These severance arrangements were initially offered to induce the executives to accept or continue employment with Tornier and are primarily intended to retain our executives and provide consideration to those executives for certain restrictive covenants that apply following termination of employment. Additionally, we entered into the employment agreements because they provide us valuable protection by subjecting the executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment. For more information on our employment agreements and severance arrangements with our named executive officers, see the discussions below under “—Executive Compensation Tables and Narrative—Summary Compensation—Employment Agreements” and “—Potential Payments Upon a Termination or Change in Control.”

Stock Ownership Guidelines

In February 2014, we established stock ownership guidelines that are intended to further align the interests of our executive officers with those of our shareholders. Stock ownership targets for each of our executive officers has been set at that number of our ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to three times for our CEO and one and one-half times for our other executive officers. Each of the executive officers has five years from the date of hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership targets. Until the applicable stock ownership target is achieved, each executive subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock units. If there is a significant decline in the price of our ordinary shares that causes executives to be out of compliance, such executives will be subject to the 75% retention ratio, but will not be required to purchase additional shares to meet the applicable targets.

Our compensation committee reports on compliance with the guidelines at least annually to our board of directors. Stock ownership targets are evaluated and adjusted as necessary on January 1st each year and also whenever an executive’s annual base salary changes. As of January 1, 2015, all of our executives met their respective individual stock ownership guideline.

Anti-Hedging and Pledging

Our code of conduct on insider trading and confidentiality prohibits our executive officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our ordinary shares in any significant respect.

Clawback Policy

Our stock incentive plan and corporate performance incentive plan contain “clawback” provisions. Under our stock incentive plan, if an executive is determined by the compensation committee to have taken action that would constitute “cause” or an “adverse action,” as those terms are defined in the plan, during or within one year after the termination of the executive’s employment, all rights of the executive under the plan and any agreements evidencing an award then held by the executive will terminate and be forfeited. In addition, the compensation committee may require the executive to surrender and return to us any shares received, and/or to disgorge any profits or any other economic value made or realized by the executive in connection with any awards or any shares issued upon the exercise or vesting of any awards during or within one year after the termination of the executives employment or other service. Under our corporate performance incentive plan, the compensation committee may require an executive to reimburse us for incentive based compensation if: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (b) in the compensation committee’s view, the executive engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement, and (c) a lower payment would have occurred based upon the restated financial results.

Compensation Committee Report

Our compensation committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with our management. Based on this review and these discussions, our compensation committee has recommended to our board of directors that the foregoing “—Compensation Discussion and Analysis” be included in our annual report on Form 10-K for the year ended December 28, 2014.

Compensation Committee

Sean D. Carney

Richard W. Wallman

Elizabeth H. Weatherman

Executive Compensation Tables and Narratives

Summary Compensation

The table below provides summary information concerning all compensation awarded to, earned by or paid to the individuals that served as our principal executive officer and principal financial officer and other named executive officers for the years ended December 28, 2014, December 29, 2013 and December 30, 2012.

SUMMARY COMPENSATION TABLE – 2014

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compen- sation(6) ($)	Total ($)
David H. Mowry(7) President and Chief Executive Officer and Executive Director	2014 2013 2012	548,613 444,334 341,591	0 0 0	649,995 687,758 192,630	655,281 689,921 195,481	513,999 106,285 17,666	7,350 27,673 42,251	2,370,238 1,955,971 789,619
Shawn T McCormick(8) Chief Financial Officer	2014 2013 2012	364,433 354,411 114,198	0 0 75,000	456,450 240,848 354,488	217,703 241,636 357,207	211,098 47,686 5,710	4,773 3,707 0	1,254,457 888,288 906,603
Terry M. Rich(9) Senior Vice President, U.S. Commercial Operations	2014 2013 2012	368,726 358,823 282,468	0 0 0	458,941 244,116 614,993	220,230 244,915 735,654	380,525 16,093 21,185	0 0 0	1,428,422 863,947 1,654,300
Kevin M. Klemz Senior Vice President, Chief Legal Officer and Secretary	2014 2013 2012	329,958 285,690 275,656	0 0 0	677,694 127,903 205,410	198,293 129,805 206,091	155,344 22,825 28,825	7,350 7,350 6,904	1,368,639 573,573 722,886
Gregory Morrison(10) Senior Vice President, Global Human Resources and HPMS	2014	297,730	0	658,265	178,716	137,194	6,954	1,278,859

(1)	During 2014 and from June 27, 2013 and through December 29, 2013, 5% of Mr. Mowry’s annual base salary was allocated to his service as a member of our board of directors.

(2)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any named executive officers in 2014. Annual cash incentive bonus payouts based on performance against pre-established performance goals under our corporate performance incentive plan are reported in the “Non-equity incentive plan compensation” column.

(3)	Amount reported represents the aggregate grant date fair value for stock awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on the per share closing sale price of our ordinary shares on the grant date.

(4)	Amount reported represents the aggregate grant date fair value for option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant date	Grant date fair value per share ($)	Risk free interest rate	Expected life	Expected volatility	Expected dividend yield
08/12/2014	9.87	1.90%	6.10 years	45.10%	0
08/09/2013	9.03	1.70%	6.11 years	46.58%	0
02/26/2013	7.92	1.00%	6.11 years	47.21%	0
09/04/2012	8.38	0.85%	6.11 years	48.03%	0
08/28/2012	8.30	0.95%	6.25 years	47.94%	0
08/10/2012	8.37	0.93%	6.11 years	48.14%	0
03/12/2012	11.04	1.20%	6.11 years	48.65%	0

(5)	Represents amounts paid under our corporate performance incentive plan. The amount reflected for each year reflects the amounts earned for that year but paid during the following year, except in the case of Mr. Mowry for 2014 when $330,000 of his target incentive payout was paid at the end of 2014.
(6)	The amounts shown in this column for 2014 include the following with respect to each named executive officer:

Name	Retirement benefits(a) ($)	Perquisites and other personal benefits(b) ($)	Total ($)
Mr. Mowry	7,350	—	7,350
Mr. McCormick	4,773	—	4,773
Mr. Rich	—	—	—
Mr. Klemz	7,350	—	7,350
Mr. Morrison	6,954	—	6,954

(a)	Represents 401(k) matching contributions under the Tornier, Inc. 401(k) plan for Messrs. Mowry, McCormick, Klemz and Morrison.
(b)	We do not generally provide perquisites and other personal benefits to its executive. Any perquisites or personal benefits actually provided to executive were less than $10,000 in the aggregate.

(7)	Mr. Mowry was appointed as President and Chief Executive Officer effective February 12, 2013, Interim President and Chief Executive Officer effective November 12, 2012 and prior to such position served as Chief Operating Officer effective July 20, 2011.
(8)	Mr. McCormick was appointed as Chief Financial Officer effective September 4, 2012.
(9)	Mr. Rich was appointed as Senior Vice President, U.S. Commercial Operations effective March 12, 2012.
(10)	Mr. Morrison was not a named executive officer during 2013 and 2012.

Employment Agreements. We, through one of our operating subsidiaries, typically execute employment agreements in conjunction with the hiring or promotion of an executive officer. Our named executive officers are generally compensated by the operating subsidiaries to which such named executive officers primarily provided services. Tornier, Inc., our primary U.S. operating subsidiary, is a party to employment agreements with all of the named executive officers, which agreements are substantially the same, other than differences in base salary, target annual bonus percentages and severance. Each of the employment agreements has a specified term of three years and is subject to automatic renewal for one-year terms unless either we or the executive provides 60 days’ advance notice of a desire not to renew the agreement. Under each of the agreements, each executive is entitled to a specified base salary, subject to increase but not decrease, is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of base salary, and is entitled to participate in the employee benefit plans and arrangements that we generally maintain for our senior executives. The employment agreements also contain severance provisions which are described under “—Potential Payments Upon a Termination or Change in Control” and covenants intended to protect against the disclosure of confidential information during and following employment, as well as restrictions on engaging in competition with us or otherwise interfering with our business relationships, which extend through the one-year anniversary of an executive’s termination of employment for any reason. With respect to certain executives, the employment agreements provide for certain limited additional benefits, which are described in more detail under “—Perquisites and Personal Benefits.”

Equity and Non-Equity Incentive Compensation. During 2014, our named executive officers received grants of stock options and stock awards under our stock incentive plan. These grants and our stock incentive plan are described in more detail under “—Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.” Our named executive officers also received annual cash incentive bonuses under our corporate performance incentive plan for their 2014 performance. The bonus amounts and these plans are described in more detail under “—Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.”

Retirement Benefits. Under the Tornier, Inc. 401(k) Plan, participants, including our named executive officers, may voluntarily request that we reduce his or her pre-tax compensation and contribute such amounts to the 401(k) plan’s trust up to certain statutory maximums. We contribute matching contributions in an amount equal to 3% of the participant’s eligible earnings for a pay period, or if less, 50% of the participant’s pre-tax 401(k) contributions (other than catch-up contributions) for that pay period. Except for our French operating subsidiary’s government-mandated pension plan and a government-mandated pension plan for managerial staff, we do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites and Personal Benefits. We do not provide perquisites and personal benefits to our executives, other than housing or temporary living stipends to new executives and an automobile allowance to an executive who is not a named executive officer. The only benefits that our named executive officers receive are benefits that are also received by our other employees, including the retirement benefits described above, an ability to purchase our ordinary shares at a discount with payroll deductions under our employee stock purchase plan and medical, dental, vision and life insurance benefits.

Indemnification Agreements. We have entered into indemnification agreements with all of our named executive officers. The indemnification agreements are governed by the laws of the State of Delaware (USA) and provide, among other things, for indemnification to the fullest extent permitted by law and our articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by the executive or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. We will be obligated to pay these amounts only if the executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements provide that the executive will not be indemnified and advanced expenses (i) with respect to an action, suit or proceeding initiated by the executive unless so authorized by our board of directors or (ii) with respect to any action, suit or proceeding instituted by the executive to enforce or interpret the indemnification agreement unless the executive is successful in establishing a right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding determines that, despite the executive’s failure to establish the right to indemnification, he or she is entitled to indemnity for such expenses. The indemnification agreements also set forth procedures that apply in the event of a claim for indemnification.

Grants of Plan-Based Awards

The table below provides information concerning grants of plan-based awards to each of our named executive officers during the year ended December 28, 2014. Non-equity incentive plan-based awards were granted to our named executive officers under our corporate performance incentive plan. Stock awards and option awards were granted under our stock incentive plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the notes to the table below or in the narrative following the table below. We did not grant any “equity incentive plan” awards within the meaning of the SEC rules during the year ended December 28, 2014.

GRANTS OF PLAN-BASED AWARDS – 2014

	Grant date	Board approval date(1)	Estimated future payouts under non-equity incentive plan awards(2)			All other stock awards: number of shares of stock or units(5) (#)	All other option awards: number of securities underlying options(6) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value stock and option awards(7) ($)
Name			Thres- hold(3) ($)	Target ($)	Maxi- mum(4) ($)
David H. Mowry
Cash incentive award	N/A	02/13/14	21,945	438,890	658,336
Stock option	08/12/14	07/22/14					66,373	21.66	655,281
Stock grant	08/12/14	07/22/14				30,009			649,995
Shawn T McCormick
Cash incentive award	N/A	02/13/14	9,111	182,216	273,324
Stock grant	02/26/14	01/08/14				12,500			240,500
Stock option	08/12/14	07/22/14					22,051	21.66	217,703
Stock grant	08/12/14	07/22/14				9,970			215,950
Terry M. Rich
Cash incentive award	N/A	02/13/14	13,827	276,544	414,816
Stock grant	02/26/14	01/08/14				12,500			240,500
Stock option	08/12/14	07/22/14					22,307	21.66	220,230
Stock grant	08/12/14	07/22/14				10,085			218,441
Kevin M. Klemz
Cash incentive award	N/A	02/13/14	6,599	131,983	197,975
Stock grant	02/26/14	01/08/14				25,000			481,000
Stock option	08/12/14	07/22/14					20,085	21.66	198,293
Stock grant	08/12/14	07/22/14				9,081			196,694
Gregory Morrison
Cash incentive award	N/A	02/13/14	5,955	119,092	178,638
Stock grant	02/26/14	01/08/14				25,000			481,000
Stock option	08/12/14	07/22/14					18,102	21.66	178,716
Stock grant	08/12/14	07/22/14				8,184			177,265

(1)	With respect to stock awards and option awards, the grant date was not necessarily the board approval date since the grant date was the third full trading day after the public release of our then most recent financial results. With respect to newly hired officers, the grant date may be the first day of their employment.
(2)	Represents amounts payable under our corporate performance incentive plan for 2014, which was approved by our board of directors on February 13, 2014. The actual amounts paid under the corporate performance incentive plan are reflected in the “Non-equity incentive compensation” column of the Summary Compensation Table.
(3)	The threshold amount for awards payable under our corporate performance incentive plan assumes the satisfaction of the threshold level of the lowest weighted financial performance goal.
(4)	Maximum amounts reflect payout of the portion of our annual cash incentive bonus tied to corporate financial performance goals at a maximum rate of 150% of target and the portion of our annual cash incentive bonus tied to individual performance goals at a rate of 100% of target under our corporate performance incentive plan.
(5)	Represents stock grants in the form of restricted stock units granted under our stock incentive plan. The restricted stock units granted on February 26, 2014 vest and become issuable over time, with the last tranche becoming issuable on February 26, 2018 or earlier if certain share price targets are met, and in each case, so long as the individual remains an employee or consultant of Tornier. The restricted stock units granted on August 12, 2014 vest and become issuable over time, with the last tranche becoming issuable on June 1, 2018, in each case, so long as the individual remains an employee or consultant of Tornier.

(6)	Represents options granted under our stock incentive plan. All options have a ten-year term and vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments.
(7)	See notes (3) and (4) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock awards and option awards.

Tornier N.V. Corporate Performance Incentive Plan. Under the terms of the Tornier N.V. corporate performance incentive plan, our named executive officers, as well as certain of our other employees, earn annual cash incentive bonuses based on our financial performance and individual objectives. The material terms of the plan are described in detail under “—Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation.”

Tornier N.V. 2010 Incentive Plan. At a general meeting of shareholders on August 26, 2010, our shareholders approved the Tornier N.V. 2010 incentive plan, which permits the grant of a wide variety of equity awards to our employees, directors and consultants, including incentive and non-qualified options, stock appreciation rights, stock grants, stock unit grants, cash-based awards and other stock-based awards. Our stock incentive plan is designed to assist us in attracting and retaining our employees, directors and consultants, provide an additional incentive to such individuals to work to increase the value of our ordinary shares, and provide such individuals with a stake in our future which corresponds to the stake of each of our shareholders.

Our shareholders approved an amendment to the stock incentive plan on June 27, 2012 to increase the number of ordinary shares available for issuance under the plan. The stock incentive plan, as amended, reserves for issuance a number of ordinary shares equal to the sum of (i) the number of ordinary shares available for grant under Tornier’s prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under our prior stock option plan as of such date); (ii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under our prior stock option plan; and (iii) 2.7 million. As of December 28, 2014, 1.6 million ordinary shares remained available for grant under the stock incentive plan, and there were 6.1 million ordinary shares covering outstanding awards under such plan as of such date. For purposes of determining the remaining ordinary shares available for grant under the stock incentive plan, to the extent that an award expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of ordinary shares to which the award related, the undelivered ordinary shares will again be available for grant. Similarly, ordinary shares withheld or surrendered in payment of an exercise price or taxes relating to an award under the stock incentive plan will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the stock incentive plan. The total number of ordinary shares available for issuance under the stock incentive plan and the number of ordinary shares subject to outstanding awards are subject to adjustment in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in our corporate structure or our ordinary shares.

Our board of directors has the ability to amend the stock incentive plan or any awards granted thereunder at any time, provided that, certain amendments are subject to approval by our shareholders and subject to certain exceptions, no amendment may adversely affect any outstanding award without the consent of the affected participant. Our board of directors also may suspend or terminate the stock incentive plan at any time, and, unless sooner terminated, the stock incentive plan will terminate on August 25, 2020.

Under the terms of the stock incentive plan, stock options must be granted with a per share exercise price equal to at least 100% of the fair market value of an ordinary share on the grant date. For purposes of the plan, the fair market value of an ordinary share is the closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market. We set the per share exercise price of all stock options granted under the plan at an amount at least equal to 100% of the fair market value of our ordinary shares on the grant date. Options become exercisable at such times and in such installments as may be determined by our board of directors or compensation committee, provided that most options may not be exercisable after 10 years from their grant date. The vesting of our stock options is generally time-based and is as follows: 25% of the shares underlying the stock option vest on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of Tornier.

Currently, optionees must pay the exercise price of stock options in cash, except that our compensation committee may allow payment to be made (in whole or in part) by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the grantee but will reduce the number of ordinary shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method.

Under the terms of the grant certificates under which stock options have been granted to the named executive officers, if an executive’s employment or service with Tornier terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will: (i) immediately terminate if the executive’s employment or service relationship with Tornier terminated for cause; (ii) continue for a period of one year if the executive’s employment or service relationship with Tornier terminated as a result of his or her death or disability; or (iii) continue for a period of 90 days if the executive’s employment or service relationship with Tornier terminated for any reason, other than for cause or upon death or disability.

Stock grants under the plan are made in the form of restricted stock units and assuming the recipient continuously provides services to Tornier (whether as an employee or as a consultant) typically vest and the ordinary shares underlying such grants are issued over time. The specific terms of vesting of a stock grant depend upon whether the award is a performance recognition grant, talent acquisition grant, special recognition grant or discretionary grant. Performance recognition grants are typically made in mid-year and vest, or become issuable, in four as nearly equal as possible annual installments on June 1st of each year. Promotional performance recognition grants and talent acquisition grants granted to promoted employees and new employees and special recognition grants vest in a similar manner, except that the first installment is pro-rated, depending upon the grant date. Grants also may vest upon the achievement of certain financial performance goals, such as those based on revenue, expenses, profitability, productivity, cash flows, asset utilization, shareholder return, share price and other similar financial performance measures, or individual performance goals.

As a condition of receiving stock options or stock grants, recipients, including our named executive officers, must agree to pay all applicable tax withholding obligations in connection with the awards. With respect to stock grants, our executives must agree to pay in cash all applicable tax withholding obligations, or alternatively, may give instructions to, and authorize, any brokerage firm determined acceptable to us for such purpose to sell on the executive’s behalf that number of ordinary shares issuable upon vesting of the stock grant as we determine to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligation.

As described in more detail under “—Potential Payments Upon Termination or Change in Control,” if a change in control of Tornier occurs, then, under the terms of our stock incentive plan, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding unexercised stock options and stock awards that have not vested for each of our named executive officers that remained outstanding at our fiscal year-end, December 28, 2014. We did not have any “equity incentive plan” awards within the meaning of the SEC rules outstanding on December 28, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2014

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units that have not vested(4) ($)
David H. Mowry	39,398 13,142	9,092 10,223	23.61 18.04	08/12/2021 08/10/2022
	7,641	9,825	17.28	02/26/2023
	19,080	41,977	19.45	08/09/2023
	—	66,373	21.66	08/12/2024
					66,750	1,699,455
Shawn T McCormick	23,987	18,658	18.15	09/04/2022
	8,357	18,388	19.45	08/09/2023
	—	22,051	21.66	08/12/2024
					36,088	918,800
Terry M. Rich	38,286	17,404	23.36	03/12/2022
	8,124	6,319	18.04	08/10/2022
	8,471	18,637	19.45	08/09/2023
	—	22,307	21.66	08/12/2024
					35,682	908,464
Kevin M. Klemz	83,333	—	22.50	09/13/2020
	15,137	2,173	25.20	05/12/2021
	8,727	6,788	18.04	08/10/2022
	7,128	15,682	19.45	08/09/2023
	—	20,085	21.66	08/12/2024
					34,698	883,411
Gregory Morrison	83,333	—	22.50	12/16/2020
	14,185	2,035	25.20	05/12/2021
	8,159	6,346	18.04	08/10/2022
	6,510	14,323	19.45	08/09/2023
	—	18,102	21.66	08/12/2024
					32,778	834,528

(1)	All stock options vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of Tornier. If a change in control of Tornier occurs, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms. For more information, see the discussion under “—Potential Payments Upon Termination or Change in Control.”
(2)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with Tornier terminates.
(3)	The release dates and release amounts for the unvested stock awards are as follows:

Name	06/01/15	06/01/16	02/26/17	06/01/17	02/26/18	06/01/18
Mr. Mowry	24,777	19,900	0	14,570	0	7,503
Mr. McCormick	10,877	10,880	3,125	5,588	3,125	2,493
Mr. Rich	13,941	7,310	3,125	5,659	3,125	2,522
Mr. Klemz	8,333	6,683	6,250	4,911	6,250	2,271
Mr. Morrison	7,659	6,115	6,250	4,458	6,250	2,046

If a change in control of Tornier occurs, all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance or condition will be deemed satisfied generally only to the extent of the stated target. In addition, the stock awards granted in February 2014, which are scheduled to vest on February 26, 2017 and February 26, 2018, may vest earlier if certain share price targets are met.

(4)	The market value of stock grants that had not vested as of December 28, 2014 is based on the per share closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on the last trading day of our fiscal year end, December 26, 2014 ($25.46).

Options Exercised and Stock Vested During Fiscal Year

The table below provides information regarding stock options that were exercised by our named executive officers and stock awards that vested for each of our named executive officers during the fiscal year ended December 28, 2014.

	Option awards(1)		Stock awards(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
David H. Mowry
Stock options	—	—
Restricted stock units			17,273	371,542
Shawn T McCormick
Stock options	—	—
Restricted stock units			14,634	340,278
Terry M. Rich
Stock options	—	—
Restricted stock units			17,668	405,539
Kevin M. Klemz
Stock options	—	—
Restricted stock units			18,562	450,269
Gregory Morrison
Stock options	535	2,375
Restricted stock units			18,113	440,611

(1)	The number of shares acquired upon exercise reflects the gross number of shares acquired absent netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our ordinary shares on the exercise date, as reported by the NASDAQ Global Select Market, less the per share exercise price.
(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of shares surrendered or sold to satisfy tax withholding requirements. The value realized on vesting of the restricted stock unit awards held by each of the named executive represents the gross number of our ordinary shares acquired, multiplied by the closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on the vesting date or the last trading day prior to the vesting date if the vesting date is not a trading day.

Potential Payments Upon a Termination or Change in Control

Severance Arrangements – Generally. Tornier Inc., our primary U.S. operating subsidiary, is a party to employment agreements with each of our named executive officers, which agreements provide for certain severance protections. Under such agreements, if the executive’s employment is terminated by Tornier, Inc. without “cause” (as such term is defined in the employment agreements), in addition to any accrued but unpaid salary and benefits through the date of termination, the executive will be entitled to base salary and health and welfare benefit continuation for 12 months following termination, and, in the event the executive’s employment is terminated without cause due to non-renewal of the employment agreements by Tornier, Inc., the executive also will be entitled to a payment equal to his or her pro rata annual bonus for the year of termination.

Change in Control Arrangements – Generally. Under the terms of the employment agreements Tornier Inc. has entered into with each of the named executive officers, in the event the executive’s employment is terminated without cause or by the executive for “good reason” (as such term is defined in the employment agreements) within 12 months following a change in control, the executive will be entitled to receive accrued but unpaid salary and benefits through the date of termination, a lump sum payment equal to his base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock grants.

In addition to the change in control severance protections provided in the employment agreements with our executives, our prior stock option plan and our current stock incentive plan under which stock options and stock grants have been granted to our named executive officers contain “change in control” provisions. Under our prior stock option plan and current stock incentive plan, if there is a change in control of Tornier, then, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target. Alternatively, the compensation committee may determine that outstanding awards will be cancelled as of the consummation of the change in control and that holders of cancelled awards will receive a payment in respect of such cancellation based on the amount of per share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

A “change in control” under our current stock incentive plan means:

•	the acquisition (other than from Tornier) by any person, entity or group, subject to certain exceptions, of 50% or more of either our then-outstanding ordinary shares or the combined voting power of our then-outstanding ordinary shares or the combined voting power of our then-outstanding capital stock entitled to vote generally in the election of directors;

•	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors;

•	consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were Tornier shareholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation);

•	approval by our shareholders of a liquidation or dissolution of Tornier; or

•	the consummation of the sale of all or substantially all of our assets with respect to which persons who were our shareholders immediately prior to such sale do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

The definition of change in control in our prior stock option plan and executive employment agreements is not identical but substantially similar to the definition in our current stock incentive plan.

Potential Payments to Named Executive Officers. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) any termination (including for cause) or resignation, or a voluntary/for cause termination; (ii) an involuntary termination without cause; (iii) an involuntary termination without cause or a resignation for good reason within 12 months following a change in control, or a qualifying change in control termination; (iv) termination by reason of an executive’s death and (v) termination by reason of an executive’s disability. The amounts shown assume that the applicable triggering event occurred on December 28, 2014, and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Type of payment	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death/ Disability ($)
David H. Mowry	Cash severance(1)	—	550,000	550,000	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	438,890	—
	Option award acceleration(4)	—	—	677,543	—
	Stock award acceleration(5)	—	—	1,699,455	—

	Total	—	564,936	3,380,824	—
Shawn T McCormick	Cash severance(1)	—	365,456	365,456	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	182,216	—
	Option award acceleration(4)	—	—	330,696	—
	Stock award acceleration(5)	—	—	918,800	—

	Total	—	380,392	1,812,105	—
Terry M. Rich	Cash severance(1)	—	369,694	369,694	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	276,544	—
	Option award acceleration(4)	—	—	280,210	—
	Stock award acceleration(5)	—	—	908,464	—

	Total	—	384,630	1,849,848	—
Kevin M. Klemz	Cash severance(1)	—	332,868	332,868	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	131,983	—
	Option award acceleration(4)	—	—	221,504	—
	Stock award acceleration(5)	—	—	883,411	—

	Total	—	347,804	1,584,703	—
Gregory Morrison	Cash severance(1)	—	300,002	300,002	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	119,092	—
	Option award acceleration(4)	—	—	202,485	—
	Stock award acceleration(5)	—	—	834,528	—

	Total	—	314,938	1,471,043	—

(1)	Represents the value of salary continuation for 12 months or payment of a lump sum equal to 12-months’ base salary following the executive’s termination, as applicable.
(2)	Includes the value of medical, dental and vision benefit continuation for each executive and their family for 12 months following the executive’s termination. With respect to a qualifying change in control termination, we will bear the entire cost of coverage.
(3)	Includes value of full target bonus for the year of the change in control. In the case of all of the named executive officers, if the termination is an involuntary termination without cause and the date of termination is such that the termination is structured as a non-renewal of the executive’s employment agreement, then under such circumstances a pro rata portion of the executive’s annual bonus would be required to be paid under the terms of the executive’s employment agreement.
(4)	The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the per share market price of our ordinary shares underlying the unvested stock options held by such executive as of December 26, 2014, the last trading day of fiscal 2014, based upon the per share closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on December 26, 2014 ($25.46), and (ii) the per share exercise price of the options held by such executive. The range of per share exercise prices of unvested stock options held by our named executive officers included in the table as of December 28, 2014 was $17.28 to $25.20.
(5)	The value of the automatic acceleration of the vesting of stock awards held by a named executive officer is based on: (i) the number of unvested stock awards held by such officer as of December 28, 2014, multiplied by (ii) the per share market price of our ordinary shares as of last trading day of fiscal 2014, December 26, 2014 based upon the per share closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on December 26, 2014 ($25.46).

Risk Assessment of Compensation Policies, Practices and Programs

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices and programs and related compensation governance structure work together in a manner so as to encourage our employees, including our named executive officers, to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

•	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

•	while performance-based, or at risk, compensation constitutes a significant percentage of the overall total compensation of many of our employees, including in particular our named executive officers, and thereby we believe motivates our employees to help fulfill our corporate mission, vision and values, including specific and focused company performance goals, the non-performance based compensation for most employees for most years is also a sufficiently high percentage of their overall total compensation that we do not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation;

•	for most employees, our performance-based compensation has appropriate maximums;

•	a significant portion of performance-based compensation of our employees is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a four-year period of time thereby focusing our employees on our long-term interests; and

•	performance-based or variable compensation awarded to our employees, which for our higher-level employees, including our named executive officers, constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes several different performance measures and goals that are drivers of long-term success for Tornier and our shareholders.

As a matter of best practice, we will continue to monitor our compensation policies, practices and programs to ensure that they continue to align the interest of our employees, including in particular our executive officers, with those of our long-term shareholders while avoiding unnecessary or excessive risk.

MISCELLANEOUS

Proposals for the 2016 Annual General Meeting of Shareholders

If any shareholder wishes to propose a matter for consideration at our 2016 annual general meeting of shareholders, the proposal should be delivered to Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for our 2016 annual general meeting of shareholders, a proposal must be received by our Vice President, Chief Legal Officer and Secretary on or before January 16, 2016, unless the date of the 2016 annual general meeting is changed by more than 30 days from the date of the 2015 annual general meeting of shareholders, and must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other shareholder proposals to be presented at our 2016 annual general meeting of shareholders, including director nominations, must be given in writing to our Senior Vice President, Chief Legal Officer and Secretary no later than 60 days prior to our 2016 annual general meeting of shareholders, as required by our articles of association.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our articles of association and the rules and regulations of the SEC. You may contact Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, for a copy of the relevant provisions of our articles of association regarding the requirements for making shareholder proposals.

Proxy Solicitation Costs

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of our company without additional compensation. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our shareholders.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, (+ 31) 20 675 4002.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our company, at the address or telephone number provided above.

Copies of 2014 Annual Report on Form 10-K and Dutch Statutory Annual Accounts

Our annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 28, 2014 are being sent to shareholders together with this proxy statement on or about May 14, 2015.

Our annual report on Form 10-K, including the financial statements and the financial statement schedules thereto, and our Dutch statutory annual accounts for the fiscal year ended December 28, 2014 are available without charge upon written request to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. The annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 28, 2014 are also available on our website at www.tornier.com.

By Order of the Board of Directors

/s/ Sean D. Carney
Sean D. Carney Chairman

May 14, 2015

TORNIER N.V.

AMENDED AND RESTATED 2010 INCENTIVE PLAN

(As proposed to be amended and restated on June 18, 2015)

1. PURPOSE

The purpose of this Plan is to promote the interests of the Company and its Affiliates by authorizing the Committee to grant Awards to Eligible Recipients in order to (i) attract and retain such individuals, (ii) provide an additional incentive to such individuals to work to increase the value of Stock, and (iii) provide such individuals with a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders. The Plan shall become effective as of the Effective Date.

2. DEFINITIONS

2.1. Adverse Action. Adverse Action means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial, or adverse to the interests of the Company or any Affiliate, including: (i) disclosing confidential information of the Company or any Affiliate to any person not authorized by the Company or Affiliate to receive it, (ii) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Affiliate, or (iii) interfering with the relationships of the Company or any Affiliate and their respective employees, independent contractors, customers, prospective customers, and vendors.

2.2. Affiliate. Affiliate means any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any other entity determined by the Committee to be an “Affiliate” for purposes of this Plan.

2.3. Award. Award means, individually or collectively, an Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant, Cash-Based Award, or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.4. Award Agreement. Award Agreement means either: (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic certificate or statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5. Board. Board means the Management Board of the Company or any successor thereto, provided, that if the Management Board does not exist, “Board” means the Board of Directors of the Company.

2.6. Cash-Based Award. Cash-Based Award means an Award, denominated and paid in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 9.1 of this Plan.

2.7. Cause. Cause means with respect to any Participant: (i) the Participant has engaged in conduct that in the judgment of the Committee constitutes gross negligence, misconduct, or gross neglect in the performance of the Participant’s duties and responsibilities, including any breach of the policies of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics, the Company’s Code of Conduct on Insider

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Trading and Confidentiality and the Company’s Code of Conduct on Interactions with U.S. Customers, and conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the Participant at the Company’s expense, (ii) the Participant has been convicted of or has pled guilty to a felony for fraud, embezzlement, or theft, (iii) the Participant has engaged in a breach of any policy of the Company for which termination of employment or service is a permissible consequence, or (iv) the Participant has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any; provided, however, that if, subsequent to the Participant’s voluntary termination for any reason or involuntary termination by the Employer without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall be deemed to have been terminated for Cause for all purposes under this Plan.

2.8. Change in Control. Change in Control means (i) the acquisition (other than from the Company) after the Effective Date by any person, entity, or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of either the then-outstanding ordinary shares or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors, (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, (iii) consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation), (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company, or (v) the consummation of the sale of all or substantially all of the assets of the Company with respect to which persons who were the shareholders of the Company immediately prior to such sale do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

2.9. Code. Code means the United States Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.10. Committee. Committee means the Compensation Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent directors” as defined in the Listing Rules of the Nasdaq Global Market (or other applicable exchange or market on which the Stock may be traded or quoted). In the case of any Award that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, the Committee will be comprised of at least two persons, each of whom are “outside directors” within the meaning of Section 162(m) of the Code. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in the Plan. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein.

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2.11. Company. Company means Tornier N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands or any successor thereto.

2.12. Consultant. Consultant means a person engaged to provide consulting or advisory services (other than as an Employee or a Non-Employee Director) to the Company or any Affiliate that: (i) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13. Director. Director means any member of the Board.

2.14. Disability. Disability means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders a Participant unable to engage in any substantial gainful activity. The Committee shall determine whether a Participant has a Disability. If a Participant disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician’s determination as to whether a Participant has a Disability shall be binding on the Company and the Participant.

2.15. Disqualifying Disposition. Disqualifying Disposition means any disposition (including any sale) of Stock acquired upon the exercise of an ISO made within the period that ends either (i) two (2) years after the date the Participant was granted the ISO or (ii) one (1) year after the date the Participant acquired Stock by exercising the ISO.

2.16. Effective Date. Effective Date means the date on which the Company’s shareholders (acting at a duly called meeting of such shareholders) approve the adoption of this Plan as amended and restated.

2.17. Eligible Recipients. Eligible Recipients means all Employees, all Non-Employee Directors, and all Consultants.

2.18. Employee. Employee means any individual performing services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or an Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or an Affiliate during such period. An individual shall not cease to be an Employee in the case of: (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company or any Affiliate. For purposes of ISOs, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or an Affiliate, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any ISO held by a Participant shall cease to be treated as an ISO and shall be treated for tax purposes as a Non-ISO. Neither service as a Non-Employee Director nor payment of a Non-Employee Director’s retainer or other fee by the Company shall be sufficient to constitute “employment” by the Company.

2.19. Fair Market Value. Fair Market Value means with respect to the Stock, as of any date: (i) the closing sale price of the Stock as of such date at the end of the regular trading session, as reported by the Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange, or any national securities exchange on which the Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade), (ii) if the Stock is not so listed, admitted to unlisted trading privileges, or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or

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quoted on such date, as of the next preceding date on which there was such a trade or quote); or (iii) if the Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination shall be final, conclusive, and binding for all purposes and on all persons, including the Company, the shareholders of the Company, the Participants, and their respective successors-in-interest. No member of the Committee shall be liable for any determination regarding the Fair Market Value of the Stock that is made in good faith.

2.20. Full Value Award. Full Value Award means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of shares of Stock.

2.21. Grant Date. Grant Date means the date an Award is granted to a Participant pursuant to this Plan. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

2.22. IPO. IPO means an initial underwritten public offering of the Company’s equity securities pursuant to an effective Form S-1 registration statement filed under the 1933 Act.

2.23. IPO Effective Date. IPO Effective Date means the effective date of an IPO.

2.24. ISO. ISO means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of Section 422 of the Code.

2.25. 1933 Act. 1933 Act means the United States Securities Act of 1933, as amended. Any reference to a section of the 1933 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1933 Act.

2.26. 1934 Act. 1934 Act means the United States Securities Exchange Act of 1934, as amended. Any reference to a section of the 1934 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1934 Act.

2.27. Non-Employee Director. Non-Employee Director means any Director who is not an Employee of the Company or an Affiliate of the Company.

2.28. Non-ISO. Non-ISO means an option granted under this Plan to purchase Stock which is not intended to satisfy the requirements of Section 422 of the Code.

2.29. Option. Option means an ISO or a Non-ISO.

2.30. Other Stock-Based Award. Other Stock-Based Award means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Section 9.2 of this Plan.

2.31. Participant. Participant means an Eligible Recipient who receives one or more Awards under this Plan.

2.32. Performance Goals. Performance Goals mean with respect to any applicable Award, one or more targets, goals, or levels of attainment required to be achieved in terms of the specified performance measures (as determined by the Committee in its sole discretion) during the specified Performance Period, as set forth in the related Award Agreement. For purposes of Awards that are intended to qualify as exempt performance-based compensation under Section 162(m), a Performance Goal will mean an objectively determinable measure or objectively determinable measures of performance relating to any, or any combination, of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies

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and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the Committee in its discretion. Provided that the Committee has specified at least one Performance Goal that is intended to qualify an Award under the performance-based compensation exception under Section 162(m), the Committee may specify other performance goals or criteria (whether or not noted herein) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may establish that, in the case of any Award intended to qualify for such exception, one or more of the Performance Goals applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or nonrecurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Goal or Goals.

2.33. Performance Period. Performance Period means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.34. Plan. Plan means this Tornier N.V. Amended and Restated 2010 Incentive Plan, as the same may be amended from time to time.

2.35. Prior Plan. Prior Plan means the Tornier B.V. Amended and Restated Stock Option Plan, which was adopted effective as of July 18, 2006, as the same may be amended from time to time.

2.36. Retirement. Retirement means, unless otherwise defined in an Award Agreement or in a written employment, services, or other agreement between the Participant and the Company or an Affiliate, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function.

2.37. Rule 16b-3. Rule 16b-3 means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.38. Stock. Stock means the ordinary shares of the Company, with a par value per share as defined in the articles of association of the Company, or the number and kind of shares or other securities into which such Stock may be changed in accordance with Section 3.6 of this Plan.

2.39. Stock Appreciation Right. Stock Appreciation Right means a right which is granted under Section 7 of this Plan to receive the appreciation in a share of Stock.

2.40. Stock-Based Award. Stock-Based Award means any equity-based or equity-related Award made pursuant to this Plan, including Options, Stock Appreciation Rights, Stock Grants, Stock Unit Grants, and Other Stock-Based Awards.

2.41. Stock Grant. Stock Grant means a grant under Section 8 of this Plan which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

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2.42. Stock Unit Grant. Stock Unit Grant means a grant under Section 8 of this Plan which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.

2.43. Ten Percent Shareholder. Ten Percent Shareholder means an individual who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of shares of either the Company, an Affiliate or a “parent corporation” (within the meaning of Section 424(e) of the Code).

3. SHARES AVAILABLE FOR ISSUANCE; GRANT LIMITS AND ADJUSTMENTS

3.1. Stock Available for Issuance. Subject to adjustment as provided in Section 3.6, the maximum number of shares of Stock that shall be available for issuance under this Plan shall be the sum of:

(a) 5,200,000;

(b) The number of shares of Stock available for grant under the Prior Plan as of the IPO Effective Date (not including any shares of Stock that are subject to outstanding “options” (as defined in the Prior Plan) under the Prior Plan as of the IPO Effective Date, or any shares of Stock that were issued pursuant to options granted under the Prior Plan prior to the IPO Effective Date); and

(c) The number of shares of Stock underlying options which have been granted pursuant to the Prior Plan and are outstanding as of the IPO Effective Date that remain undelivered following any expiration, cancellation, forfeiture, cash settlement, or other termination of such options following the IPO Effective Date; and

(d) The number of shares of Stock issued or subject to Awards granted under the Plan in connection with the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of the Company and/or any Affiliate(s) acquiring, merging, or consolidating with another entity; and

(e) The number of shares that are unallocated and available for grant under a stock plan assumed by the Company or any Affiliate(s) in connection with the merger, consolidation, or acquisition of another entity by the Company and/or any of its Affiliates, based on the applicable exchange ratio and other transaction terms, but only to the extent that such shares may be utilized by the Company or its Affiliates following the transaction pursuant to the rules and regulations of the Nasdaq Global Market (or other applicable market or exchange on which the Company’s Stock may be quoted or traded);

provided, however, that no more than the maximum number of shares of Stock authorized for issuance under this Plan may be issued pursuant to Full Value Awards and no more than the maximum number of shares of Stock authorized for issuance under this Plan may be issued in connection with the exercise of ISOs.

3.2. Code Section 162(m) Limits. The following additional annual limits will apply to Awards payable to any Participant in any calendar year:

(a) Options: 2,000,000 shares of Stock.

(b) Stock Appreciation Rights: 2,000,000 shares of Stock.

(c) Any other Award that is not a Cash-Based Award: 2,000,000 shares of Stock.

(d) Cash-Based Awards: $5,000,000.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the share limits applicable to Options and Stock Appreciation Rights refer to the number of shares of Stock underlying such Awards; (iii) the share limit

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under clause (c) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (c) assuming a maximum payout; (iv) Awards other than Cash-Based Awards that are settled in cash will count against the applicable share limit under clause (a), (b) or (c) and not against the dollar limit under clause (d); and (v) the dollar limit under clause (d) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (d) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Code Section 162(m), including, without limitation, where applicable, the rules under Code Section 162(m) pertaining to permissible deferrals of exempt awards.

3.3. Source of Stock. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company.

3.4. Accounting for Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Shares covered by an Award shall be counted as used only to the extent they are actually issued; provided, however, that the full number of Shares subject to a Stock Appreciation Right that is settled by the issuance of Shares shall be counted against the Shares authorized for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Right. Furthermore, any Shares withheld to satisfy tax withholding obligations in respect of Awards issued under this Plan, any Shares withheld to pay the exercise price of Awards issued under this Plan and any Shares not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.4 shall be counted against the Shares authorized for issuance under this Plan. Any Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards. Any Shares related to Awards under this Plan or under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan.

3.5. Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.6. Adjustments to Stock and Awards.

(a) In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of the Company after the date of grant of any Award, or in the event of any change in applicable laws or circumstances that results in or could result in, in either case, the substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall make appropriate adjustment (which determination shall be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sublimits set forth in Sections 3.1, 3.2 and 3.8, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive, and binding on Participants under this Plan.

(b) Notwithstanding anything else herein to the contrary, without affecting the number of shares of Stock reserved or available hereunder and the sublimits in Sections 3.1, 3.2 and 3.8, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 409A, 422 and 424 of the Code, as and where applicable.

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3.7. Prohibition on Repricing Options and Stock Appreciation Rights. Except as set forth in Section 3.6, the Company may not, without obtaining shareholder approval: (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash or other securities.

3.8. Limitation on Non-Employee Director Awards. Notwithstanding any other provision of the plan, the maximum aggregate number of shares of Stock subject to Awards to any one Non-Employee Director in any one calendar year may not exceed 100,000; provided, that such limit shall not apply to any election of a Non-Employee Director to receive shares of Stock in lieu of all or a portion of any annual Board, chair and other retainers and any meeting fees otherwise payable in cash.

4. COMMITTEE

4.1. Plan Administration. This Plan shall be administered by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary. Notwithstanding anything in the Plan to the contrary, to the extent required by the laws of The Netherlands, Awards granted pursuant to this Plan (to the extent they constitute Options or other rights to acquire shares of Stock or Stock Grants) shall be deemed to have been granted subject to the approval of such Award (including its terms and conditions as established by the Committee) by the Board (if and to the extent the Company’s general meeting of shareholders has delegated such authority to the Board) or by the Company’s general meeting of shareholders itself (if and to the extent the Company’s general meeting of shareholders has not delegated such authority to the Board), and no Awards shall be effective until such approval, as applicable, is received. The Committee acting in its sole discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to Section 12 and Section 17 herein and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Participant, and on each other person directly or indirectly affected by such action. The Committee shall not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Recipient shall have the right to require him or her to execute an agreement which makes the Eligible Recipient subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

4.2. Administration of Certain Awards. This Section 4.2 applies to any Award intended to qualify as exempt performance-based compensation under Code Section 162(m), as determined by the Committee. In the case of any Award to which this Section 4.2 applies (other than, with respect to clauses (ii), (iii) and (iv), Options and Stock Appreciation Rights), (i) the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exemption, notwithstanding anything to the contrary in the Plan; (ii) the Committee will pre-establish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the Award for such exemption), one or more Performance Goals applicable to such Award, the amount or amounts that will be payable or earned (subject to reduction as describe below) if the Performance Goals are achieved, and such other terms and conditions as the Committee deems appropriate with respect to the Award; (iii) at the close of the applicable Performance Period the Committee will certify whether the applicable Performance Goals have been attained; and (iv) no amount will be paid under such Award unless the Performance Goal

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applicable to the payment of such amount have been so certified, except as provided by the Committee consistent with such exemption; and (v) the Committee may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one Participant), reduce the actual payment, if any, to be made under such Award to the extent consistent with such exemption.

4.3. Participants Based Outside of the United States. In addition to the authority of the Committee under Section 4.1 and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Affiliate in order to comply with local legal requirements, to otherwise protect the Company’s or Affiliate’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more subplans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section 4.2: (i) to reserve shares or grant Awards in excess of the limitations provided in this Plan, (ii) to grant an Option or Stock Appreciation Right having an exercise price less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date in violation of this Plan, or (iii) for which shareholder approval would then be required pursuant to Section 17.2.

5. ELIGIBILITY

Only Employees shall be eligible for the grant of ISOs under this Plan. All Eligible Recipients shall be eligible for the grant of Non-ISOs, Stock Appreciation Rights, Cash-Based Awards, Other Stock-Based Awards, and for Stock Grants and Stock Unit Grants under this Plan.

6. OPTIONS

6.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Options to Eligible Recipients under this Plan to purchase shares of Stock subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each grant of an Option to an Eligible Recipient shall be evidenced by an Award Agreement, and each Award Agreement shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its sole discretion deems consistent with the terms of this Plan; provided, however, that if the Committee grants an ISO and a Non-ISO to an Employee on the same date, the right of the Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO. To the extent that any ISO (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such ISO (or portion thereof) shall continue to be outstanding for purposes of this Plan but shall thereafter be deemed to be a Non-ISO.

6.2. $100,000 Limit. To the extent the aggregate Fair Market Value (determined as of the date of grant) of Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess ISOs shall be treated as Non-ISOs.

6.3. Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 shall be determined by the Committee in its sole discretion at the time of grant; provided, however, that other than with respect to any substitute Award described in Section 3.1, such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date and; provided, further, that if the Option is an ISO granted to an Employee who is a Ten Percent Shareholder, the per share price for each share of Stock subject to such ISO shall be no less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the date such ISO is granted.

6.4. Payment.

(a) The exercise price of an Option shall be payable in full upon the exercise of such Option in cash (including check, bank draft, or money order); provided, however, that the Committee, in its sole

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discretion, may allow such payments to be made, in whole or in part, by (i) by a “net exercise” of the Option (as further described in paragraph (b), below), (ii) through cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market, (iii) by a combination of such methods; or (iv) any other method approved or accepted by the Committee in its sole discretion.

(b) In the case of a “net exercise” of an Option, a Participant shall receive the number of shares of Stock underlying the Options so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Options divided by the Fair Market Value on the date of exercise (the “Reduced Shares”). In the event of a “net exercise” of an Option, Options to purchase the Reduced Shares shall be cancelled in exchange for the right to receive an amount (the “Redemption Amount”) equal to the Fair Market Value of the Reduced Shares on the date of exercise. The Redemption Amount shall automatically be applied by the Company to satisfy the amount the Participant is required to pay to exercise the Options. Thereafter, the Participant shall receive the number of shares of Stock remaining after such Reduced Shares have been cancelled. Shares of Stock shall no longer be outstanding under an Option (and shall therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares cancelled to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

6.5. Exercisability and Duration. An Option shall become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant and as set forth in the related Award Agreement, including (i) the achievement of one or more Performance Goals, or that (ii) the Participant remain in continuous employment or service with the Company or an Affiliate for a certain period; provided, however, that no Option shall be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an ISO that is granted to a Ten Percent Shareholder on the date the Option is granted).

6.6. Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission, or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Stock to be purchased in accordance with Section 6.4 of this Plan.

6.7. Disqualifying Disposition. Each Participant who receives an ISO shall notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an ISO.

7. STOCK APPRECIATION RIGHTS

7.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Stock Appreciation Rights to Eligible Recipients under this Plan subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Appreciation Right grant shall be evidenced by an Award Agreement or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by an Award Agreement for the related Option.

7.2. Exercise Price. The exercise price of a Stock Appreciation Right shall be determined by the Committee, in its sole discretion, at the time of grant; provided, however, that other than with respect to any substitute Award described in Section 3.1, such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date.

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7.3. Exercisability and Duration. A Stock Appreciation Right shall become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant and as set forth in the related Award Agreement, including (i) the achievement of one or more Performance Goals, or that (ii) the Participant remain in continuous employment or service with the Company or an Affiliate for a certain period; provided, however, that no Stock Appreciation Right shall be exercisable after ten (10) years from its Grant Date.

7.4. Manner of Exercise. A Stock Appreciation Right shall be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

7.5. Settlement. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a share of Stock on the date of exercise over the per share exercise price; by

(b) The number of shares of Stock with respect to which the Stock Appreciation Right is exercised.

7.6. Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.5 shall be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Stock, or a combination thereof, as the Committee determines in its sole discretion.

8. STOCK GRANTS AND STOCK UNIT GRANTS

8.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Recipients, subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Grant and each Stock Unit Grant shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, under which Stock shall be issued under the Stock Grant or cash shall be paid under the Stock Unit Grant and the conditions under which the Participant’s interest in any Stock which has been issued shall become non-forfeitable.

8.2. Conditions.

(a) Conditions to Issuance of Stock. The Committee acting in its sole discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one or more conditions which the Committee deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of a Participant only after each such condition, if any, has been timely satisfied. In addition to any restrictions set forth in a Participant’s Award Agreement, until such time that the Stock underlying a Stock Grant has vested pursuant to the terms of the Award Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber such Stock. The Committee shall take into account compliance with local laws relating to payment for shares of Stock in connection with any Stock Grant made under the Plan, to the extent applicable.

(b) Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its sole discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of a Participant under a Stock Grant non-forfeitable subject to the satisfaction of one or more conditions, including the achievement of one or more Performance Goals, that the Committee acting in its sole discretion deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. A Participant’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition.

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8.3. Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as a Participant’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Participant as soon as practicable thereafter.

8.4. Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Stock Grant, the Participant must file, within thirty (30) days following the Grant Date of the Stock Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Stock Grant is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

9.1. Cash-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee shall determine, subject to limitations under applicable law. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements.

9.2. Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Stock) in such amounts and subject to such terms and conditions as the Committee shall determine, subject to limitations under applicable law. Such Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants or payment in cash or otherwise of amounts based on the value of shares of Stock, and may include Stock-Based Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

9.3. Value of Cash-Based Awards and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee in its sole discretion. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on shares of Stock, as determined by the Committee in its sole discretion. The Committee may establish Performance Goals in its sole discretion for any Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Cash-Based Awards or Other Stock-Based Awards that shall be paid out to the Participant shall depend on the extent to which the Performance Goals and any other non-performance terms have been met.

9.4. Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to an Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash for any Cash-Based Award and in cash or shares of Stock for any Other Stock-Based Award, as the Committee determines in its sole discretion, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.

10. DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding

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the foregoing or any other provision of this Plan to the contrary, the Committee shall not grant dividend equivalents based on the dividends declared on shares of Stock that are subject to an Option or Stock Appreciation Right. Dividend equivalents shall be accrued for the account of the Participant and shall be paid to the Participant on the date on which the corresponding Awards are exercised, settled, paid, or become free of restrictions, as applicable. Dividend equivalents shall be subject to forfeiture to the same extent that the corresponding Awards are subject to forfeiture as provided in this Plan or any Award Agreement.

11. EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE

11.1. Termination Due to Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 11.3 and 11.5, in the event a Participant’s employment or other service with the Company and all Affiliates is terminated by reason of death or Disability:

(a) All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of one (1) year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination shall be terminated and forfeited;

(b) All outstanding Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of the date of such termination, and all outstanding but unpaid Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination, shall be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Affiliate, as the case may be, is terminated by reason of death or Disability prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one (1) year), the Committee may, in its sole discretion, cause shares of Stock to be delivered or payment made with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. The Committee shall consider the provisions of Section 11.5 and shall have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Stock or other payment, including whether the Participant again becomes employed. If the effective date of such termination is on or after the end of the Performance Period applicable to an Award which vests based on the achievement of Performance Goals, then any such Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.

11.2. Termination for Reasons Other than Death, Disability, or Actions Constituting Cause or Adverse Action. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 11.3 and 11.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Affiliates is terminated for any reason other than (i) death, (ii) Disability, or (iii) due to actions constituting Cause or Adverse Action:

(a) All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination shall be terminated and forfeited.

(b) All Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of such termination, and all outstanding unpaid Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination, shall be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if the effective date of such termination is on or after the end of the Performance Period applicable to an Award which vests based on the achievement of Performance Goals, then any such Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.

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11.3. Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 11, upon a Participant’s termination of employment or other service with the Company or any Affiliate, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Stock Grants, Stock Unit Grants, Cash-Based Awards, and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest, or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (i) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date, and (ii) any such action by the Committee adversely affecting any outstanding Award shall not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 3.6, 11.5, 12, or 17).

11.4. Determination of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service shall, for purposes of this Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Affiliate for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records. Notwithstanding the foregoing, if payment of an Award that is subject to Section 409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination shall also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code shall be treated as a termination of employment or service, as the case may be.

11.5. Additional Forfeiture Events.

(a) Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Section 11.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or an Affiliate, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Affiliate and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, during such period and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividend equivalents paid or other distributions made with respect to any shares subject to any Award). The Company shall be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or an Affiliate) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 11.5(a) shall not apply to any Participant following a Change in Control.

(b) Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company with respect to any Award received by such individual under this Plan during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

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12. CHANGE IN CONTROL

12.1. Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.6 and 4.1 of this Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the Award Agreement evidencing an Award at the time of grant or at any time after the grant of an Award, (i) all outstanding Options and Stock Appreciation Rights shall become immediately exercisable in full and shall remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options or Stock Appreciation Rights have been granted remains in employment or service with the Company or any Affiliate, (ii) all restrictions and vesting requirements applicable to any Award based solely on the continued service of the Participant shall terminate, and (iii) all Awards the vesting or payment of which are based on Performance Goals shall vest as though such Performance Goals were fully achieved at target and shall become immediately payable; provided, however, that no Award that provides for a deferral of compensation within the meaning of Section 409A of the Code shall be accelerated upon the occurrence of a Change in Control unless the event or circumstances constituting the Change in Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Section 409A of the Code. The treatment of any other Awards in the event of a Change in Control shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

12.2. Alternative Treatment of Stock-Based Awards. In connection with a Change in Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of a Stock-Based Award or at any time after the grant of such an Award, may determine that any or all outstanding Stock-Based Awards granted under this Plan, whether or not exercisable or vested, as the case may be, shall be canceled and terminated and that in connection with such cancellation and termination the holder of such Stock-Based Award shall receive for each share of Stock subject to such Award a cash payment (or the delivery of shares, other securities or a combination of cash, shares and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a share of Stock in connection with such Change in Control and the purchase price per share, if any, under the Award, multiplied by the number of shares of Stock subject to such Award (or in which such Award is denominated); provided, however, that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a Change in Control may be received by holders of shares of Stock on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any shares of Stock issued pursuant to a Stock-Based Award that immediately prior to the effectiveness of the Change in Control are subject to no further restrictions pursuant to this Plan or an Award Agreement (other than pursuant to the securities laws) shall be deemed to be outstanding shares of Stock and receive the same consideration as other outstanding shares of Stock in connection with the Change in Control.

12.3. Limitation on Change in Control Payments. Notwithstanding anything in Section 12.1 or 12.2 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award as provided in Section 12.1 or the payment of cash in exchange for all or part of a Stock-Based Award as provided in Section 12.2 (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 12.1 or 12.2 shall be reduced (or acceleration of vesting eliminated) to the largest amount as shall result in no portion of such

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“payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (i) the amount of such payments absent such reduction, minus (ii) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments, and provided further that such payments shall be reduced (or acceleration of vesting eliminated) in the following order: (a) Options with an exercise price above fair market value that have a positive value for purposes of Section 280G of the Code, (b) pro rata among Awards that constitute deferred compensation under Section 409A of the Code, and (c) finally, among the Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 12.3 shall not apply and any “payments” to a Participant pursuant to Section 12.1 or 12.2 shall be treated as “payments” arising under such separate agreement.

13. PAYMENT OF WITHHOLDING TAXES

13.1. General Rules. The Company is entitled to (i) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or an Affiliate), or make other arrangements for the collection of, all amounts the Company reasonably determines are required to satisfy any and all federal, foreign, state, and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividend equivalents with respect to, an Award or a disqualifying disposition of shares received upon exercise of an ISO, or (ii) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Stock, with respect to an Award. When withholding for taxes is effected under this Plan, it shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the Company.

13.2. Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 13.1 by withholding shares of Stock underlying an Award, electing to tender, or by attestation as to ownership of, other shares of Stock held by a Participant, by delivery of a Broker Exercise Notice, or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Stock withheld by the Company or tendered or covered by an attestation shall be valued at their Fair Market Value.

14. NON-TRANSFERABILITY

14.1. General Rule. Except as provided in Section 14.2, no Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall be exercisable during a Participant’s lifetime only by the Participant. The person or persons to whom an Award is transferred by will or by the laws of descent and distribution or pursuant to Section 14.2, thereafter shall be treated as the Participant.

14.2. Transfers to Family Members. A Non-ISO may be transferred by a Participant to a “family member” (as defined in Rule 701(c)(3) of the 1933 Act) of such Participant or to a trust exclusively for the benefit of one or more of such family members of such Participant; provided, however, that such transfer is made as a gift without consideration, and such transfer complies with applicable securities laws.

15. SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, a Participant shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, a Participant shall make a written

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representation to the Company that he or she shall not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

16. LIFE OF PLAN

Subject to earlier termination as provided in Section 17 below, this Plan shall terminate at midnight on August 25, 2020. No Award shall be granted after termination of this Plan, but Awards outstanding upon termination of this Plan shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

17. AMENDMENT, MODIFICATION, OR TERMINATION

17.1. Generally. Subject to other subsections of this Section 17 and Section 17.3, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Stock or other terms and conditions of an Award, extend the term of an Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however, that the amended or modified terms are permitted by this Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

17.2. Shareholder Approval. No amendments to this Plan shall be effective in respect of any jurisdiction without approval of the Company’s shareholders if shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Stock is then traded, applicable United States state corporate laws or regulations, applicable United States federal laws or regulations, or the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan.

17.3. Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension, or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence shall not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.6, 11.5, 12 or 17.4 of this Plan.

17.4. Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, including Section 422 and 409A of the Code and Rule 16b-3 of the Exchange Act, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.4 to any Award granted under this Plan without further consideration or action.

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18. DEFERRED COMPENSATION

It is intended that all Awards issued under this Plan be in a form and administered in a manner that shall comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan shall be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Section 18 to the contrary, with respect to any Award subject to Section 409A of the Code, no amendment to or payment under such Award shall be made except and only to the extent permitted under Section 409A of the Code. Neither the Committee nor the Company shall be liable to anyone for any federal, state, local, or foreign taxes, interest, or penalties incurred by anyone in connection with the participation in or receipt of benefits under the Plan, including, but not limited to, any taxes, interest, or penalties incurred on account of the failure of the Plan or the operation of the Plan to comply with, or be exempt from, Section 409A.

19. MISCELLANEOUS

19.1. Shareholder Rights. Except as otherwise specifically provided in the Plan or in an Award Agreement, no person shall be entitled to the rights and privileges of share ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that person. Specifically, no Participant shall have any rights as a shareholder of the Company as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Participant. A Participant’s rights as a shareholder in the shares of Stock that remain subject to forfeiture under Section 8.2(b) shall be set forth in the related Award Agreement.

19.2. No Contract of Employment. No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company. The grant of an Award to a Participant under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Participant any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Award Agreement.

19.3. Construction. All references to Sections are to Sections of this Plan unless otherwise indicated. Each term set forth in Section 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. In this Plan, except where otherwise indicated by clear contrary intention, “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and “or” is used in the inclusive sense of “and/or”. Wherever possible, each provision of this Plan and any Award Agreement shall be interpreted so that it is valid under the applicable law. If any provision of this Plan or any Award Agreement is to any extent invalid under the applicable law that provision shall still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also shall continue to be valid, and the entire Plan and Award Agreement shall continue to be valid in other jurisdictions. If there is any conflict between the terms of this Plan and the terms of any Award Agreement, the terms of this Plan shall control.

19.4. Other Conditions. Each Award Agreement may require that a Participant (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock or cash subject to any other Award) enter into any agreement or make such representations prepared by the Company, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or other Award or provides for the repurchase of such Stock by the Company.

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19.5. Rule 16b-3. The Committee shall have the right to amend any Award to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Participant as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Section 16 of the 1934 Act might be applicable to such grant or transfer.

19.6. Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with a Participant which expressly provides for the acceleration in vesting of an outstanding Award or for the extension of the deadline to exercise any rights under an outstanding Award, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Award and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Award was granted; provided, however, no extension of the deadline to exercise any rights under an outstanding Option or Stock Appreciation Right shall be permitted to the extent such extension would cause the Option or Stock Appreciation Right to become subject to the requirements of Section 409A of the Code.

19.7. Fractional Shares. No fractional shares of Stock shall be issued or delivered under this Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be forfeited or otherwise eliminated by rounding up or down.

19.8. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or the Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

19.9. Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Affiliate unless provided otherwise in such plan.

19.10. Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations, and actions relating to this Plan shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise provided in an Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

19.11. Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

19.12. Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (i) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award

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hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (ii) permit Participants to use electronic, internet, or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

19.13. No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

19.14. Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

19.15. Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

19.16. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*        *        *

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TORNIER N.V. PRINS BERNHARDPLEIN 200 1097 JB AMSTERDAM THE NETHERLANDS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 16, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 16, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M93851-P67111 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TORNIER N.V.
The Board of Directors recommends you vote FOR the following proposals:
1.	Appointment of two non-executive directors nominated by the Board of Directors	For	Against	Abstain
	Nominees:
	1a. Appointment of Sean D. Carney for non-executive director. Mark “For” to appoint Carney.	☐	☐	☐
	1b. Appointment of Richard B. Emmitt for non-executive director. Mark “For” to appoint Emmitt.	☐	☐	☐			For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015.	☐	☐	☐	7.	Release of the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended December 28, 2014.	☐	☐	☐
3.	Appointment of E&Y Accountants LLP as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is not completed during the fiscal year 2015, and therefore, subject to a condition subsequent if the proposed merger with Wright is completed during the fiscal year 2015	☐	☐	☐	8.

Extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for the shares) until December 18, 2016 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction.

							☐	☐	☐
4.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015.	☐	☐	☐	9.

Renewal of the authorization of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to maximum authorized share capital at the time of the issue until June 18, 2020.

							☐	☐	☐
5.	Appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 27, 2015, assuming the proposed merger with Wright is completed during the fiscal year 2015, and therefore, subject to a condition precedent that the proposed merger with Wright is completed during the fiscal year 2015.	☐	☐	☐	10.

Renewal of the authorization of our board of directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in agenda item 9 above until June 18, 2020.

							☐	☐	☐
6.	Adoption of our Dutch statutory annual accounts for the fiscal year ended December 28, 2014.	☐	☐	☐	11.	Approval of the Tornier N.V. Amended and Restated 2010 Incentive Plan.	☐	☐	☐
					NOTE: In his discretion, upon such other matters as may properly come before the meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K and Dutch Annual Report are available at www.proxyvote.com.

M93852-P67111

TORNIER N.V.

PROXY

Annual General Meeting of Shareholders

June 18, 2015

(Solicited on Behalf of the Board of Directors)

The undersigned shareholder of Tornier N.V. hereby constitutes and appoints David H. Mowry and Kevin M. Klemz or any one of them, to act as the attorneys and proxies of the undersigned, each with full power of substitution and revocation, to vote for and otherwise to represent in the name, place and stead of the undersigned at our Annual General Meeting of Shareholders to be held at our offices at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, on Thursday, June 18, 2015 at 9:00 a.m. (Central European Time), the number of votes the undersigned would be entitled to cast if personally present at the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1 AND “FOR” EACH OTHER PROPOSAL. The instructions entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting.